As filed with the Securities and Exchange Commission on June 8, 2005
Registration No. 333-124905

U.S. SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Amendment No. 1 to
FORM SB-2

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

CLARKSTON FINANCIAL CORPORATION
(Name of Small Business Issuer in its Charter)

_________________

Michigan (State or other jurisdiction of incorporation or organization)	6712 (Primary Standard Industrial Classification Code Number)	38-3412321 (I.R.S. Employer Identification No.)

6600 Highland Road, Suite 24
Waterford, Michigan 48327
(248) 922-6945

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices and principal place of business)

J. Grant Smith
Chief Financial Officer and Chief Operating Officer
6600 Highland Road, Suite 24
Waterford, Michigan 48327
(248) 922-6945

(Name, address, including zip code, and telephone number,
including area code, of agent for service)

Copies to:

Harvey Koning Varnum, Riddering, Schmidt & Howlett LLP 333 Bridge Street NW, Suite 1700 Grand Rapids, Michigan 49504 (616) 336-6000	David Warner Jaffe, Raitt, Heuer & Weiss, PC 27777 Franklin Road, Suite 2500 Southfield, Michigan 48034 (248) 351-3000

        Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this Registration Statement.

        If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box.[ ]

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Being Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share (1)	Proposed Maximum Aggregate Offering Price (2)	Amount of Registration Fee
Common Stock (no par value)	261,477	$20	$5,229,540	$615.52(3)

(1)	Estimated solely for purposes of calculating the registration fee pursuant to SEC Rule 457(a).
(2)	The maximum aggregate offering price is based on the estimated maximum offering price per share of $20.
(3)	Previously paid.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PROSPECTUS
Up to 261,477 Shares

Common Stock

        We are distributing, together with this prospectus, subscription rights to purchase shares of our common stock to persons who own our common stock as of the close of business on June 6, 2005, the record date. Shareholders will receive one subscription right for every four shares of our common stock that they own on the record date, rounded down to the nearest whole number. Each subscription right will entitle you to purchase one share of our common stock at the subscription price of $18.00 per share. The subscription rights are exercisable beginning on the date of this prospectus and will expire at 5:00 p.m., Eastern Daylight Time, on July 15, 2005. You will receive your shares as soon as practicable after the valid exercise, as described herein, of your basic subscription rights. Your subscription, once made, is irrevocable. In addition, if you timely exercise all of your subscription rights, you may be entitled to exercise over-subscription privileges to purchase additional shares of our common stock at the same subscription price, subject to the limitations set forth in this prospectus. If you purchase stock in the rights offering, you will be able to purchase shares of our common stock without incurring broker’s commissions.

        In addition, we may conduct a limited public offering of any shares that are not subscribed for in the rights offering. This offering would be available only to persons selected by us, in our sole discretion. If we conduct the limited public offering, offerees will have the opportunity to subscribe to purchase shares at $18.00 per share, the same price as the rights offering share price. The limited public offering will have minimum and maximum subscriptions of 5,000 and 100,000 shares per subscriber, respectively, provided that we may waive these limitations in our sole discretion. We will not commence the limited public offering until after the expiration of the rights offering. If commenced, the limited public offering will expire at the close of business on August 12, 2005, unless we extend it in our sole discretion. We reserve the right to reject, in whole or in part, any subscription tendered in the limited public offering. The rights offering and the limited public offering described above are collectively referred to in this prospectus as the “offering.”

        We will conduct the rights offering. Donnelly Penman & Partners will act as our financial advisor in connection with the rights offering. The limited public offering will be conducted solely on a “best efforts” basis by us and by Donnelly Penman & Partners, which we have retained to act as our exclusive sales agent in connection with the limited public offering. The subscription agent for the rights offering, Continental Stock Transfer & Trust Company, will deposit all subscription funds upon receipt in a segregated account. Accepted funds upon the closing of the rights offering will be immediately available to us because there is no minimum aggregate number of shares that must be subscribed for as a condition to accepting subscriptions and closing the rights offering. We reserve the right to amend or terminate the offering at any time. In the event that we terminate the offering, the funds will be returned promptly to you without interest.

        Shares of our common stock are currently quoted on the OTC Bulletin Board under the symbol “CKSB.” On May 31, 2005, the last reported sales price for our common stock on the OTC Bulletin Board was $20.25.

        You should carefully consider the risk factors beginning on page 10 of this prospectus before buying additional shares of our common stock.

	Price	Underwriting Discounts and Commissions(1)	Proceeds to Us(3)
Per Share	$18	$0(2)	$18
Total Amount for Offering (261,477 shares)	$4,706,586	$0(2)	$4,706,586

(1)	We have agreed to pay Donnelly Penman & Partners, which we have retained as our financial advisor in connection with the rights offering, a flat advisory fee of $30,000 for its assistance with the rights offering, regardless of how many shares are sold in the rights offering. In addition, if the 261,477 shares offered by this prospectus are not all sold in the rights offering, we intend to conduct a limited public offering. Subject to the following exceptions, we have agreed to pay Donnelly Penman & Partners, which will act as our sales agent in connection with the limited public offering, a 6% placement fee on shares sold in the limited public offering. Donnelly Penman & Partners has agreed to limit its sales agent commission to 3% on shares sold to our current shareholders and to certain individuals identified by us in writing before the offering. Notwithstanding the foregoing, if an additional broker-dealer is used in connection with the sale of shares in this offering, the 6% fee referred to above shall be changed to 7%, a portion of which will be paid by Donnelly Penman & Partners to the other broker-dealer on such conditions as agreed to in writing by Donnelly Penman & Partners and the other broker-dealer. See "Financial Advisor and Sales Agent Arrangement" for details.

(2)	Placement fees above assume that all of the 261,477 shares offered by this prospectus will be sold in the rights offering. In that case, we are not required to pay any placement fees or commissions to Donnelly Penman & Partners as our sales agent, but are required to pay the flat advisory fee of $30,000 described in footnote (1) above. There can be no assurance that this assumption will prove correct and placement fees may be payable to the sales agent, as described in footnote (1) above, if the rights offering is undersubscribed, with the result that proceeds might be less than illustrated. See "Financial Advisor and Sales Agent Arrangement" for details.

(3)	Before offering expenses (other than the placement fees), including the $30,000 advisory fee described in footnote (1) above and legal, accounting, printing, and other expenses estimated at $70,000.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

        These securities are not savings accounts, deposits or obligations of any bank and are not insured by Clarkston State Bank or by the Federal Deposit Insurance Corporation (FDIC) or any other federal or state government agency.

FINANCIAL ADVISOR AND SALES AGENT

The date of this prospectus is June 8, 2005

You should rely only on information contained or incorporated by reference in this prospectus. We have not authorized any person to make a statement that differs from what is in this prospectus. If any person does make a statement that differs from what is in this prospectus, you should not rely on it. This prospectus is not an offer to sell, nor is it seeking an offer to buy, these securities in any state in which the offer or sale is not permitted. The information in this prospectus is complete and accurate as of its date, but the information may change after that date.

PROSPECTUS SUMMARY

        You should read the following summary together with the more detailed information and consolidated financial statements appearing elsewhere in this prospectus. Except as otherwise specified, financial information and other references in this prospectus to Clarkston Financial Corporation include Clarkston State Bank. We use “Clarkston” in this prospectus to refer to Clarkston Financial Corporation and, where the context requires, Clarkston Financial Corporation and Clarkston State Bank collectively.

        This prospectus contains forward-looking statements. The outcome of the events described in these forward-looking statements is subject to risks and actual results could differ materially. The sections entitled “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Business” contain a discussion of some of the factors that could contribute to those differences.

Questions and Answers About Clarkston Financial Corporation

Q:	What is Clarkston Financial Corporation?

A:	Clarkston Financial Corporation was incorporated in 1998 under Michigan law and is a bank holding company owning all of the outstanding common stock of Clarkston State Bank. Clarkston State Bank is organized as a Michigan chartered bank with depository accounts insured by the Federal Deposit Insurance Corporation (the “FDIC”). Clarkston State Bank’s primary service area is Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in northern Oakland County, Michigan. Clarkston State Bank provides a full range of commercial and consumer banking services for small to medium size businesses as well as individuals. Clarkston State Bank offers a broad array of deposit products and may also provide customers with trust services through third-party service providers. As of March 31, 2005, we had total assets of $173.4 million, total deposits of $142.3 million, and stockholders’ equity of $12.1 million.

Q:	Where are we located?

A:	Our principal executive offices are located at 6600 Highland Road, Suite 24, Waterford, Michigan 48327. Our telephone number is (248) 922-6945.

Questions and Answers About the Offering

Q:	What is a rights offering?

A:	A rights offering is an opportunity for you (as a current shareholder of Clarkston Financial Corporation) to purchase additional shares of our common stock at a fixed price of $18.00 per share and in an amount proportional to your existing interest, which enables you to avoid or limit dilution of your ownership interest in Clarkston.

Q:	Why are we engaging in the offering?

A:	We are undertaking the offering to raise additional capital for the purposes discussed below and described in more detail in "Use of Proceeds" on page 17.

Q:	How many shares will directors and executive officers of Clarkston purchase?

A:	Directors, executive officers and their affiliates, who beneficially own approximately 25.4% of our common stock as of the date of this prospectus (including stock to be issued upon the exercise of stock options exercisable within 60 days), have indicated that they expect to purchase approximately 25,238 shares in the offering, subject to the limitations set forth in this prospectus. If all of such shares are purchased, directors, executive officers and their affiliates will beneficially own (including stock to be issued upon the exercise of stock options exercisable within 60 days) approximately 22.4% of our outstanding common stock assuming all 261,477 shares offered under this prospectus are sold. In addition, directors, executive officers and their affiliates may exercise their oversubscription rights if shares are available, which could increase their beneficial ownership beyond 24.3%.

Q:	How much money will Clarkston receive from the offering?

A:	Our gross proceeds from the rights offering will depend on the number of shares that are purchased. If we sell all 261,477 shares which are offered, then we will receive gross proceeds of approximately $4.7 million, before deducting expenses payable by us, estimated to be approximately $100,000. If 75% of the total number of shares offered are purchased (approximately 196,108 shares), we will receive gross proceeds of approximately $3.5 million. If 50% of the total number of shares offered are purchased (approximately 130,738 shares), we will receive gross proceeds of approximately $2.4 million. Estimated expenses of $100,000, payable by us, will be incurred regardless of the number of actual shares purchased.

In addition to the expenses noted above, if all of the 261,477 shares being offered by this prospectus are not sold in the rights offering, we intend to conduct a limited public offering to sell the balance of the shares. This will result in additional expenses of approximately $10,000. In addition, we are required to pay a commission on all shares sold in the limited public offering by Donnelly Penman & Partners, which we have retained as our sales agent for the limited public offering. See “Financial Advisor and Sales Agent Arrangement” for details regarding these commissions.

Q:	What will Clarkston do with the proceeds of the offering?

A:	We expect that the proceeds of the offering will be applied first to pay the expenses associated with the offering. The maximum net proceeds of the offering is approximately $4.6 million. We expect to use substantially all of the net proceeds to provide initial capital to the new bank we intend to form, Huron Valley State Bank (not yet incorporated and subject to regulatory approval). If regulatory approval is received, Huron Valley State Bank will be capitalized with all or substantially all of the net proceeds raised in this offering, plus proceeds of an offering of the common stock of Huron Valley State Bank, which we are conducting as its organizer, plus funds we currently have on hand. If Huron Valley State Bank is formed, we will own at least a majority of its outstanding common stock, with the balance owned by purchasers of its common stock in the Huron Valley State Bank offering. See “Use of Proceeds.” Although we expect to use the proceeds in the manner discussed above, we reserve the right to use the proceeds in any manner that we consider appropriate.

Q:	What is a subscription right?

A:	We are distributing to you, at no charge, one subscription right for every four shares of common stock that you owned on June 6, 2005, the record date, rounded down to the nearest whole number. Each subscription right entitles you to purchase one share of our common stock for $18.00 per share. When you “exercise” a subscription right, that means that you choose to purchase the common stock that the subscription right entitles you to purchase. You may exercise any number of your subscription rights, or you may choose not to exercise any subscription rights. You cannot give or sell your subscription rights to anybody else. Only you can exercise them, unless you hold your shares through your own individual retirement account, as explained below. Each right carries with it a basic subscription privilege and an over-subscription privilege, as described in more detail below.

Q:	What if I hold my shares in an IRA?

A:	If you hold your shares in an independent retirement account (IRA), you can purchase your shares either through your IRA or in your own name, or some combination of both. Thus, it is not necessary that shares held by your IRA be purchased by the IRA. You can purchase the shares outside of your IRA if you title them in your name.

Q:	What is the basic subscription privilege?

A:	The basic subscription privilege of each subscription right entitles you to purchase one share of our common stock at a subscription price of $18.00 per share. You will receive one subscription right for every four shares of common stock that you owned on the record date, rounded down to the nearest whole number.

Q:	What is the over-subscription privilege?

A:	We do not expect that all of our shareholders will exercise all of their basic subscription privileges. By extending over-subscription privileges to our shareholders, we are providing for the purchase of those shares which are not purchased through exercise of basic subscription privileges. The over-subscription privilege entitles you, if you fully exercise your basic subscription privilege, to subscribe for additional shares of common stock not acquired by other holders of rights at the same subscription price of $18.00 per share. As described below, there are limitations on your over-subscription privilege.

Q:	What are the limitations on the over-subscription privilege?

A:	We will issue up to approximately 261,477 shares of common stock total in the rights offering. The number of shares available for over-subscription privileges will be 261,477 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 100,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 161,477 shares available for purchase by shareholders exercising over-subscription privileges, subject to certain limitations. The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. If the remaining shares are insufficient to fulfill the requests by all shareholders exercising over-subscription privileges, your over-subscription purchase will be limited based on a proration of the number of shares you and other shareholders exercising their over-subscription privilege own as of the record date. In addition, absent the approval of our Board of Directors in its discretion, you will not be entitled to purchase shares of our common stock pursuant to your over-subscription privilege which would cause you to own 10% or more of our common stock.

In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges, even if we have shares available. Any shares remaining thereafter may be sold to shareholders as determined by our Board of Directors in its discretion.

Please contact J. Grant Smith, our CFO, at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6945, with any questions concerning the number of the shares that you may purchase pursuant to your over-subscription privilege.

Q:	Must I pay the offering price in cash?

A:	Yes. All individuals who wish to participate in the offering must timely pay the offering price by wire transfer, personal check, bank draft or cashier's check drawn upon a U.S. bank that is received by the subscription agent before expiration of the applicable offering.

Q:	Has the Board of Directors made a recommendation regarding this rights offering?

A:	Neither our Board of Directors nor Donnelly Penman & Partners, which we have retained as our financial advisor in connection with the rights offering, makes any recommendation to you about whether you should exercise any rights.

Q:	How long will the rights offering last?

A:	You will be able to exercise your subscription rights only during a limited period. If you do not exercise your subscription rights before 5:00 p.m., Eastern Daylight Time, on July 15, 2005, your subscription rights will expire.

Q:	What are limitations on the offering?

A:	Absent the approval of our Board of Directors in its discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege which would cause you to own 10% or more of our common stock.

Q:	Can Clarkston amend or cancel the offering?

A:	Yes. Our Board of Directors may amend or cancel the offering at any time prior to its completion for any reason (including as a result of a change in the market price of our common stock). If we amend the offering in a material way, we will offer subscribers the opportunity to change their subscriptions to the extent required by the Securities and Exchange Commission (the “SEC”). If we cancel the offering, any money received from subscribers will be refunded promptly, without interest.

Q:	How many shares of common stock will be outstanding after the offering?

A:	The number of shares of common stock that will be outstanding after the offering depends on the number of shares that are purchased. If we sell all of the shares offered by this prospectus, then we will issue 261,477 new shares of common stock. As a result, we would have approximately 1,307,386 shares of common stock outstanding immediately after the offering.

Q:	How many shares may I purchase in the rights offering?

A:	You will receive one subscription right for every four shares of common stock that you owned on June 6, 2005, the record date, rounded down to the nearest whole number. We will not issue any fractional shares of common stock for the exercise of any rights. Each subscription right entitles you to purchase one share of common stock for $18.00 per share. If you exercise all of the subscription rights that you receive, you may have the opportunity to purchase additional shares of common stock. On the enclosed shareholder rights certificate, you may exercise your over-subscription privilege by indicating the number of additional shares that you wish to purchase for $18.00 per share. However, we may not be able to honor your over-subscription privilege for as many additional shares as you request on your shareholder rights certificate if the number of shares available for sale pursuant to the exercise of all over-subscription privileges is not sufficient to satisfy in full all over-subscription privileges. Subject to the limitations discussed herein, we also have the discretion to issue less than the total number of shares that may be available for over-subscription requests.

Q:	After I exercise my rights, can I change my mind?

A:	No. Once you submit your subscription certificate and payment, it is irrevocable.

Q:	When will I receive my new shares?

A:	If you purchase shares of common stock through either the basic subscription privilege and/or the over-subscription privilege, you will receive shares as soon as practicable after the expiration date, July 15, 2005. Subject to state securities laws and regulations, we have the discretion to delay allocation and distribution of any shares purchased in the offering in order to comply with state securities laws.

Q:	How and by what date must I exercise my subscription rights?

A:	You must properly complete the attached shareholder rights certificate and deliver it to the subscription agent, Continental Stock Transfer & Trust Company, before 5:00 p.m., Eastern Daylight Time, on July 15, 2005. The subscription agent’s address, for delivery purposes, is Continental Stock Transfer & Trust Company, Reorganization Department, 17 Battery Place, 8th Floor, New York, New York, 10004. We have provided a return envelope for your convenience. Your shareholder rights certificate must be accompanied by proper payment for each share that you wish to purchase.

Q:	What should I do if I want to participate in the rights offering but my shares are held in the name of my broker or a custodian bank?

A:	If you hold shares of Clarkston common stock through a broker, dealer or other nominee, we will ask your broker, dealer or nominee to notify you of the rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, dealer or nominee with the other rights offering materials.

Q:	How did Clarkston arrive at the $18.00 per share offering price?

A:	The $18.00 offering price was established by our Board of Directors in the exercise of its discretion. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the offering price.

Q:	May residents of all states participate in the rights offering?

A:	No. Shareholders in the following states may participate in the rights offering: Alaska, Connecticut, Delaware, Illinois, Kansas, Massachusetts, Michigan, Mississippi, New Hampshire, New Mexico, New York, North Carolina, Rhode Island, South Carolina, Vermont, Virginia, Washington, West Virginia, and Wyoming. The offering of shares in the rights offering is either registered or exempt from registration under the securities laws of these states.

In certain states, the shares to be issued in the rights offering have not been registered and there is no exemption from registration. Shareholders residing in the following states are not eligible to participate in the rights offering: Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Minnesota, Missouri, Montana, Nebraska, Nevada, New Jersey, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, Tennessee, Texas, Utah, and Wisconsin.

Q:	Why are you also conducting a limited public offering?

A:	Our goal is to sell 261,477 shares of our common stock. As described elsewhere in this prospectus, we intend to use the proceeds from this offering to purchase a majority of the common stock to be issued by Huron Valley State Bank, a de novo bank for which we have applied for regulatory approval to establish. If we are not successful in selling 261,477 shares of our common stock in the rights offering, we intend to conduct a limited public offering in order to sell the balance of the shares not sold in the rights offering. If we sell all 261,477 shares in the rights offering, we will not conduct a limited public offering.

Q:	If you conduct the limited public offering, can I buy shares in the limited public offering?

A:	Whether or not you exercise the basic subscription privilege and/or the over-subscription privilege granted to you pursuant to this prospectus, you may subscribe to purchase shares of our common stock in the limited public offering at the same price as the rights offering share price; however, we retain the right, in our sole discretion, to select which subscribers we will sell shares of common stock to in the limited public offering. Each subscriber for shares in the limited public offering must subscribe to purchase at least 5,000 shares and may purchase no more than 100,000 shares, unless we waive such limitations in our sole discretion.

Q:	How do I purchase shares in the limited public offering?

A:	If a limited public offering is conducted (to sell shares that were not sold in the rights offering), you may subscribe for shares by properly completing and signing the subscription documents that we will provide for that purpose, and returning them, along with payment of the entire subscription price for all of the shares for which you are subscribing, to Clarkston Financial Corporation on or before the expiration date of the limited public offering, which is August 12, 2005. All subscription funds received will be immediately available to us because there is no minimum number of shares that must be subscribed for as a condition to accepting subscriptions and closing the offering. Remember that the minimum purchase requirement is 5,000 shares, and the maximum purchase requirement is 100,000 shares, unless we waive such limitations in our sole discretion. In addition, we retain the right to accept or reject subscriptions for shares in the limited public offering in our sole discretion.

Q:	What if I have more questions?

A:	If you have more questions about the limited public offering, please contact John C. Donnelly or Sean O’Donnell at Donnelly Penman & Partners, our sales agent for the limited public offering, at (866) 440-2482. In addition, you may write or call J. Grant Smith, our CFO, at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6945.

Summary Consolidated Financial Data

        The summary consolidated financial data presented below for, and as of the end of, each of the years in the five-year period ended December 31, 2004, are derived from our historical financial statements. Our consolidated financial statements for each of the five years ended December 31, 2004, have been audited by Plante & Moran PLLC, independent accountants. The following summary also presents our selected consolidated financial data at or for the three months ended March 31, 2005 and 2004. The balance sheet and income statement data has been derived from our unaudited consolidated quarterly financial statements which, in our opinion, include all adjustments (consisting of only normal, recurring adjustments) considered necessary for a fair presentation. This information should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto. Results for past periods are not necessarily indicative of results that may be expected for any future period.

	At or For the Three Months Ended March 31,		At or For the Year Ended December 31,

	2005	2004	2004	2003	2002	2001	2000

	(unaudited)	(unaudited)
	(dollars in thousands except per share data)
Summary of Operations:
Interest income	$2,500	$1,872	$8,233	$6,736	$5,942	$4,733	$3,323
Interest expense	1,019	673	2,996	2,566	2,709	2,638	1,661

Net interest income	1,481	1,199	5,237	4,170	3,233	2,095	1,662
Provision for possible loan losses	95	80	330	496	243	90	243

Net interest income after provision for
possible loan losses	1,386	1,119	4,907	3,674	2,990	2,005	1,419
Other operating income	244	133	717	1,134	590	553	225
Other operating expenses	1,351	850	3,969	2,973	2,575	1,940	1,416

Income before income taxes	279	402	1,655	1,835	1,005	618	228
Income taxes	100	100	378	367	204	195	(190)

Net income	$179	$302	$1,277	$1,468	$801	$423	$418

Per Common Share Data:
Net income
Basic	$0.17	$0.29	$1.23	$1.43	$0.78	$0.41	$0.41
Diluted	0.17	0.28	1.20	1.41	0.78	0.41	0.41
Book value	11.58	11.55	11.67	10.81	9.50	8.45	8.07
Weighted average shares outstanding	1,046	1,039	1,036	1,029	1,026	1,026	1,026

Selected Balances:
Assets	$173,448	$147,281	$163,379	$142,617	$115,335	$83,920	$60,220
Securities	38,982	50,109	44,384	49,064	54,742	42,510	30,331
Loans	125,547	87,489	112,186	84,052	54,722	34,455	25,762
Deposits	142,292	130,580	133,266	126,643	104,923	74,160	51,408
Stockholders' equity	12,109	11,996	12,201	11,232	9,758	8,667	8,278

Performance Ratios:
Return on average assets	0.43%	0.83%	0.84%	1.14%	0.79%	0.62%	1.01%
Return on average stockholders' equity	5.89%	10.40%	10.96%	14.32%	8.88%	4.85%	5.36%
Net interest margin(1)(2)	3.53%	3.41%	3.54%	3.34%	3.29%	3.13%	3.94%
Efficiency ratio(3)	78.32%	63.81%	66.37%	62.30%	71.17%	80.87%	74.68%

Asset Quality Ratios:
Non-performing loans to portfolio loans	0.26%	0.00%	0.00%	0.00%	0.00%	0.42%	0.00%
Non-performing assets to total assets	0.19%	0.00%	0.00%	0.00%	0.00%	0.17%	0.00%
Allowance for loan losses to portfolio loans	1.09%	1.19%	1.14%	1.30%	1.27%	1.22%	1.47%
Net loans charged-off to average
portfolio loans	0.01%	0.15%	0.15%	0.13%	-0.08%	0.17%	0.02%

Capital Ratios:
Average stockholders' equity to average
total assets	7.22%	8.01%	7.65%	7.99%	8.87%	12.71%	18.10%
Leverage ratio	9.75%	8.64%	10.06%	10.67%	8.32%	10.48%	15.03%
Tier 1 risk-based capital ratio	12.31%	12.28%	13.45%	15.27%	13.75%	18.98%	20.27%
Total risk-based capital ratio	13.32%	13.33%	14.50%	16.41%	14.76%	19.91%	21.21%

(1)	Net interest income divided by average interest-earning assets.
(2)	Calculated on a tax-equivalent basis.
(3)	Non-interest expense (excluding non-recurring charges) divided by the sum of net interest income, on a tax-equivalent basis, plus non-interest income (excluding securities gains or losses).

RISK FACTORS

        You should carefully consider the risks and uncertainties described below and the other information in this prospectus before deciding whether to invest in shares of our common stock. Additional risks and uncertainties not presently known to us or that we currently deem immaterial may also impair our business operations. If any of the following risks identified actually occur, our business, financial condition and operating results could be materially adversely affected. In such case, the trading price of our common stock could decline and you may lose part or all of your investment.

Risk Factors Relating to Our Business

Our plans to form and operate a de novo state chartered bank using the proceeds of this offering may prove to be unsuccessful.

        We have applied to the Office of Financial and Insurance Services of the Michigan Department of Labor & Economic Growth (“OFIS”) and the FDIC for permission to form a de novo bank chartered under Michigan law called Huron Valley State Bank. We are waiting for such regulatory approval. If we receive regulatory approval, we intend to organize Huron Valley State Bank and begin operations in the third or fourth quarter of 2005. We will be required to capitalize Huron Valley State Bank with at least $8,067,000. We are conducting this offering in order to raise capital for this purpose.

        As the organizer of Huron Valley State Bank, we are conducting a separate offering of its common stock. The net proceeds of that offering are expected to be between $3,067,000 and $5,822,000. Because the new bank must be capitalized with at least $8,067,000, and because our business plan is that we will own a majority of the outstanding common stock of the new bank, we will need to contribute a minimum of $5,000,000 to the capital of the new bank and may need to contribute more depending on the amount of stock of the new bank sold in that offering. If we sell all of the shares offered by this prospectus, we will receive maximum net proceeds of approximately $4.6 million. However, if the rights offering is undersubscribed and we sell the balance of the shares in the limited public offering, our proceeds will be less because we will incur additional expenses and placement agent fees, as discussed elsewhere in this memorandum. There can be no assurance that we will be able to sell all of the shares offered by this prospectus. We intend to fund the balance of our capital contribution to the new bank with funds that we currently have on hand and, if necessary, funds that we borrow from third parties. If borrowing is necessary, there can be no assurance that we will be able to secure such debt financing or, if we are able to secure financing, that it will be on terms favorable to us. We currently believe that such debt financing will be available to us, if needed, on acceptable terms. However, if we are required to obtain this financing to capitalize the new bank, it will increase our outstanding debt, which will increase the risk that the cash flow generated by our operations will not be sufficient to pay our debt service.

        In addition, there can be no assurance that we will receive the requisite regulatory approvals that will allow us to proceed with our plans to form and operate Huron Valley State Bank. Even if the requisite regulatory approvals are received on a timely basis and in an acceptable form, there can be no assurance that we will otherwise be successful in organizing Huron Valley State Bank or, if organized, that it will be successful. Start-up banks often incur a net operating loss during the first few years of their operation; however, there can be no assurance that our efforts to operate Huron Valley State Bank will ever be profitable.

        Our ability to obtain the requisite regulatory approvals, form and organize Huron Valley State Bank, and operate it successfully could have a material adverse affect on the value of our common stock.

Our allowance for loan losses may prove to be insufficient to absorb probable losses in our loan portfolio.

        Lending money is a substantial part of our business. However, every loan we make carries a certain risk that it will not be repaid in accordance with its terms or that any underlying collateral will not be sufficient to assure repayment. This risk is affected by, among other things:

•	cash flow of the borrower and/or the project being financed;

•	in the case of a collateralized loan, the changes and uncertainties as to the future value of the collateral;

•	the credit history of a particular borrower;

•	changes in economic and industry conditions; and

•	the duration of the loan.

        We maintain an allowance for loan losses which we believe is appropriate to provide for any probable losses in our loan portfolio. The amount of this allowance is determined by management through a periodic review and consideration of several factors, including:

•	an ongoing review of the quality, size and diversity of our loan portfolio;

•	evaluation of non-performing loans;

•	historical loan loss experience; and

•	the amount and quality of collateral, including guarantees, securing the loans.

        At March 31, 2005, our allowance for probable loan losses as a percentage of total loans was 1.09% (specifying the allowance as a percentage of our non-performing loans is not appropriate, as we did not have any non-performing loans as of March 31, 2005). If our loan losses exceed our allowance for probable loan losses, our business, financial condition and profitability may suffer.

Our future success is dependent on our ability to compete effectively in the highly competitive banking industry.

        We encounter strong competition from other financial institutions operating in our market and elsewhere. We compete with other competitors which are larger than us and have greater financial and personnel resources than we have. Because of this competition, we may have to pay higher rates of interest to attract deposits. In addition, because of our smaller size, the amount we can loan to one borrower is less than that for most of our competitors. This may impact our ability to seek relationships with larger businesses in our market area. Trends toward the consolidation of the banking industry and the lifting of interstate banking and branching restrictions may make it more difficult for us to compete effectively with large national and super-regional banking institutions.

We may require additional capital in the future, which may not be available or may only be available onunfavorable terms.

        As described in this prospectus, we are undertaking this offering in order to raise capital to purchase a majority interest in Huron Valley State Bank, a de novo bank for which we have applied for regulatory approval. We anticipate that substantially all of the capital raised in this offering will be contributed to Huron Valley State Bank (assuming regulatory approval is received).

        We believe that the net proceeds of the offering, together with the proceeds that are received in a separate offering of common stock of Huron Valley State Bank that we are conducting (as its organizer) and funds that we currently have on hand, will provide sufficient capital for Huron Valley State Bank, as currently planned. We do not currently anticipate the need for additional capital for our operations in the near future; however, in order to fund the continued growth of our bank operations, we may need additional capital in the future. If additional capital is needed, there can be no assurance that it will be available when desired or on such terms as we may find acceptable. If we are unable to obtain additional capital on acceptable terms, we may be forced to limit future growth due to capital adequacy requirements. If this occurs, our ability to grow or meet the needs of our customers may be adversely affected, which could result in the decline in the value of the shares. In addition, future efforts to raise capital through the sale of our securities could reduce the proportionate interest of our shareholders.

We may be adversely affected by interest rate changes.

        Like other financial institutions, our operating results are largely dependent on our net interest income. Net interest income is the difference between interest earned on loans and investments and interest expense incurred on deposits and other borrowings. Our net interest income is impacted by changes in market rates of interest, the interest rate sensitivity of our assets and liabilities, prepayments on our loans and investments and limits on increases in the rates of interest charged on our loans.

        Our interest-earning assets and our interest-bearing liabilities may react in different degrees to changes in market interest rates. Interest rates on some types of assets and liabilities may fluctuate prior to changes in broader market interest rates, while rates on other types may lag behind. We continually take measures intended to manage the risks resulting from changes in market interest rates.

Because our business is primarily in southeast Michigan, a downturn in the economy in that market area mayadversely effect our business.

        Although we believe that economic conditions in our market area have been generally favorable, we cannot assure you that such conditions will continue to prevail. Substantially all of our loans will be to businesses and individuals in southeast Michigan. Any decline in the economy of these areas could have an adverse impact on us. Unlike larger regional and multi-state banking operations that do not depend upon only a few markets, our loan and deposit growth will be generated predominately in southeast Michigan. Like most banking institutions, our net interest spread and margin will be affected by general economic conditions and other factors that influence market interest rates and our ability to respond to changes to such rates.

The regulatory system under which we operate, and potential changes thereto, could have a material adverse effecton our business.

        We are subject to extensive federal and state legislation, regulation, examination and supervision. Our success depends on our continued ability to maintain compliance with these laws and regulations. In addition, many banking regulations are primarily intended to protect depositors and the FDIC, not our other creditors or shareholders. Some of these regulations may increase our costs and thus place other financial institutions in stronger, more favorable competitive positions. We cannot predict what restrictions may be imposed upon us by future legislation. While we cannot predict what effect any presently contemplated or future changes in the laws or regulations or their interpretations would have on us, these changes or interpretations could be materially adverse to us. See “Supervision and Regulation.”

There is a risk of non-payment of loans.

        The risk of non-payment of loans is inherent in banking. Such non-payment, if it occurs in excess of loan loss reserves, may have a material adverse effect on our earnings and overall financial condition as well as the value of our common stock. Moreover, our focus on small and medium-sized businesses may result in a large concentration of loans to such businesses. As a result, we may assume greater lending risks than banks which have a lesser concentration of such loans and which tend to make loans to larger companies.

        Our consumer lending focuses on single family mortgage loans, home equity loans, automobile loans and other forms of consumer lending. Consumer loan collections are dependent to a large degree on the borrower’s continuing financial stability and, thus, are more likely to be adversely affected by circumstances such as job loss and personal bankruptcy, as well as general economic conditions. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of a reduction in value of the underlying collateral.

        Commercial loans rely primarily on the operations of the borrower for repayment and secondarily on the underlying collateral. Underwriting commercial loans involves an assessment of certain criteria, including, among others, management, products, markets, cash flow, capital, income and collateral of the borrower. Failure of our management to properly assess such underwriting criteria or the deterioration of a borrower’s business or collateral could result in credit losses.

        Our management attempts to minimize our credit exposure by carefully monitoring the concentration of our loans within specific industries and by prudent loan application and approval procedures. Our management also manages credit risk and the credit approval process by adhering to written policies which generally specify underwriting standards for each type of loan. All such policies are reviewed by the Board of Directors of Clarkston State Bank. However, there can be no assurance that such monitoring, procedures and policies will reduce certain lending risks. Loan losses can cause insolvency and failure of a financial institution. If this happens, shareholders of such institutions could lose their entire investment.

We are dependent upon the services of our management team.

        Our future success and profitability is substantially dependent upon the management and banking abilities of our senior executives as well as those of our subsidiary banks (including our new subsidiary bank for which we are awaiting regulatory approval). We believe that our future results will also depend in part upon our attracting and retaining highly skilled and qualified management and sales and marketing personnel. Competition for such personnel is intense, and we cannot assure you that we will be successful in retaining such personnel. We also cannot guarantee that members of our executive management team will remain with us. Compensation paid to these officers in the form of stock options generally vest over a period of years (which may act as an incentive for these officers to stay with us), but we do not have any employment or noncompete agreements with any executive officers. Changes in key personnel and their responsibilities may disrupt our business and could have a material adverse effect on our business, financial condition and results of operations.

Risks Related to Our Common Stock

Our stock is not heavily traded.

        Our common stock is quoted on the OTC Bulletin Board, but is very thinly traded. Thinly traded stock can be more volatile than stock trading in an active public market. Factors such as our financial results, the introduction of new products and services by us or our competitors, and various factors affecting the banking industry generally may have a significant impact on the market price of our common stock. We cannot predict the extent to which an active public market for our common stock will develop or be sustained after this offering. In recent years, the stock market has experienced a high level of price and volume volatility, and market prices for the stock of many companies have experienced wide price fluctuations that have not necessarily been related to their operating performance. Therefore, our stockholders may not be able to sell their shares at the volumes, prices, or times that they desire.

Our stock is not insured.

        Investments in the shares of our common stock are not deposits and are not insured against loss by the government.

Provisions of law may deter unsolicited takeovers.

        Under the Federal Change in Bank Control Act (the “Control Act”), a notice must be submitted to the Federal Reserve if any natural person or, generally, a group of natural persons acting in concert, seeks to acquire 10% or more of the voting securities of a bank holding company, including ours, unless the Federal Reserve determines that the acquisition will not result in a change of control. Under the Control Act, the Federal Reserve reviews the acquisition to determine if it will result in a change of control of the company. Under the Control Act, the Federal Reserve has 60 days within which to act on such notice, taking into consideration certain factors, including the financial and managerial resources of the acquirer, the convenience and needs of the community to be served by the bank holding company and its subsidiary banks, and the antitrust effects of the acquisition. Under the Bank Holding Company Act of 1956, as amended (the “BHC Act”), a company generally is required to obtain prior approval of the Federal Reserve before it may obtain control of a bank holding company. “Control” is generally described as the beneficial ownership of 25% or more of all outstanding voting securities of a bank holding company, but may be as low as 5% under certain circumstances.

        Our governing documents and Michigan law also contain certain provisions that may have the effect of deterring unsolicited attempts to acquire our company. These provisions also could result in us being less attractive to a potential acquirer or result in shareholders receiving less for their shares than otherwise might be available in the event of a change of control of our company. See “Description of Securities.”

The determination of the offering price for stock offered in this offering was made by our Board of Directors based on market price, which may or may not reflect the actual value of our stock.

        Our Board of Directors determined the offering price of $18.00 per share for this offering. The present or future value of the common stock could be more or less. When determining the offering price, we considered the recent market price of the common stock, the impact of this offering on the price of the common stock and our Board’s desire that shareholders be permitted to buy additional shares at a price below the current market price. Our common stock is traded in the OTC Bulletin Board market. The market price of the common stock following the offering may be greater or less than the offering price.

Risks Related to the Offering

If you do not participate in this rights offering or do not exercise all of your subscription rights, you maysuffer dilution of your percentage ownership of our common stock.

        This rights offering is designed to enable us to raise capital while allowing all shareholders on the record date to avoid or limit dilution of their ownership interest of Clarkston. To the extent that you do not exercise your subscription rights and shares are purchased by other shareholders in the rights offering or in the limited public offering, your proportionate voting interest will be reduced, and the percentage that your original shares represent of our expanded equity after exercise of the subscription rights will be disproportionately diluted.

You will experience immediate dilution in book value if you purchase shares in this offering.

        If you purchase common stock in this offering, with respect to those shares purchased in the offering, you will suffer an immediate dilution of $5.24 in net tangible book value per share of the common stock from the offering price on a pro forma basis as of March 31, 2005, assuming 261,477 shares are sold. This dilution will be greater if fewer than 261,477 shares are sold. We have issued stock options to purchase 49,536 shares of common stock, and the exercise of these options may further dilute the net tangible book value per share of the common stock.

Future common stock offerings may reduce the ownership percentage of our current shareholders.

        Our current shareholders who do not fully exercise their rights may experience dilution in their percentage ownership of our outstanding common stock as a result of the offering. Furthermore, if we conduct additional offerings of shares of our common stock in the future, you may experience additional dilution in your percentage ownership of our outstanding common stock.

        In many situations, our Board of Directors has the authority, without any vote of our shareholders, to issue additional shares of our common stock, including shares authorized but unissued under our stock option plans. In the future, we may issue additional securities, through public or private offerings, in order to raise additional capital. Any such issuance would dilute the percentage of ownership interest of existing shareholders.

The price of our common stock may decline before or after the offering expires.

        We cannot assure you that the public trading market price of our common stock will not decline after you elect to exercise your subscription rights. If that occurs, you may have committed to buy shares of common stock at a price above the prevailing market price in which case you would have an immediate unrealized loss. Moreover, we cannot assure you that following your purchase of shares of our common stock, you will be able to sell your shares of common stock at a price equal to or greater than the offering price. Until shares are delivered upon expiration of the offering, you may not be able to sell the shares of our common stock that you purchase in the offering. Certificates representing shares of our common stock purchased will be delivered as soon as practicable after expiration of the offering. We will not pay you interest on funds delivered pursuant to the exercise of rights.

Once you exercise your subscription rights, you may not revoke the exercise.

        Once you exercise your subscription rights, you may not revoke the exercise, even if less than all of the shares that we are offering are actually purchased.

Because we have discretion in the use of the proceeds, we may not apply these funds effectively which could have an adverse affect on our business.

        We intend to use all of the proceeds from this offering to capitalize Huron Valley State Bank, a de novo bank for which we have applied for regulatory approval. The organizing directors of Huron Valley State Bank will have broad discretion in the application of the net proceeds. The failure of those directors to apply these funds effectively could have an adverse effect on the business of the new bank (if formed), which would adversely affect our investment in the bank.

        We currently expect that all regulatory approvals for the organization of Huron Valley State Bank will be received in the second quarter of 2005; however, there can be no guarantee that the approvals will be received within this time frame, or at all. If the requisite regulatory approvals are not obtained, we may cancel this offering or we may continue the offering and use the proceeds for general corporate purposes. In that case, our Board of Directors will have very broad discretion over the use of the proceeds.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

        Some of the information in this prospectus, including the “Risk Factors” section above, contains or incorporates by reference certain forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, about our financial condition, results of operations and business that are based on our current and future expectations. You can identify these statements from our use of words such as “may,” “will,” “should,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” “potential,” or “continue,” or the negative of such terms and other comparable terminology. Such statements reflect our current views with respect to future events and are subject to risks and uncertainties, including those discussed under “Risk Factors” and elsewhere in this prospectus that could cause actual results to differ materially from those contemplated in such forward-looking statements. A few uncertainties that could affect Clarkston’s future performance include, without limitation, the effects of competition; technological changes and regulatory developments; changes in fiscal, monetary and tax policies; market, economic conditions, either nationally or regionally, resulting in, among other things, credit quality deterioration; and changes in the securities markets. Investors should consider these risks, uncertainties, and other factors in addition to those mentioned by Clarkston in its other filings with the SEC from time to time when considering any forward-looking statement.

        We believe it is important to communicate our expectations to our investors. However, you are cautioned that no forward-looking statement is a guarantee of future performance and you should not place undue reliance on these forward-looking statements, which speak only as of the date of this prospectus. There may be events in the future that we are not able to predict accurately or over which we have no control. We do not undertake any obligation to publicly release any revisions to these forward-looking statements to reflect events or circumstances after the date of this prospectus or to reflect the occurrence of unanticipated events which may cause actual results to differ from those expressed or implied by the forward-looking statements contained in this prospectus.

        The “Risk Factors” listed above, as well as any cautionary language in this prospectus, provide examples of risks, uncertainties and events that may cause our actual results to differ materially from the expectations we describe in our forward-looking statements. Before you invest in our common stock, you should be aware that the occurrence of the events described in these risk factors and elsewhere in this prospectus could have a material adverse effect on our business, operating results and financial condition.

USE OF PROCEEDS

        Our net proceeds from the offering will depend upon the number of shares that are purchased. If we sell all 261,477 shares offered by this prospectus, then we will receive proceeds of approximately $4.7 million, before deducting expenses payable by us, estimated to be approximately $100,000, and before deducting any commissions payable to the sales agent.

        We currently expect that all of the net proceeds from this offering will be contributed to Huron Valley State Bank (a Michigan banking corporation to be formed, subject to regulatory approval), in exchange for a majority of its capital stock. Pending their longer-term use, the net proceeds from this offering are expected to be invested in short-term, investment-grade interest-bearing securities.

        Our Board of Directors will have complete discretion over the use of proceeds. Although we expect to use the net proceeds in the manner discussed above, we reserve the right to use the net proceeds in any manner which we consider appropriate.

DIVIDEND POLICY

        We initially expect that all our earnings, if any, will be retained to finance our growth and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, we will be primarily dependent upon dividends paid by our banks for funds to pay dividends on our common stock.

        Under Michigan law, a bank is restricted as to the maximum amount of dividends it may pay on its common stock. Clarkston State Bank and Huron Valley State Bank, upon its formation (if regulatory approval is obtained), may not pay dividends except out of net profits after deducting their losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If either of our banks has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. Our ability to pay dividends is also affected by various regulatory requirements and policies, such as the requirement to maintain adequate capital above regulatory guidelines. See “Supervision and Regulation.” Such requirements and policies may limit our ability to obtain dividends from our banks for our cash needs, including funds for acquisitions, payment of dividends by us and the payment of operating expenses.

MARKET FOR COMMON STOCK

        Our common stock has traded in the over-the-counter market since the completion of our initial public offering in November 1998. High and low bid prices, as reported on the OTC Bulletin Board, are as follows for the periods indicated:

	High	Low

2005
First Quarter . . . . . . . . . . .	$21.40	$20.30
Second Quarter (through May 31, 2005)	$21.00	$20.15
2004
First Quarter . . . . . . . . . . .	$20.50	$16.25
Second Quarter . . . . . . . . . . . . .	$20.50	$20.00
Third Quarter . . . . . . . . . . . . .	$21.64	$20.05
Fourth Quarter . . . . . . . . . . . . .	$20.75	$20.15

2003
First Quarter . . . . . . . . . . .	$10.49	$8.40
Second Quarter . . . . . . . . . . . .	$11.50	$9.88
Third Quarter . . . . . . . . . . . . .	$14.44	$11.15
Fourth Quarter . . . . . . . . . . . . .	$16.45	$13.50

        These quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. On May 31, 2005, there were approximately 315 owners of record and approximately 620 beneficial owners of our common stock.

        No cash dividends have been declared to date on our common stock. We expect that all earnings, if any, will be retained to finance our growth and that no cash dividends will be paid for the foreseeable future. If and when dividends are declared, we will be dependent upon dividends paid to us by Clarkston State Bank and, upon its formation (if regulatory approval is received), Huron Valley State Bank for funds to pay dividends on our common stock. For additional limitations on our ability to pay dividends on our common stock, see “Dividend Policy” and “Supervision and Regulation.”

Equity Compensation Plans

        The following table sets forth certain information regarding our equity compensation plans as of December 31, 2004:

	Equity Compensation Plan Information
Plan Category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))

Equity compensation
plans approved by	49,536	$9.09	14,613
security holders
Equity compensation
plans not approved	0	NA	0
by security holders
Total	49,536	$9.09	14,613

RECENT DEVELOPMENTS

        Clarkston Financial Corporation has applied for regulatory approval to form a new bank to be named Huron Valley State Bank (a Michigan banking corporation to be formed). The new bank (if approved) will replace a loan production office that Clarkston State Bank opened in November 2004 at 525 North Main Street, Suite 260, Milford, Michigan 48381.

        Huron Valley State Bank is expected to have approximately eight employees and plans to serve the Village of Milford, Milford Township, Commerce Township, White Lake Township, Highland Township and Hartland Township.

        David H. Blossey, 50, will serve as a director, President, and CEO of Huron Valley State Bank. Mr. Blossey has an extensive background in community banking. From 1990 to 1995, Mr. Blossey was employed as a Senior Vice President and head of commercial lending with Republic Bank in Lansing, Michigan. From 1995 to 1998, Mr. Blossey was Senior Vice President for Huron Community Bank in East Tawas, Michigan, a $130 million bank at the time. From 1999 to 2003, Mr. Blossey worked for Chemical Bank & Trust Co. — Bay Area where he managed the commercial lending function for this subsidiary of Chemical Bank & Trust, currently a $3.7 billion financial institution based in Midland, Michigan. In 2003, we recruited Mr. Blossey to assist in the organization of Huron Valley State Bank (in formation), and in October, 2004, we recruited him to be President and CEO of the bank. Mr. Blossey is a graduate of Michigan State University and has an MBA from Central Michigan University.

        The bank’s Board will be comprised of local business leaders, including: Thomas E. Callan, a real-estate broker and investor who owns the Milford Coldwell Banker real-estate franchise, and is a member of the Milford Downtown Development Authority Board; Christina R. Hamill, a local CPA practitioner and former director of tax for the Detroit office of accounting and consulting firm Ernst & Young; Jeffrey Heyn, a real-estate investor who served on the Milford Downtown Development Authority Board and Village of Milford Parking Commission; Christopher B. Smith, a Milford attorney and past president of the City Council of the Village of Milford; Lyle B. Tyler, a real-estate investor who is active in the Milford community and past president of the Milford Chamber of Commerce; Bruce H. McIntyre, a local businessman and a director of each of Clarkston Financial Corporation and Clarkston State Bank; Marc Weinbaum, an attorney and executive vice president of a commercial real estate development firm, and a member of the Milford Downtown Development Authority Board; and John H. Welker, CEO of Milford-based Numatics Corp, and a director of Clarkston Financial Corporation and Clarkston State Bank.

        The new bank is expected to be capitalized with at least $8,067,000. We will own at least a majority of the issued and outstanding common stock of Huron Valley State Bank (if formed). The rest of its issued and outstanding common stock will be owned by investors who subscribe to purchase shares of its stock in a separate stock offering that we are conducting, as the organizer of Huron Valley State Bank. After deducting commissions payable to the sales agent in that offering, the net proceeds of that offering are expected to be between $3,067,000 and $5,822,000. Because the new bank must be capitalized with at least $8,067,000, and because our business plan is that we will own a majority of the outstanding common stock of the new bank, we will need to contribute a minimum of $5,000,000 to the capital of the new bank and may need to contribute more depending on the amount of stock of the new bank sold in that offering.

CAPITALIZATION

        The following table sets forth our capitalization as of March 31, 2005, and as adjusted for the offering. This table should be read in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included in this prospectus.

	March 31, 2005

	Actual	As Adjusted for the Offering

	(unaudited)	(unaudited)

Junior subordinated debentures held by unconsolidated
subsidiary trust	$4,000,000	$4,000,000

Stockholders' equity:
Common stock, no par value, 10,000,000 shares authorized;
1,045,909 shares issued and outstanding; 1,307,386
shares as adjusted if 261,477 shares are sold (1)	$4,444,000	$6,747,000
Paid-in capital	4,444,000	6,747,000
Restricted stock - unearned compensation	(70,000)	(70,000)
Retained earnings	3,813,000	3,813,000
Accumulated other comprehensive income	(522,000)	(522,000)

Total stockholders' equity	$12,109,000	$16,715,000

(1)	The adjustment for the offering assumes the entire 261,477 shares of common stock will be sold in the offering.

DILUTION

        Purchasers of common stock in this offering will experience immediate dilution in pro forma net tangible book value per share of common stock. The following table illustrates the per share dilution, assuming all 261,477 shares are sold:

Offering price per share		$18.00
Net tangible book value per share before the offering(1)	$11.55
Increase per share attributable to new shares	$1.21

Pro forma net tangible book value per share after the
offering(2)		$12.76

Dilution per share to shareholders purchasing shares(2)(3)		$5.24

(1)	Net tangible book value per share is the amount by which total tangible assets exceed the sum of total liabilities, divided by the total number of shares of common stock outstanding. The net tangible book value per share before the offering is calculated as of March 31, 2005.
(2)	Pro forma net tangible book value per share assumes all 261,477 shares are sold in this offering.
(3)	Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of common stock in this offering and pro forma net tangible book value per share.

THE OFFERINGS

        Before exercising any subscription rights or purchasing any shares of our common stock, you should read carefully the information set forth under “Risk Factors” above.

What is a subscription right?

        We are distributing, at no charge, non-transferable subscription rights to shareholders who owned shares of our common stock on June 6, 2005, the record date. We will give you one subscription right for every four shares of common stock that you owned on the record date, rounded down to the nearest whole number. Each subscription right will entitle you to purchase one share of common stock for $18.00 per share. If you wish to exercise your subscription rights, you must do so before 5:00 p.m., Eastern Daylight Time, on July 15, 2005. After that date, the subscription rights will expire and will no longer be exercisable. Each right carries with it a basic subscription privilege and an over-subscription privilege, as described in more detail below.

How did we determine the offering price?

        The $18.00 offering price was established by our Board of Directors in the exercise of its discretion. We did not seek or obtain any opinion of financial advisors or investment bankers in establishing the offering price. We also cannot assure you that you will be able to sell shares of common stock purchased during the offering at a price equal to or greater than $18.00 per share. We urge you to obtain a current quote for our common stock before exercising your rights. On May 31, 2005, the closing price of our common stock was $20.25. Our common stock is traded on the OTC Bulletin Board under the symbol “CKSB.”

What is the basic subscription privilege?

        Each subscription right will entitle you to receive, upon payment of $18.00 per share, one share of common stock. You will receive the shares that you purchase pursuant to your basic subscription privilege as soon as practicable after July 15, 2005, the expiration date of the rights offering. You are not required to exercise any or all of your rights, but if you wish to purchase shares under your over-subscription privilege described below, you must exercise all of your basic subscription rights.

What is the over-subscription privilege?

        We are providing an over-subscription privilege to our shareholders. We will issue up to 261,477 shares of common stock in this rights offering. The number of shares available for over-subscription privileges will be 261,477 minus the number of shares purchased upon exercise of all basic subscription privileges. For example, if we sell 100,000 shares of common stock pursuant to the exercise of basic subscription privileges, we then would have the remaining 161,477 shares available for purchase by individuals exercising over-subscription privileges, subject to certain limitations.

        The number of additional shares of our common stock that you will be entitled to purchase if you exercise your over-subscription privilege will be limited. Absent the approval of our Board of Directors in its discretion, you will not be entitled to purchase shares of our common stock pursuant to the over-subscription privilege which would cause you to own 10% or more of our common stock.

        In certain circumstances, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available. Any shares remaining thereafter may be sold to shareholders as determined by the Board of Directors in its discretion.

        Please contact J. Grant Smith, our CFO, at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6945, with any questions concerning the number of the shares that you may purchase pursuant to your over-subscription privilege.

How do I exercise my over-subscription privilege?

        When you send in your shareholder rights certificate, you must also send the full purchase price for the number of additional shares that you have requested to purchase, in addition to the payment due for shares purchased through your basic subscription privilege. If the number of shares available for over-subscriptions is less than the total number requested by shareholders who exercise the over-subscription privilege, we will allocate the available shares among the oversubscribing shareholders proportionately based on the number of shares owned by each over-subscribing shareholder on the record date. Since we will not issue fractional shares, we will round down the number of shares allocated to each shareholder to a whole number. If the number of additional shares you are eligible to purchase exceeds the number of shares you requested, you will receive only the number of shares that you requested, and the remaining shares will be divided among other shareholders exercising their over-subscription privileges. In certain circumstances, however, in order to comply with applicable state securities laws, we may not be able to honor all over-subscription privileges even if we have shares available.

        To determine if you have fully exercised your basic subscription privilege, we will consider only the basic subscription privileges held by you in the same capacity. For example, suppose you were granted rights to purchase shares of Clarkston common stock you own individually and for shares of Clarkston common stock you own jointly with your spouse. You only need to fully exercise your basic subscription privilege with respect to your individually owned rights in order to exercise your over-subscription privilege with respect to your individually owned rights. You do not have to subscribe for any shares under the basic subscription privilege owned jointly with your spouse to exercise your individual over-subscription privilege.

        When you complete the portion of the shareholder rights certificate to exercise the over-subscription privilege, you will be representing and certifying that you have fully exercised your basic subscription privilege received in respect of shares of Clarkston common stock you hold in that capacity. You must exercise your over-subscription privilege at the same time you exercise your basic subscription privilege in full.

        If you own your shares of Clarkston common stock through your broker, dealer or other nominee holder who will exercise your over-subscription privilege on your behalf, the nominee holder will be required to certify to us:

•	the number of shares held on June 6, 2005, the record date, on your behalf;

•	the number of rights you exercised under your basic subscription privilege;

•	that your entire basic subscription privilege held in the same capacity has been exercised in full; and

•	the number of shares of Clarkston common stock you subscribed for pursuant to the over-subscription privilege.

        Your nominee holder must also disclose to us certain other information received from you.

        If you exercised your over-subscription privilege and are allocated less than all of the shares of Clarkston common stock for which you wished to subscribe, the excess funds you paid for shares of Clarkston common stock that are not allocated to you or your nominee will be returned in full by mail, without interest, as soon as practicable after the expiration date of the rights.

How do I exercise my subscription privileges?

        In order to participate in the rights offering, you must deliver to our subscription agent: Continental Stock Transfer & Trust Company, on or prior to July 15, 2005:

•	A properly completed and duly executed shareholder rights certificate (in the form being delivered to you with this prospectus), including a properly completed Form W-9;

•	Any required signature guarantees; and

•	Payment in full of $18.00 per share for the shares of common stock subscribed for by exercising your basic subscription privileges and, if desired, your over-subscription privileges.

        You should deliver your shareholder rights certificate and payment to our subscription agent at Continental Stock Transfer & Trust Company, 17 Battery, New York, New York 10004. We have provided a return envelope addressed to the subscription agent for your convenience. We will not pay you interest on funds delivered to us pursuant to the exercise of rights.

How can I pay for the shares I purchase in the rights offering?

        Payment for the shares must be made in United States dollars. We will consider payment to have been received only upon:

•	actual receipt of any certified check or cashier's check drawn upon a U.S. bank payable to the order of "Continental Stock Transfer & Trust Company, as agent for Clarkston Financial Corporation";

•	actual receipt of any funds from a personal check, subject to normal clearing time;

•	actual receipt of any funds transferred by wire transfer; or

•	actual receipt of any funds through an alternative payment method that we approve.

        Payment for basic subscription privileges and over-subscription privileges may be effected through wire transfer as follows:

Account Name:	Continental Stock Transfer & Trust Company, as Agent for Clarkston Financial Corporation

Bank:	JP Morgan Chase Bank 52 Broadway, 6th Floor New York, New York 10004 Re: Clarkston Rights Offering

Account #:	475503880

ABA #:	021000021

When do I need to obtain a signature guarantee?

        Signatures on the shareholder rights certificate do not need to be guaranteed if either the shareholder rights certificate provides that the shares of common stock to be purchased are to be delivered directly to the record owner of such subscription rights, or the shareholder rights certificate is submitted for the account of a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States. If a signature guarantee is required, signatures on the shareholder rights certificate must be guaranteed by a participant in a Securities Transfer Association recognized medallion program.

Do you recommend that I exercise my subscription rights?

        Neither Clarkston, its Board of Directors, nor Donnelly Penman & Partners is making any recommendations to you as to whether or not you should exercise your subscription rights. You should make your decision based on your own assessment of your best interests after reading this prospectus.

How long do I have to exercise my rights?

        The rights will expire at 5:00 p.m., Eastern Daylight Time, on July 15, 2005. If you do not exercise your subscription rights prior to that time, your subscription rights will expire and will no longer be exercisable. We will not be required to issue shares of common stock to you if our subscription agent receives your shareholder rights certificate or your payment after that time, regardless of when you sent the shareholder rights certificate and payment, unless you send the documents in compliance with the guaranteed delivery procedures described below.

May I revoke the exercise of a subscription right?

        No. After you have exercised your basic subscription privilege or over-subscription privilege, you may not revoke that exercise. You should not exercise your subscription rights unless you are certain that you wish to purchase additional shares of our common stock.

Can the offering be cancelled?

        Our Board of Directors may withdraw the offering at any time for any reason. If we cancel the offering, any money received from shareholders or other individuals will be refunded promptly, without interest.

Are the basic subscription privilege and over-subscription privilege transferable?

        No. Both the basic subscription privileges and over-subscription privileges are non-transferable and non-assignable. Only you may exercise your subscription rights.

What if I hold my shares in an IRA?

        If you hold your shares in an IRA, you can purchase your shares either through your IRA or in your own name, or some combination of both. Thus, it is not necessary that shares held by your IRA be purchased by it. You can purchase the shares outside of your IRA if you title them in your name.

How do I exercise my rights if I am a beneficial owner but not a record holder?

        If you are a beneficial owner of shares of Clarkston common stock or rights that you hold through a nominee holder, we will ask your broker, dealer or other nominee to notify you of this rights offering. If you wish to exercise your rights, you will need to have your broker, dealer or other nominee act for you. To indicate your decision with respect to your rights, you should complete and return to your broker, dealer or other nominee the form entitled “Beneficial Owner Election Form.” You should receive this form from your broker, custodian bank or other nominee with the other rights offering materials.

Notice to Nominee Holders

        If you are a broker, a trustee or a depository for securities who holds shares of Clarkston common stock for the account of others as a nominee holder, you should notify the respective beneficial owners of such shares of the issuance of the rights as soon as possible to find out such beneficial owners’ intentions. You should obtain instructions from the beneficial owner with respect to the rights, as set forth in the instructions we have provided to you for your distribution to beneficial owners. If the beneficial owner so instructs, you should complete the appropriate shareholder rights certificates and, in the case of the over-subscription privilege, the related nominee holder certification, and submit them to our subscription agent with the proper payment. A nominee holder that holds shares for the account(s) of more than one beneficial owner may exercise the number of rights to which all such beneficial owners in the aggregate otherwise would have been entitled if they had been direct record holders of Clarkston common stock on the record date, so long as the nominee submits the appropriate shareholder rights certificates and certifications and proper payment.

How many shares will directors and executive officers of Clarkston purchase?

        We expect certain of our directors, executive officers and their affiliates to participate in this offering and purchase approximately 25,238 shares; however, this is just an estimate, and they may purchase more or less than this amount. If we sell all 261,477 shares offered, we would have approximately 1,307,386 shares of common stock outstanding immediately after the offering (not including stock to be issued upon the exercise of stock options). The following table sets forth certain information assuming all 261,477 shares are sold and that directors, executive officers and affiliates purchase approximately 25,238 shares:

Name and Address of Beneficial Owner	Shares Currently Owned(1)	Percentage Currently Owned(2)	Shares Owned After the Offering(3)	Percentage Owned After the Offering(4)	Aggregate Proceeds Paid

Edwin L. Adler	167,176	15.3%	178,288	13.2%	$200,016
Director, Chief Executive Officer

Dawn M. Horner	3,366	0.3%	3,922	0.3%	$10,008
President and CEO of Clarkston
State Bank

J. Grant Smith	2,250	0.2%	2,812	0.2%	$10,116
Chief Operating Officer and
Chief Financial Officer

Louis D. Beer	12,135	1.1%	13,617	1.0%	$26,676
Director

William J. Clark	9,631	0.9%	11,012	0.8%	$24,858
Director

Charles L. Fortinberry	6,005	0.6%	6,005	0.4%	---
Director

Thomas E. Kimble	1,000	0.1%	1,250	0.1%	$4,500
Director

Bruce H. McIntyre	25,788	2.4%	30,683	2.3%	$88,110
Director

John H. Welker	49,942	4.6%	54,942	4.1%	$90,000
Director

All Executive Officers and	277,293	25.4%	302,531	22.4%	$454,284
Directors as a Group
(9 persons)

* Less than 0.1%

(1)	Each director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. Includes shares of common stock that are issuable under options exercisable within 60 days of April 30, 2005. The share ownership of the following directors includes shares subject to such options: Mr. Adler (12,201 shares); Mr. Beer (6,205 shares); Mr. Clark (4,106 shares); Mr. Fortinberry (5,305 shares); Mr. McIntyre (6,205 shares); and Mr. Welker (10,702 shares). The address for each person is 6600 Highland Road, Suite 24, Waterford, Michigan 48327.
(2)	Calculated based on 1,045,909 shares outstanding as of April 30, 2005 plus 44,724 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days April 30, 2005.
(3)	Based on information provided to us by the directors and executive officers.
(4)	Assuming all 261,477 shares offered by this prospectus are sold in this offering.

What if there are ambiguities in the exercise of subscription rights?

        If you do not specify the number of subscription rights being exercised on your shareholder rights certificate, or if your payment is not sufficient to pay the total purchase price for all of the shares that you indicated you wished to purchase, you will be deemed to have exercised the maximum number of subscription rights that could be exercised for the amount of the payment that we receive from you. If your payment exceeds the total purchase price for all of the subscription rights shown on your shareholder rights certificate, your payment will be applied, until depleted, to subscribe for shares of common stock in the following order:

(1)	to subscribe for the number of shares, if any, that you indicated on the shareholder rights certificate that you wished to purchase through your basic subscription privilege, until your basic subscription privilege has been fully exercised; and

(2)	to subscribe for additional shares of common stock pursuant to the over-subscription privilege, subject to any applicable limitations.

        Any excess payment remaining after the foregoing allocation will be returned to you as soon as practicable by mail, without interest.

Why are you also conducting a limited public offering?

        Our goal is to sell 261,477 shares of our common stock in the rights offering. As described elsewhere in this prospectus, we intend to use the proceeds from this offering to capitalize Huron Valley State Bank, a de novo bank for which we have applied for regulatory approval to establish. If we are not successful in selling 261,477 shares of our common stock in the rights offering, we intend to conduct a limited public offering in order to sell the balance of the shares not sold in the rights offering. If we sell all 261,477 shares in the rights offering, we will not conduct a limited public offering.

If you conduct the limited public offering, can I buy shares in the limited public offering?

        Whether or not you exercise the basic subscription privilege and/or the over-subscription privilege granted to you pursuant to this prospectus, you may subscribe to purchase shares of our common stock in the limited public offering at the same price as the rights offering share price. However, we retain the right, in our sole discretion, to select the subscribers to whom we will sell shares of common stock in the limited public offering. Each subscriber for shares in the limited public offering must subscribe to purchase at least 5,000 shares, and no more than 100,000 shares, unless we waive such limitations in our sole discretion.

Are there any regulatory limitations on my right to buy stock?

        We will not be required to issue you shares of common stock pursuant to the offering if, in our opinion, you would be required to obtain prior clearance or approval from any state or federal regulatory authorities to own or control such shares and, at the time the offering expires, you have not obtained such clearance or approval.

Does it matter what state I live in?

        Yes. The offering is not being made in any state or other jurisdiction in which it is unlawful to do so, nor are we selling or accepting any offers to purchase any shares of common stock to you if you are a resident of any such state or other jurisdiction. We may delay the commencement of the offering in certain states or other jurisdictions in order to comply with the securities law requirements of such states or other jurisdictions. It is not anticipated that there will be any changes in the terms of the offering. In our sole discretion, we may decline to make modifications to the terms of the offering requested by certain states or other jurisdictions, in which case shareholders or other individuals who live in those states or jurisdictions will not be eligible to participate in such offering.

        Shareholders in the following states may participate in the rights offering: Alaska, Connecticut, Delaware, Illinois, Kansas, Massachusetts, Michigan, Mississippi, New Hampshire, New Mexico, New York, North Carolina, Rhode Island, South Carolina, Vermont, Virginia, Washington, West Virginia, and Wyoming. The offering of shares in the rights offering is either registered or exempt from registration under the securities laws of these states.

        In certain states, the shares to be issued in the rights offering have not been registered and there is no exemption from registration. Shareholders residing in the following states are not eligible to participate in the rights offering: Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Minnesota, Missouri, Montana, Nebraska, Nevada, New Jersey, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, Tennessee, Texas, Utah, and Wisconsin.

How do I purchase shares in the limited public offering?

        If a limited public offering is conducted (to sell shares that were not sold in the rights offering), you may subscribe for shares by properly completing and signing the subscription documents that we will provide for that purpose, and returning them, along with payment of the entire subscription price for all of the shares for which you are subscribing, to Clarkston Financial Corporation on or before the expiration date of the limited public offering, which is August 12, 2005. All subscription funds received will be immediately available to us because there is no minimum number of shares that must be subscribed for as a condition to accepting subscriptions and closing the offering. Remember that the minimum purchase requirement is 5,000 shares, and the maximum purchase requirement is 100,000 shares, unless we waive such limitations in our sole discretion. In addition, we retain the right to accept or reject subscriptions for shares in the limited public offering in our sole discretion.

What if there are questions about the exercise of my rights?

        All questions concerning the timeliness, validity, form and eligibility of any exercise of subscription rights will be determined by us, and our determinations will be final and binding. In our sole discretion, we may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as we may determine, or reject the purported exercise of any subscription right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as we determine in our sole discretion. We will be under no duty to notify you of any defect or irregularity in connection with the submission of a shareholder rights certificate or incur any liability for failure to give such notification.

How many shares of common stock will be outstanding after the offering?

        Assuming we issue all of the shares of common stock offered in the rights offering and the limited public offering, approximately 1,307,386 shares of common stock will be issued and outstanding after the offering. This would represent an increase of approximately 25% in the number of outstanding shares of common stock. If you do not exercise your basic subscription rights, the percentage of common stock that you hold will decrease if shares are purchased by other shareholders in the rights offering and the limited public offering.

What about any expenses or taxes I incur by exercising my subscription rights?

        You are responsible for paying any commissions, fees, taxes or other expenses you incur in connection with the exercise of the subscription rights. We will not pay such expenses.

Who can I call if I have additional questions?

        If you have questions or need assistance concerning the procedure for exercising subscription rights or if you would like additional copies of this prospectus, the instructions, or forms for use in connection with the offering, you should contact J. Grant Smith, our CFO, at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6945.

Important: Please carefully read the instructions accompanying the shareholder rights certificate and follow those instructions in detail. You are responsible for choosing the payment and delivery method for your shareholder rights certificate, and you bear the risks associated with such delivery. If you choose to deliver your shareholder rights certificate and payment by mail, we recommend that you use registered mail, properly insured, with return receipt requested. We also recommend that you allow a sufficient number of days to ensure delivery to our subscription agent prior to July 15, 2005.

MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

        The following discussion is the opinion of our tax advisor, Varnum, Riddering, Schmidt & Howlett LLP, as to the application of existing material federal income tax law to the facts as presented in this prospectus relating to the offering. Their opinion is based on the Internal Revenue Code of 1986, as amended, the Treasury regulations thereunder, judicial authority and administrative pronouncements, all of which are subject to change at any time, possibly with retroactive effect. Moreover, there can be no assurance that this opinion will not be challenged by the Internal Revenue Service or that a court considering the issues will not hold contrary to such opinion.

        This discussion does not address all possible federal, state, local or foreign tax consequences applicable to shareholders subject to special treatment under federal income tax law, such as financial institutions, broker-dealers, life insurance companies or traders in securities that elect to mark to market. Also, this discussion does not address applicable tax consequences if you hold Clarkston common stock as part of a hedging, straddle, constructive sale, conversion or other risk reduction transaction. In addition, this discussion does not address the tax consequences of the rights offering under state, local or foreign tax laws.

        You should consult your tax advisor to determine the tax consequences to you of the rights offering in light of your particular circumstances, including any state, local and foreign tax consequences.

Taxation of Shareholders

        Receipt of a Subscription Right. You will not recognize any gain or other income upon receipt of a subscription right.

        Tax Basis and Holding Period of Subscription Rights. Your tax basis in each subscription right will effectively depend on whether you exercise the subscription right or allow the subscription right to expire. If you exercise a subscription right, your tax basis in the subscription right will be determined by allocating the tax basis of your common stock on which the subscription right is distributed between the common stock and the subscription right, in proportion to their relative fair market values on the date of distribution of the subscription right. However, if the fair market value of your subscription rights is less than 15% of the fair market value of your existing shares of common stock, then the tax basis of each subscription right will be deemed to be zero, unless you elect, by attaching an election statement to your federal income tax return for the taxable year in which you receive the subscription rights, to allocate tax basis to your subscription rights.

        If you allow a subscription right to expire, it will be treated as having no tax basis.

        Your holding period for a subscription right will include your holding period for the shares of common stock upon which the subscription right is issued.

        Expiration of Subscription Rights. You will not recognize any gain or loss upon the expiration or lapse of a subscription right.

        Exercise of Subscription Rights. You will not recognize a gain or loss on the exercise of a subscription right. The tax basis of any share of common stock that you purchase through the rights offering will be equal to the sum of your tax basis, if any, in the subscription right exercised and the price paid for the share. The holding period of the shares of common stock purchased through the rights offering will begin on the date that you exercise your subscription rights.

Sale or Exchange of Shares Acquired Upon Exercise of Subscription Rights

        If you sell or exchange shares of Clarkston common stock acquired through the exercise of rights, you will generally recognize gain or loss on the transaction. The gain or loss you recognize is equal to the difference between the amount you realize on the transaction and your tax basis in the shares you sold. Such gain or loss generally will be capital gain or loss so long as you held the shares as a capital asset at the time of the sale or exchange. Shares that you purchase pursuant to this offering generally must be held for more than 12 months to be taxable as long-term capital gain or loss. If you are an individual, any long-term capital gain is generally taxed at a maximum federal income tax rate of 15%.

Taxation of Clarkston Financial Corporation

        We will not recognize any gain, other income or loss upon the issuance of the subscription rights, the lapse of the subscription rights, or the receipt of payment for shares of common stock upon exercise of the subscription rights.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF THE
COMPANY’S FINANCIAL CONDITION AND RESULTS OF OPERATIONS

        Management’s discussion and analysis of the financial condition and results of operations contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Actual results could differ materially from those projected in such forward-looking statements. See “Special Note Regarding Forward-Looking Statements.”

        The following section presents additional information to assess the financial condition and results of operations of the Clarkston Financial Corporation and Clarkston State Bank. This section should be read in conjunction with the consolidated financial statements and the supplemental financial data contained elsewhere in this prospectus.

Overview

        Clarkston Financial Corporation is a Michigan corporation, which was incorporated on May 18, 1998. We are the bank holding company for the Clarkston State Bank. The bank commenced operations on January 4, 1999. The bank is a Michigan chartered bank with depository accounts insured by the FDIC. The bank provides a full range of commercial and consumer banking services, primarily to consumers and businesses in northern Oakland County, Michigan.

        Our plan of operation has been to establish a traditional community bank and a management team that understands and is devoted to serving this market. This plan further focused on managing the assets of the bank in a prudent and responsible manner providing prompt customer attention and quality customer service. Management believes it has been successful in establishing such a culture and will continue to emphasize this growth plan in the future.

        We have grown significantly during our first five years of operations and as of December 31, 2004, had total assets of $163.4 million, a 14.6% increase over December 31, 2003. In December of 2003, we raised $4.0 million in trust preferred securities to provide additional capital for future growth. We believe that our community bank model coupled with a culture that fosters excellent customer service and tight expense controls will provide future opportunities to grow our company into the future.

Critical Accounting Policies

        Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

        The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

        The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as either doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

        The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

        A loan is considered impaired when, based on current information and events, it is probable that we will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

        Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, we do not separately identify individual consumer and residential loans for impairment disclosures.

        Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

        Stock Compensation Plans — We apply the provisions of APB Opinion No. 25, Accounting for Stock-based Compensation, accounting for all employee stock option grants using the intrinsic value method. Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants may be made each year.

Recent Accounting Pronouncements:

        In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. We have followed the provisions of FIN 46 and have not consolidated Clarkston Capital Trust I, a trust we sponsored for the sole purpose of issuing trust preferred securities to third-party investors. Adoption of this standard did not have a material effect on our financial statements.

        SFAS No. 123 (revised 2004), “Share-Based Payment” which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Stock Ownership Plans.” This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. The provisions of SFAS No. 123 (revised 2004) will be effective for our financial statements issued for periods beginning after June 15, 2005. The adoption of this revised Statement is not expected to have a material impact on our consolidated financial statements.

Off Balance Sheet Transactions

        Other than unfunded loan commitments and standby letters of credit, there are no off balance sheet commitments. Clarkston State Bank does not syndicate loans, has sold no loan participations under an agreement to repurchase and is not obligated to assume any liability not noted in its balance sheet. Our borrowings contain no loan agreement covenants or conditions that will restrict our growth or ability to manage our assets. The bank has arranged for liquidity lines of credit with two lenders, one commercial bank and the Federal Reserve Bank of Chicago. Moreover, the bank is a member of the Federal Home Loan Bank of Indianapolis, further providing access to lower interest bearing funds as needed.

Financial Condition

        Summary.        During 2004, our total assets increased by $20.8 million, or 14.6%, from $142.6 million at December 31, 2003 to $163.4 million at December 31, 2004. Our total assets further increased during the first quarter of 2005 by 6.2%, to $173.4 million at March 31, 2005. This asset growth was funded with growth in total deposits of $6.7 million during 2004 (from $126.6 million at December 31, 2003 to $133.3 million at December 31, 2004) and of $9.0 million during the first quarter of 2005 (to $142.3 million at March 31, 2005) and with growth in other borrowings of $12.2 million during 2004 (from $4.0 million at December 31, 2003 to $16.2 million at December 31, 2004) and of $1.5 million during the first quarter of 2005 (to $17.7 million at March 31, 2005). The increase in assets and deposits is primarily attributable to the bank continuing to attract new customers through its expanding operations. Management attributes the growth in deposits to quality customer service and the desire of customers to deal with a convenient, local community bank. We anticipate that the bank’s assets will continue to increase during 2005 and beyond, though at a slower rate than has been the case during the first six years of operation. The bank joined the Federal Home Loan Bank during 2003 and took advantage of low cost borrowings in 2004 to help fund the loan growth.

        Virtually all of the deposit growth has been used to fund growth in the loan portfolio. Outstanding loans increased 11.9% during the first quarter of 2005 (from $112.2 million at December 31, 2004, to $125.5 million at March 31, 2005) and 33.4% during 2004 (from $84.1 million at December 31, 2004). Management has increased the size of its lending staff to complement this growth. This is consistent with the bank’s strategy of changing its balance sheet mix during the year to focus on higher interest yielding loans. As a result, the investment portfolio decreased from $49.1 million at December 31, 2003 to $44.4 million at December 31, 2004 and further decreased to $39.0 million at March 31, 2005. Management seeks to increase the bank’s net interest margin through reemploying principal cash flow on lower interest bearing securities into higher interest bearing loans. Management expects this trend to continue during 2005.

        Cash and Cash Equivalents. Cash and cash equivalents, which include federal funds sold and short term investments, decreased 50.6% during 2004 (from $7.9 million at December 31, 2003, to $3.9 million at December 31, 2004), but increased 44.6% during the first quarter of 2005 (to $5.6 million at March 31, 2005).

        Securities.        Securities held by the bank at March 31, 2005, totaled $39.0 million compared to $44.4 million at December 31, 2004, and $49.1 million at December 31, 2003. These decreases are in line with the bank’s plan and are indicative of the strong loan growth experienced during 2004 and the first quarter of 2005, as well as the competitive environment for deposit gathering. All securities are classified as “Available for Sale” and may be sold to meet the bank’s liquidity needs. The primary objective of our investment activity is to provide for the safety of the principal invested. Secondary considerations include earnings, liquidity and overall exposure to changes in interest rates. It has been the policy and practice to accept no credit risk in the investment portfolio in compliance with the bank’s primary investment objective. Excluding investments in U.S. Treasury and U.S. Government Agency Securities, there were no investments in securities of any one issuer, which exceeded 10% of stockholders’ equity. The bank continues to have excellent liquidity and will monitor its level of securities to ensure proper liquidity is maintained.

      Securities Available for Sale Portfolio at Carrying Value (in thousands)

	Three Months Ended March 31, 2005	Year Ended December 31

	(unaudited)	2004	2003

U.S. Treasury and U.S. Government Agencies	$26,739	$26,111	$24,969
Municipal bonds	9,016	14,791	18,659
Collateralized Mortgage Obligations	3,227	3,482	5,436

Total	$38,982	$44,384	$49,064

        The Loan Portfolio. The growing northern Oakland County market in which the bank is located provides excellent opportunities for the bank to grow its loan portfolio. Loans outstanding grew by $13.4 million (11.9%) during the first quarter of 2005 and grew by $28.1 million (33.5%) during 2004. This growth rate is slightly ahead of our business plan and a similar or slightly slower rate is expected to continue throughout 2005. The growth in commercial loans was primarily organic, with a $1.6 million contribution from the Huron Valley Loan Center.

        Although the majority of loans are made to businesses in the form of commercial loans and real estate mortgages, the residential lending portfolio grew more, on a percentage basis, growing 106.6% during 2004 (from $7.6 million to $15.7 million at December 31, 2003 and 2004 respectively), and growing another 13.7% during the first quarter of 2005 (to $17.8 million at March 31, 2005). We have added staff and products in the residential lending area to continue to grow this business and provide a complementary product to our customers. These additional investments, as well as new technologies expected to be implemented during 2005, should allow us to increase fee income from mortgage banking activities as well as to expand the held-for-investment residential lending portfolio. The commercial loan portfolio grew $11.4 million, or 12.2%, to $104.5 million at March 31, 2005, from $93.1 million at December 31, 2004. Growth in the commercial loan portfolio during 2004 was 28.4% (growing $20.6 million from $72.5 million at December 31, 2003 to $93.1 million at December 31, 2004).

        A portion of the residential loan production is held for sale and sold to investors on a servicing released basis. However, there are, at times, 1st and 2nd mortgage loans originated which are placed in the bank’s portfolio that do not meet secondary market standards but do represent good credit quality loans. The bank originated over $18.5 million in mortgage loans during 2004. The growth in the loan portfolio from year to year is consistent with our business plan. The table below discloses the composition of the loan portfolio:

        Loan Portfolio Composition (in thousands of dollars)

	Three Months Ended		Year Ended December 31

	March 31, 2005		2004		2003		2002

	(unaudited)
	Amount	%	Amount	%	Amount	%	Amount	%

Commercial	$104,486	83%	$93,121	83%	$72,534	86%	$46,460	85%
Residential Real Estate	17,836	14	15,693	14	7,642	9	4,668	8
Consumer	3,225	3	3,372	3	3,876	5	3,594	7

Total Loans	125,547	100%	112,186	100%	84,052	100%	54,722	100%

Less:
Allowance for Loan Losses	(1,363)		(1,280)		(1,092)		(696)

Total Loans Receivable, Net	$124,184		$110,906		$82,960		$54,026

      Maturities and Sensitivities of Loans to Changes in Interest Rates (in thousands of dollars)

        The following table shows the amount of total loans outstanding as of December 31, 2004 which, based on remaining scheduled repayments of principal, are due in the periods indicated.

	Maturing

	Within One Year	After One But Within Five Years	After Five Years	Total

Commercial	$30,907	$57,959	$4,255	$93,121
Residential Real Estate	5,139	2,203	8,351	15,693
Consumer	451	1,888	1,033	3,372

Totals	$36,497	$62,050	$13,639	$112,186

        Below is a schedule of the loan amounts maturing or repricing and are classified according to their sensitivity to changes in interest rates.

	Interest Sensitivity

	(in thousands of dollars)
	Fixed Rate	Variable Rate	Total

Due within three months	$2,939	$42,682	$45,621
Due after three months within 1 year	4,691	2,083	6,774
Due after one but within five years	50,970	110	51,080
Due after five years	8,665	47	8,711

Total	$67,265	$44,921	$112,186

        Non-Performing Assets. Non-performing assets consist of nonperforming, foreclosed, restructured and non-accrual loans. As of December 31, 2004, there were no loans classified as non-performing.

        Loan performance is reviewed regularly by external loan review specialists, loan officers, and senior management to assure that policies are being followed and loan quality standards are being maintained. Whenever reasonable doubt exists concerning the collectibility of interest or principal as well as collateral position on a loan, that loan will be placed in non-accrual status. Any interest previously accrued but not collected at that time will be reversed and charged against current earnings. Management is not aware of any recommendations by regulatory agencies, which, if implemented, would have a material impact on our liquidity, capital or operations.

        The following table summarizes the bank’s non-performing loans:

	Three Months Ended March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Non-accrual, Past Due and Restricted Loans
(in thousands of dollars)

Loans accounted for on a non-accrual basis	$326	$0	$0	$0	$0

Accruing loans that are contractually past due
90 days or more as to interest or principal payments	0	0	0	0	0

Total	$326	$0	$0	$0	$0

Loan Loss Experience (in thousands)

        The following table summarizes changes in the allowance for credit losses arising from additions to the allowance which have been charged to expense, selected ratios, and the allocation of the allowance for credit losses.

	Amount as of March 31,		Amount as of December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Total loans at period end	$125,547	$87,489	$112,186	$84,052	$54,722
Average daily balances of loans for the period	119,500	84,772	96,045	75,761	42,200
Allowance for credit losses at beginning of period	1,280	1,092	1,092	696	419

Loan charge-offs during the period
Commercial	0	149	200	100	5
Real Estate-Mortgages	0	0	0	0	0
Consumer	13	11	54	44	8

Total charge-offs	13	160	254	144	13

Loan recoveries during the period
Commercial	0	0	0	43	47
Real Estate-Mortgages	0	0	0	0	0
Consumer	1	29	112	1	0

Total recoveries	1	29	112	44	47

Net recoveries/(charge-offs)	(12)	(131)	(142)	(100)	34

Provision charged to expense	95	80	330	496	243

Allowance for credit losses at end of period	1,363	1,041	1,280	1,092	696

Ratio of net recoveries/(charge-offs) during the period to loans
outstanding at period-end	(0.01%)	(0.15%)	(0.13%)	(0.12%)	.06%

Allowance for loan losses to loans
outstanding at period-end	1.09%	1.19%	1.14%	1.30%	1.27%

Allocation of the Allowance for Loan Losses

        The allowance for loan losses as of March 31, 2005 was $1.4 million, representing approximately 1.09% of total loans outstanding, compared to $1.3 million (or 1.14% of loans outstanding) as of December 31, 2004, and $1.1 million (or 1.30% of loans outstanding) as of December 31, 2003. Credit quality continues to be a strong point of our loan portfolio, and we have experienced less than $300,000 in net charge-offs in our six-year history. As noted in the table below which depicts the allocation of reserves, there was a material increase in the level of reserves allocated to real estate. The residential mortgage loan portfolio more than doubled on a percentage basis over December 2003, and grew from 9% of the total loan portfolio to 14% at December 31, 2004. Management does not believe that the credit quality of this portfolio as a whole has declined materially from prior periods; the growth in the allowance allocated to this portfolio is due solely to the growth in the portfolio.

        The bank has not experienced any material credit losses in the five years of operations ended December 31, 2004. The allowance for loan losses is maintained at a level management feels is adequate based on internal quarterly assessments, external loan review and other industry standards.

        Management prepares an evaluation comprised of a risk rating system to segregate the loan portfolio by classification and rating. These portfolio metrics are then applied against industry standards, peer data, economic conditions, portfolio composition, historical loss experience as well as collateral position to determine an appropriate allowance for loan losses. Consideration is also given to off-balance sheet items that may involve credit risk, such as commitments to extend credit. This analysis is performed every quarter and is scrutinized by both internal and external auditors as well as senior management for reasonableness.

        The primary risk element considered by management regarding each installment and residential real estate loan is the lack of timely payments. We have a reporting system that monitors past due loans, and we have adopted policies to pursue our creditor’s rights in order to preserve our position. The primary risk elements concerning commercial loans are the financial condition of the borrower, the sufficiency of the collateral and lack of timely payment. Management has a policy of requesting and reviewing annual financial statements from its commercial loan customers and periodically reviews the existence and value of collateral for selected loans.

        Over the past five years, the allowance has increased as a result of increased loan production. Due to the lack of seasoning of our portfolio as well as continued soft economic conditions we feel it is prudent to continue to contribute to our loan loss allowance. We expect to continue to grow our loan portfolio and likewise will likely continue to contribute to the allowance. Moreover, it is also expected that the level of loan losses may increase in the future as our portfolio continues to grow and becomes more seasoned. However, we currently feel we have an adequate allowance for loan loss to mitigate any potential losses inherent within the loan portfolio.

      Allowance for Loan Losses (in thousands)

	Three Months Ended March 31

	2005		2004

	(unaudited)		(unaudited)

	Allowance Amount	% of each category to total loans	Allowance Amount	% of each category to total loans

Commercial	$1,158	0.93%	$923	1.06%
Residential	167	0.13	73	0.08
Consumer	38	0.03	45	0.05
Unallocated	0	0.00	0	0.00

Total	$1,363	1.09%	$1,041	1.19%

	Year Ended December 31

	2004		2003		2002

	Allowance Amount	% of each category to total loans	Allowance Amount	% of each category to total loans	Allowance Amount	% of each category to total loans

Commercial	$1,081	0.96%	$980	1.17%	$487	0.89%
Residential	144	0.13	74	0.09	110	0.20
Consumer	55	0.05	26	0.03	99	0.18
Unallocated	0	0.00	12	0.01	0	0.00

Total	$1,280	1.14%	$1,092	1.30%	$696	1.27%

        The above allocations are not intended to imply limitations on the usage of the allowance. The entire allowance is available for any future loans without regard to loan type.

        Premises and Equipment. Premises and equipment increased $1.0 million or 71.4% from $1.4 million at December 31, 2003 to $2.4 million at December 31, 2004. The increase is due primarily to the opening of our fifth branch. Also contributing to the increase was the continued investment in technology.

        Deposits. The deposit gathering activities for the bank are accomplished through traditional means utilizing our five branch network as well as competitive pricing and excellent customer service. We offer both business and personal accounts including but not limited to checking, savings, money market and certificates of deposit with an array of different terms. These deposits are gathered from local consumers and businesses within the markets served by the bank. Our competitive pricing and strong customer service has contributed to our strong deposit growth and continues to provide a stable core funding base for the bank. Moreover, we use no brokered deposits outside of our designated market area to assist in funding the bank’s operations.

        As of March 31, 2005, deposits totaled $142.3 million. This represents a 6.8% increase from December 31, 2004, when deposits were $133.3 million. During 2004, deposits increased by 5.3%, from deposits of $126.6 million at December 31, 2003. Non-interest bearing demand deposits increased during 2004 by $1.6 million (8.8%) from $18.2 million at December 31, 2003 to $19.8 million at December 31, 2004. Likewise, interest bearing deposits increased during 2004 by 4.7% to $113.5 million at December 31, 2004, compared to $108.4 million at December 31, 2003. During 2004, we introduced an internet banking product to provide another channel from which to service our customers. In addition, new deposit relationships continue to be a residual benefit of the growth in the commercial loan portfolio.

        During the first quarter of 2005, the largest increase in deposits was in time deposits, which increased $6.3 million, or 12.5% from December 31, 2004. This was primarily due to some promotional rates used in the first quarter to fund the higher than expected loan growth. Money market and savings accounts also increased during the quarter to $59.1 million from $54.7 million at December 31, 2004, an 8.1% increase. Checking accounts in total decreased $1.7 million, or 5.9% from $28.4 million at December 31, 2004 to $26.7 million at March 31, 2005. The decrease was entirely in the interest-bearing accounts, as non-interest bearing checking accounts actually increased $842,000 or 4.3% from December 31, 2004. The current funding mix is in line with our growth plan and we continue to focus on deposit gathering within our target communities.

Average Daily Deposits (in thousands)

        The following table sets forth the average deposit balances and the weighted average rates paid thereon.

	Average for the Three Months Ended March 31

	2005		2004

	(unaudited)		(unaudited)

	Amount	Average Rate	Amount	Average Rate

Noninterest bearing demand	$21,073	0.00	$18,557	0.00%
MMDA/Savings	63,555	2.61	65,424	1.70%
Time	55,033	3.43	43,434	3.46%

Total Average Deposits	$139,661	2.54%	$127,415	2.06%

	Average for the Year

	2004		2003		2002

	Amount	Average Rate	Amount	Average Rate	Amount	Average Rate

Noninterest bearing demand	$18,731	0.00%	$16,972	0.00%	$11,663	0.00%
MMDA/Savings	62,827	1.78%	47,751	1.90%	30,330	2.42%
Time	46,341	3.35%	43,864	3.38%	45,347	4.12%

Total Average Deposits	$127,899	2.08%	$108,587	2.20%	$87,340	2.98%

Maturity Distribution of Time Deposits of $100,000 or More (in thousands)

        The following table summarizes time deposits in amounts greater than $100,000 by time remaining until maturity as of December 31, 2004, 2003, and 2002:

	Year Ended December 31

	2004	2003	2002

Three months or less	$3,924	$2,178	$7,209
Over three months through one year	9,692	9,925	8,569
Over one year	13,983	12,609	8,377

Total	$27,598	$24,712	$24,155

         Retained Earnings. Retained earnings consists of earnings less any dividends paid to shareholders. As of March 31, 2005, we had retained earnings of $3.8 million, compared to $3.6 million as of December 31, 2004 and $2.4 million as of December 31, 2003. The most significant change in our equity during the first quarter of 2005 was in the accumulated other comprehensive income, which saw a decrease of $281,000, or 116.6%. This decrease was primarily the result of changes in interest rates causing a decrease in the market value of our security portfolio. We do not believe that the value of any of the securities in the portfolio are permanently impaired. There were no dividends paid to shareholders in 2004 or 2003. Management’s focus on strong expense discipline and increases in the net interest margin, due to increases in underlying rates and changes in the asset mix, continues to enhance profitability.

Results of Operations – Three Month Period Ended March 31, 2005 (unaudited)

        Our net profit was $179,000 for the first quarter of 2005 compared to net profit of $302,000 for the first quarter of 2004. Net interest income increased 23.5% or $282,000 from $1.2 million in the first quarter of 2004 to $1.5 million for 2005. Non-interest income increased $111,000, or 83.5% for the first quarter of 2005 compared to the same period in 2004, while non-interest expense increased $501,000 or 58.9% over the same periods.

        Interest income for the first quarter of 2005 was $2.5 million, an increase of 33.5% from interest income of $1.9 million for the first quarter of 2004. This increase resulted primarily from increased loan balances and increased rates. The increase in interest income from loans was partially offset by reduced interest income from securities, caused by decreased balances outstanding. Interest expense was $1.0 million for the first quarter of 2005, compared to $673,000 for the first quarter of 2004, a 51.4% increase. The increase is due in large part to increased balances needed to fund loan growth, as well as an increasingly competitive environment for deposit gathering.

        We had an allowance for loan losses of approximately 1.09% of total loans at March 31, 2005. The provision expense for loan loss for the first quarter of 2005, was $95,000. Management believes the current rate of providing for the loan loss reserve is adequate.

        Non-interest income was $244,000 for the first quarter of 2005, a $111,000, or 83.5% increase over the first quarter of 2004 when non-interest income was $133,000. As discussed previously, we have been investing additional resources in the residential lending area, and the dividends from this investment are apparent in the $38,700, or 422.2%, increase in gains on sale of residential loans. While we anticipate that this line of business will enhance our non-interest income in the future, we do not expect this area to become a significant portion of our total revenue in the near future. The largest portion of the increase in non-interest income was seen in service charges and other fee income, which increased $75,000, or 64.7% over the same period last year. Our continued focus on checking accounts and the implementation of a bounce protection product increased these fees significantly.

        Non-interest expense was $1.35 million for the first quarter of 2005, a $500,000 or 58.9% increase over the first quarter of 2004 when non-interest expense was $850,000. The increase is primarily attributable to higher salary and benefit costs of $320,000 or 75.5% due to the increase in full time equivalents needed to manage the growth of the bank. Expenses related to our organization of our anticipated de novo (new) bank, to be named Huron Valley State Bank, have also contributed to the increased operating expenses, with a limited corresponding increase in revenue. These expenses amounted to $137,000 in the period ended March 31, 2005. We anticipate that Huron Valley State Bank will be approved by the appropriate regulatory agencies and open for business in the third quarter of 2005. Our mortgage banking operation, while providing some marginal revenue, is not yet at critical mass relative to the investment made. Occupancy expense has increased as a result of these two items and also due to the new full service branch which opened for business in the fourth quarter of 2004. Professional fees increased partially due to costs related to the organization of the anticipated new de novo bank and also to the increased legal and audit costs of being a public institution. Additionally, management has invested more resources to its marketing efforts in an effort to continue to promote the bank’s products and services during 2005.

Results of Operations – Year Ended December 31, 2004

        Summary of Results. We earned net income of $1.3 million for the year ended December 31, 2004, compared with net income of $1.5 million in 2003, a 13.3% decrease. Significant fluctuations from 2003 to 2004 included a $1.0 million, or 23.8%, increase in net interest income before provision for loan loss, a $166,000, or 33.5%, decrease in provision for loan loss, a $417,000, or 36.8%, decrease in other operating income and a $1.0 million, or 33.3% increase in other operating expenses.

Performance Ratios (in thousands, except per share data).

	Year Ended December 31

	2004	2003	2002

Net Income	$1,277	$1,468	$801
Weighted average number of shares outstanding	1,036	1,029	1,026
Basic Profit per share	$1.23	$1.43	$0.78
Fully Diluted Profit per Share	$1.20	$1.41	$0.78

Earnings ratios:
Return on average assets	0.84%	1.14%	0.79%
Return on average equity	10.96%	14.32%	8.88%
Average equity to average assets	7.65%	7.99%	8.87%
Dividend payout ratio	0	0	0

        Net Interest Income. Net interest income increased $1.0 million, or 23.8% from $4.2 million at December 31, 2003 to $5.2 million at December 31, 2004. The increase in net interest income was caused in large part by the continued growth in the loan portfolio, and the new securities purchased in the prior year being higher yielding than those which were sold. In addition, deposit rates were held fairly stable over the course of the year. These positive items were offset partially by a slightly falling yield on the loan portfolio. This was caused by a highly competitive lending market and the mix of loans continuing to show a higher ratio of relatively lower yielding real estate loans. These changes in the loan mix are in accordance with our business plan.

        The following schedule presents the average daily balances, interest income, interest expense and average rates earned and paid for our major categories of assets, liabilities, and stockholders’ equity for the periods indicated (dollars in thousands):

	2004			2003			2002

	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost	Average Balance	Interest	Yield/ Cost

Assets:
Short term investment	$6,019	$85	1.41%	$6,166	$67	1.09%	$4,219	$69	1.64%
Securities:
Taxable	25,885	1,008	3.89%	20,448	591	2.89%	40,250	2,020	5.02%
Tax-exempt	20,181	692	3.43%	22,403	805	3.59%	11,645	542	4.65%
Loans	96,045	6,448	6.71%	75,761	5,273	6.96%	42,200	3,311	7.85%

Total earning assets/total	148,130	8,233	5.56%	124,778	6,736	5.40%	98,314	5,942	6.04%
interest income
Cash and due from banks	2,995			2,335			1,959
Unrealized Gain (Loss)	(257)			96			(34)
All other assets	2,527			2,010			1,962
Allowance for loan loss	(1,160)			(939)			(520)

Total assets	152,235	8,233	5.41%	128,280	6,736	5.25%	101,681	5,942	5.84%
Liabilities and Stockholders' Equity
Interest bearing deposits:
MMDA, Savings/NOW
accounts	62,827	1,121	1.78%	55,623	1,072	1.93%	34,346	839	2.44%
Time	46,341	1,554	3.35%	43,864	1,484	3.40%	45,347	1,870	4.12%
Fed Funds Purchased	14	1	7.14%	93	1	1.08%	0
Other borrowed Money	11,236	320	2.85%	197	9	4.57%	0

Total interest bearing	120,418	2,996	2.49%	99,580	2,566	2.57%	79,693	2,709	3.40%
liabilities/interest expense
Noninterest bearing deposits	19,231			16,972			11,663
All other liabilities	939			1,283			1,303
Stockholders' Equity:
Unrealized Holding Gain (Loss)	(89)			63			(25)
Common Stock, Surplus,
Retained Earnings	11,736			10,185			9,047

Total liabilities and
stockholders' equity	152,235	2,996	1.97%	128,280	2,566	2.00%	101,681	2,709	2.66%
Interest spread		5,237			4,170			3,233
Net interest income - FTE		5,237			4,170			3,233
Net Interest Margin as a
Percentage of Average
Earnings Assets - FTE	148,130	5,237	3.54%	124,778	4,170	3.34%	98,314	3,233	3.29%

        Rate / Volume Analysis of Net Interest Income. The following schedule presents the dollar amount of changes in interest income and expense for major components of earning assets and interest-bearing liabilities, distinguishing between changes related to outstanding balances and changes due to interest rates.

	2004 Compared to 2003				2003 Compared to 2002

	Change Due to Rate	Change Due to Volume	Change Due to Mix	Total Change	Change Due to Rate		Change Due to Volume	Change Due to Mix	Total Change

	(in thousands)
Federal funds sold	$20	$(2)	$0	$18	$	(23)	$32	$(11)	$(2)
Investment securities--taxable	205	157	55	417		(857)	(994)	422	(1,429)
Investment securities--tax-exempt	(37)	(80)	4	(113)		(123)	500	(114)	263
Loans, net of unearned income	(187)	1,412	(50)	1,175		(376)	2,635	(297)	1.962

Total interest income	1	1,487	9	1,497		(1,379)	2,173	0	794

Interest bearing deposits	(118)	249	(12)	119		(662)	673	(164)	(153)
Federal funds borrowed	6	(1)	(5)	0		0	0	1	1

Other borrowed funds	(3)	504	(190)	311		0	0	9	9

Total interest expense	(115)	752	(207)	430		(662)	673	(154)	(143)

Net interest income	$116	$735	$216	$1,067		($ 717)	$1,500	$154	$937

Composition of Average Earning Assets and Interest Bearing Liabilities (dollars in thousands):

	Year Ended December 31, 2004		Year Ended December 31, 2003		Year Ended December 31, 2002

As a percentage of average earning assets
Loans	$96,045	64.8%	$75,761	60.7%	$42,200	42.9%
Other earning assets	52,085	35.2%	49,017	39.3%	56,114	57.1%

Average earning assets	$148,130	100.0%	$124,778	100.0%	$98,314	100.0%

As a percent of average interest bearing liabilities
Savings and DDA accounts	62,827	52.2%	55,623	55.9%	34,346	43.1%
Time deposits	46,341	38.5%	43,864	44.0%	45,347	56.9%
Other borrowings	11,250	9.3%	93	0.1%	0	0%

Average interest bearing liabilities	$120,418	100.0%	$99,580	100.0%	$79,693	100.0%

Earning asset ratio	97.3%		97.3%		96.7%

        Provision for Loan Loss. The provision for loan losses for the year ended December 31, 2004 was $330,000 compared to $496,000 at December 31, 2003. The reduction of the provision is due to the continued adjustment from a peer-based level of reserves to one that is based more upon the historical losses that we have experienced. In addition, the continued shift in loan mix to more real estate secured loans also reduces the required amount of reserves. Management will continue to monitor its loan loss performance and adjust its loan loss reserve to more closely align itself to its own history of loss experience.

        Non-Interest Income. Other operating income decreased from $1.1 million in 2003 to $717,000 in 2004, a 36.4% decrease. This decrease is the primarily the result of a lower volume of securities sales causing a realized loss during 2004 of $26,000 compared to a realized gain of $532,000 during 2003, offset by an increase in fee income of $164,000, or 34.7%. The bank continues to sell securities to meet growth needs and increase net interest margin through redeployment of cash received into higher yielding loans. Though this practice will continue for the foreseeable future, gains realized on the sale of investment securities are not considered core income and are subject to interest and market rate fluctuations, therefore, past gains realized on the sale of these items are not expected to continue in the future.

        Non-Interest Expense. Non-interest expense consists of monthly operating expenses and for the year ended December 31, 2004, was $4.0 million compared with $3.0 million for the year ended December 31, 2003, an increase of $1.0 million, or 33.3%. The main component of non-interest expense is salaries and benefits which totaled $1.9 million for 2004 and $1.5 million for 2003, an increase of $400,000, or 26.7%. This increase is directly attributable to adding more staff to further support growth, including additional lending personnel and personnel related to the bank’s new loan production office in Milford, Michigan. Another significant component of operating expense is occupancy expense which increased $128,000, or 33.6%, to $509,000 in 2004 from $381,000 in 2003. This increase is primarily due to increased rents at various locations, a full year of rent at our loan center and for the land on which our newest branch sits and rent on our Milford loan center. Outside processing costs increased from $195,000 at December 31, 2003 to $368,000 at December 31, 2004, a $173,000 or 88.7% increase. This increase was due to in large part to a network maintenance contract and a contract to outsource proof operations. The costs of the maintenance contract increased from $22,000 in 2003 to $82,000 in 2004. As a result of this increase the contract was discontinued in the 4th quarter upon bringing this function in-house Also contributing to this increase was increased transaction and account volumes. Finally, professional fees saw a $114,000, or 63.7% increase, from $179,000 at December 31, 2003 to $293,000 at December 31, 2004. The increase in this expense was due mostly to an increase in legal and other fees, primarily associated with compliance with the Sarbanes-Oxley Act and the exploration of new growth opportunities, including de novo banks.

Liquidity and Capital Resources

        We obtained our initial equity capital in an initial public offering of our common stock in November 1998. We grew successfully through our first five years of operation and, during 2003, we evaluated the need to raise additional capital in order to keep pace with our growth strategy. In December 2003, we completed an offering of $4.0 million of cumulative preferred securities to further support growth into the immediate future.

        The bank is a member of the Federal Home Loan Bank of Indianapolis, and utilizes advances from this institution to bolster liquidity. At March 31, 2005, we have $12.2 million in advances from the FHLB outstanding, with no change since December 31, 2004. As we expand our residential lending area, this source of funds may be used more frequently, as the assets funded can be collateralized.

        Management believes that our current capital will provide us with adequate capital to support our expected level of deposit and loan growth and to otherwise meet our capital requirements for the next year. The proceeds of the offering being made by this prospectus will be used to purchase a majority interest in Huron Valley State Bank, a de novo bank in formation (subject to regulatory approval).

        We do not currently anticipate the need for additional capital for our operations in the near future. In the future, we may pursue additional growth through acquisition or the start up of additional de novo banks, which could have an effect on our equity and/or require additional capital. Such opportunities are difficult to plan and as such we aren’t able to state with absolute assurance that additional equity won’t be needed in the future.

Capital Resources at March 31, 2005 (in thousands)

	Tier 1 Leverage Ratio	Tier 1 Capital Ratio	Total Risk-Based Capital Ratio

Minimum regulatory requirement for
Capital adequacy	4.00%	4.00%	8.00%
Well capitalized regulatory level	5.00%	6.00%	10.00%
Consolidated	9.75%	12.31%	13.32%
Bank	8.08%	10.10%	11.12%

        The following table shows the dollar amounts by which our capital (on a consolidated basis) exceeds current regulatory requirements on a dollar-enumerated basis:

	Tier 1 Leverage	Tier 1 Capital	Total Risk-Based Capital

	(in thousands of dollars)
Capital balances at March 31, 2005
Required regulatory capital	$6,813	$5,394	$10,789
Capital in excess of regulatory minimums	9,789	11,208	3,551

Actual capital balances	$16,602	$16,602	$17,965

Capital Resources at December 31, 2004 (in thousands)

	Tier 1 Leverage Ratio	Tier 1 Capital Ratio	Total Risk-Based Capital Ratio

Minimum regulatory requirement for
Capital adequacy	4.00%	4.00%	8.00%
Well capitalized regulatory level	5.00%	6.00%	10.00%
Consolidated	10.06%	13.45%	14.50%
Bank	8.29%	10.98%	12.04%

Capital Resources at December 31, 2003 (in thousands)

	Tier 1 Leverage Ratio	Tier 1 Capital Ratio	Total Risk-Based Capital Ratio

Minimum regulatory requirement for
Capital adequacy	4.00%	4.00%	8.00%
Well capitalized regulatory level	5.00%	6.00%	10.00%
Consolidated	10.67%	15.27%	16.41%
Bank	8.01%	11.45%	12.59%

        The following table shows the dollar amounts by which our capital (on a consolidated basis) exceeds current regulatory requirements on a dollar-enumerated basis:

	Tier 1 Leverage	Tier 1 Capital	Total Risk-Based Capital

Consolidated	(in thousands of dollars)
Capital balances at December 31, 2004
Required regulatory capital	$6,524	$4,881	$9,761
Capital in excess of regulatory minimums	9,884	11,527	7,927

Actual capital balances	$16,408	$16,408	$17,688

Bank	(in thousands of dollars)
Capital balances at December 31, 2004
Required regulatory capital	$6,433	$4,857	$9,713
Capital in excess of regulatory minimums	6,900	8,476	4,900

Actual capital balances	$13,333	$13,333	$14,613

        The liquidity of a financial institution reflects its ability to provide funds to meet loan requests, to accommodate possible outflows of deposits and to take advantage of interest rate market opportunities. Our sources of liquidity include our borrowing capacity with the Federal Home Loan Bank, loan payments by our borrowers, maturity and sales of our securities available for sale, growth of our deposits and deposit equivalents and various capital resources. Liquidity management involves the ability to meet the cash flow requirements of our customers. Our customers may be either borrowers with credit needs or depositors wanting to withdraw funds. We believe our liquidity position is sufficient to meet these needs.

        As indicated by the consolidated statement of cash flows, deposits continue to be the primary source of funding for loan growth. Cash flows from deposits during the first quarter of 2005 were up $5.6 million, or 164.7%, from such cash flows during the first quarter of 2004. Sales of securities were also an increased source of funding in the first quarter of 2005 as compared to 2004, with net cash flows from security activities increasing $4.0 million, or 432.1%. We anticipate that future loan growth will be funded primarily with deposit growth and secondarily with other wholesale sources of funding, not through liquidation of the security portfolio.

Market Risk Analysis

        Our primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of our transactions are denominated in U.S. dollars with no specific foreign exchange exposure. We have no agricultural-related loan assets, and therefore have no significant exposure to changes in commodity prices. As a result, our market risk exposure is mainly comprised of our sensitivity to interest rate risk. Our balance sheet has sensitivity, in various categories of assets and liabilities, to changes in prevailing rates in the U.S. for prime rate, mortgage rates, U.S. Treasury rates and various money market indices. Our asset/liability management process aids us in providing liquidity while maintaining a balance between interest earning assets and interest bearing liabilities.

        We use two interest rate risk measurement techniques in our interest rate risk management. The first is static gap analysis. This measures the difference between the dollar amounts of interest sensitive assets and liabilities that will be refinanced or repriced during a given time period. A significant repricing gap could result in a negative impact to our net interest margin during periods of changing market interest rates.

        Listed in the table below is the bank’s gap position as of December 31, 2004.

Asset / Liability GAP Position for the Year Ended December 31, 2004 (in thousands)

	1 to 3 Months	4 to 12 Months	12 to 60 Months	Over 60 Months	Total

Interest-Earning Assets
Federal Funds sold	$1,916	$0	$0	$0	$1,916
Investment securities	527	1,505	29,188	13,164	44,384
Loans	45,621	6,774	51,080	8,711	112,186

Total interest-earning assets	48,064	8,279	80,268	21,875	158,486

Interest Bearing Liabilities
DDA, Money Market and Savings Accounts	1,004	24,947	34,893	2,487	63,331
Certificates of deposit	5,011	12,840	32,318	0	50,169
Borrowed funds	9,000	4,000	0	3,200	16,200

Total interest-bearing Liabilities	15,015	41,787	67,311	5,687	129,700

Rate sensitivity gap and ratios:
Gap for period	33,049	(33,508)	9,928	16,189	28,786
Cumulative gap	33,049	(459)	12,598	28,786	28,786
Percentage of cumulative gap
To total assets	20.23%	0.28%	7.71%	17.62%	17.62%
Cumulative earning assets
To cumulative bearing liabilities	3.20	0.99	1.10	1.22	1.22

        The second measurement tool used, which management places more emphasis on, is cash flow simulation. This tool measures the impact to net interest income given shifts in the Treasury yield curve over a twenty four month time horizon. Many factors are used in this simulation including duration cash flow, maturities, prepayment speeds associated with loans and deposits as well as current economic and market data. Management utilizes this data and shocks the balance sheet under a 100 and 200 basis point rising and falling interest rate scenario in order to help predict the financial impact on the bank’s net interest margin given these changes and or estimates of future market conditions.

        The first step in preparing the simulation is to populate the model with all of the cash flow and current data from the bank’s investment, loan and deposit portfolios. This information along with other balance sheet data are loaded and balanced to create an opening balance sheet or constant rate scenario from which to forecast. Current prepayment and market assumptions are then entered into the model. The model is then shocked under a 100 and 200 basis point rise and fall in interest rates. All of the instruments loaded in the model have different behavior characteristics based on the prospective interest rate shocks. As the behavior of these instruments changes under these scenarios management attempts to predict through this simulation what the positive or negative impact is to the bank’s net interest income. In addition, other variables besides interest rate changes may have an impact on the financial condition of the bank including, but not limited to, our growth, structure of the balance sheet, and economic and competitive factors.

        Listed in the table below are the results of the cash flow simulation under both a rising and falling rate scenario. At the present time, the bank is asset sensitive. The positive shift in net interest income reflects the shift in income over a twelve-month time horizon. This means that as the interest rate environment changes over this period of time the re-pricing of assets and liabilities is taking place and reflects a positive increase in net interest income.

        The economic value of equity reflects an immediate interest rate shift without any re-pricing activity over a twelve month time horizon. Thus, being asset sensitive the changes in economic value of equity reflect the fact that the bank’s assets will re-price more quickly than its liabilities, which in a rising rate environment will cause the value of the bank’s assets to decrease more rapidly than the slower repricing liabilities, therefore reducing the residual, which represents the economic value of the equity

Changes in Interest Rates	Economic Value of Equity	Percent Change	Net Interest Income	Percent Change

	(dollars in thousands)
200 Basis Point Rise	$11,765	(24.52%)	$5,909	4.34%
100 Basis Point Rise	13,675	(12.26%)	5,827	2.90%
Base-Rate Scenario	15,586	-	5,663	-
100 Basis Point Decline	17,499	12.27%	5,514	(2.63%)
200 Basis Point Decline	19,413	24.55%	5,354	(5.46%)

BUSINESS

The Company

        Clarkston Financial Corporation was incorporated on May 18, 1998 under Michigan law and is a bank holding company owning all of the outstanding common stock of Clarkston State Bank. Clarkston State Bank is organized as a Michigan chartered bank with depository accounts insured by the FDIC. Clarkston State Bank’s initial primary service area is Independence Township, which includes the City of Clarkston, and the adjacent township of Waterford, both of which are located in North Oakland County, Michigan. Clarkston State Bank provides a full range of commercial and consumer banking services for small to medium size businesses as well as individuals. Clarkston State Bank’s lending strategy is to focus on commercial, consumer and residential real estate lending. Clarkston State Bank offers a broad array of deposit products and may also provide customers with trust services through third-party service providers.

        As of December 31, 2004, we had total assets of $163.4 million, total deposits of $133.3 million, and stockholders’ equity of $12.2 million.

        Our main office is located at 6600 Highland Road, Suite 24, Waterford, Michigan 48327, and our telephone number is (248) 922-6945. Unless the context clearly indicates otherwise, financial information and other references to “us,” “we,” and “our” include Clarkston State Bank.

Products and Services

        Commercial Loans. Commercial loans are made primarily to small and mid-sized businesses. These loans are and will be both secured and unsecured and are made available for general operating purposes, acquisition of fixed assets including real estate, purchases of equipment and machinery, financing of inventory and accounts receivable, as well as any other purposes considered appropriate. We generally look to a borrower’s business operations as the principal source of repayment, but will also receive, when appropriate, mortgages on real estate, security interests in inventory, accounts receivable and other personal property and/or personal guarantees.

        Although we take a progressive and competitive approach to lending, we stress high quality in our loans. Because of our local nature, management believes that quality control should be achievable while still providing prompt and personal service. In addition, a loan committee of the Board of Directors of Clarkston State Bank also reviews larger loans for prior approval when the loan request exceeds the established limits for the senior officers.

        Commercial real estate lending involves more risk than residential lending, because loan balances are greater and repayment is dependent upon the borrower’s operations. We attempt to minimize risk associated with these transactions by generally limiting our exposure to owner-operated properties of well-known customers or new customers with an established profitable history. In many cases, risk is further reduced by (i) limiting the amount of credit to any one borrower to an amount less than our legal lending limit; and (ii) avoiding certain types of commercial real estate financings.

        As of December 31, 2004, we had approximately $93.1 million of commercial loans in our loan portfolio.

        Residential Real Estate Mortgage Loans. We originate residential mortgage loans which are generally underwritten to secondary market standards and sold to investors. These loans are sold on a servicing released basis. Moreover, from time to time we may hold mortgage loans in our portfolio based on our management’s assessment of changing market and economic conditions. We service any loans we hold in our portfolio ourselves (but do not provide loan servicing for loans that are sold or other loans that we do not own). In addition to mortgage loans, we also offer home equity loans. The properties serving as collateral for our residential real estate mortgage loans are generally single family dwellings, multi-family dwellings, and vacant land to be used for single family and multi-family dwellings. As of December 31, 2004, we had approximately $15.7 million of residential mortgage loans in our loan portfolio.

        Personal Loans and Credit. We make personal loans and lines of credit available to consumers for various purposes, such as the purchase of automobiles, boats and other recreational vehicles, home improvements and personal investments. We expect to retain substantially all of such loans.

        Consumer loans generally have shorter terms and higher interest rates than residential mortgage loans and usually involve more credit risk than mortgage loans because of the type and nature of the collateral. While we do not use a formal credit scoring system, we underwrite our loans carefully, with a strong emphasis on the amount of the down payment, credit quality, employment stability and monthly income. These loans are expected generally to be repaid on a monthly repayment schedule with the source of repayment tied to the borrower’s periodic income. In addition, consumer lending collections are dependent on the borrower’s continuing financial stability, and are thus likely to be adversely affected by job loss, illness and personal bankruptcy. In many cases, repossessed collateral for a defaulted consumer loan will not provide an adequate source of repayment of the outstanding loan balance because of depreciation of the underlying collateral. We believe that the generally higher yields earned on consumer loans help compensate for the increased credit risk associated with such loans and that consumer loans are important to our efforts to serve the credit needs of the communities and customers that we serve.

        As of December 31, 2004, we had approximately $3.4 million of consumer loans in our loan portfolio.

        Loan Policy. As a routine part of our business, we make loans to individuals and businesses located within our market area. We have adopted a loan policy that contains general lending guidelines and is subject to review and revision by our Board of Directors from time to time. We seek to make sound loans, while recognizing that lending money involves a degree of business risk.

        Regulatory and supervisory loan-to-value limits are established by Section 304 of the Federal Deposit Insurance Corporation Improvement Act of 1991. Our internal limitations follow those limits and in certain cases are more restrictive than those required by the regulators.

        Deposit Services. We offer a broad range of deposit services, including interest bearing and non-interest bearing checking accounts, savings accounts and time deposits of various types. Transaction accounts and time certificates are tailored to the principal market area at rates competitive with those offered in the area. All deposit accounts are insured by the FDIC up to the maximum amount permitted by law. We solicit these accounts from individuals, businesses, associations, financial institutions and government authorities. As of December 31, 2004, we had total deposits of approximately $133.3 million.

        Other Services. We may establish relationships with correspondent banks and other independent financial institutions to provide other services requested by our customers, including loan participations where the requested loan amounts exceed our policies or legal lending limits. While we believe that our personalized service approach benefits from customer visits, we have also recognized through customer surveys that personal computer banking is a service preferred by many customers. As a result, we introduced personal computer banking in 2003. This allows us to extend our product offerings and further complements our telephone banking service, which began in 2000.

Competition

        There are many thrift institution, credit union and bank offices located within our primary market area of northern Oakland County, Michigan. We consider our primary competitors to be Fifth Third Bank, Bank One, National City Bank, and Citizens Bank. We face competition from these institutions as well as finance companies, insurance companies, mortgage companies, securities brokerage firms, money market funds and other providers of financial services. Most of our competitors have been in business a number of years, have established customer bases, are larger and have higher lending limits than we do. We compete for loans principally through our ability to communicate effectively with our customers and understand and meet their needs. We believe that our personal service philosophy enhances our ability to compete favorably in attracting individuals and small businesses. We actively solicit retail customers and compete for deposits by offering customers personal attention, professional service, ATM capability, and competitive interest rates.

Employees

        As of April 30, 2005, we had 40 full-time and 18 part-time employees. We have assembled a staff of experienced, dedicated professionals whose goal is to provide outstanding service. None of our employees are represented by collective bargaining agents.

Property

        In June 2002, Clarkston State Bank purchased its building located at 15 South Main Street in downtown Clarkston, Michigan from a limited liability company owned by certain directors of the bank, namely Edwin L. Adler, William J. Clark, Louis D. Beer, Charles L. Fortinberry, Bruce H. McIntyre, John H. Welker, and former directors David T. Harrison and Robert A. Olsen, at a price representative of fair value of $650,000 for use as the bank’s main office and headquarters. This building consists of approximately 3,890 square feet. The building was formerly a branch of a large regional bank and has been a bank branch since 1911. The building has a night deposit box, safe deposit boxes and a complete security system, and has an ATM machine. We believe that this space will be adequate for our present needs.

        Clarkston State Bank leases space for our branch offices in Farmer Jack’s grocery stores at 6555 Sashabaw Road and 7121 Dixie Highway, both in Clarkston, Michigan, at a rental rate of $2,750 per month under leases which run until July 2005 and October 2006, respectively.

        In December 2000, the bank purchased an office condominium located at 6600 Highland Road, Unit #2, Waterford, Michigan, from a limited liability company owned in part by Edwin L. Adler, Chairman of the Board of the bank, at a price representative of its fair value of $170,000. On June 15, 2001, the bank opened a branch office at this location.

        Clarkston State Bank leases real estate for its loan center located at 7151 N. Main, Suite #203, Independence Township, Michigan, from a limited liability company in which Edwin L. Adler is a member, at a rental rate of $3,308.25 per month, which lease runs until August 1, 2006. The bank has the option to renew the lease for three additional terms of one year each.

        Clarkston State Bank leases real estate for its loan center located in Milford, Michigan. When Huron Valley State Bank (in organization) is formed, it will operate at this location at 525 North Main Street, Suite 260, Milford, Michigan 48381.

        On December 13, 2004 the bank opened its fifth full service branch office at 5800 S. Main Street in Clarkston, Michigan. The bank leases the land on which the branch is located under a lease agreement with a 25 year term requiring monthly payments of $5,250 through October of 2008, with the monthly payment amount adjusting every 5 years thereafter according to changes in the Consumer Price Index.

        We believe our facilities are well-maintained and adequately insured.

        Upon its formation (if regulatory approval is received), Huron Valley State Bank will lease office facilities at 525 North Main Street, Suite 260 in downtown Milford from a limited liability company whose members include Thomas E. Callan, a proposed director of Huron Valley State Bank. The office consists of approximately 1,744 square feet and includes one ATM machines. The lease term will be five years at an approximate rental rate of $3,441.36 per month for the first twelve months and adjusted thereafter according to changes in the Consumer Price Index. Huron Valley State Bank will have the option to renew the lease for an additional five year term.

Business Strategy for Huron Valley State Bank (in formation)

        As described in this prospectus, we have applied for regulatory approval to organize and operate a de novo bank called Huron Valley State Bank. If regulatory approval is received, we plan to operate Huron Valley State Bank as a state-chartered commercial bank and to pursue the following business strategy:

•	Focus our lending activities on residential and commercial real estate financing in the area of Milford and portions of Oakland and Livingston Counties.

•	Focus on the small and middle market retail and commercial segments that we believe have been neglected by the large, out-of-town financial institutions.

•	Provide prompt, superior and personalized customer service that will distinguish the bank from our competitors.

•	Offer banking products and services that respond to the needs of the local community and that are attractively and competitively priced.

•	Emphasize our local ownership, local decision-making, and overall knowledge of the local business environment.

•	Establish a Board of Directors of experienced entrepreneurs, business owners and professionals who will maintain active participation in the management of the bank and in the community.

        We expect Huron Valley State Bank will open for business with a staff of eight full-time equivalent employees. The number of employees may increase as the bank sustains continued growth.

        Our profitability will be dependent upon the successful operations of the bank. New banks incur substantial start-up expenses and are rarely profitable in their first year of operation. In some cases, new banks are not profitable for several years. The substantial start-up expenses incurred by Huron Valley State Bank have been and will be borne by Clarkston Financial Corporation. Huron Valley State Bank will not incur any start-up expenses. We expect Huron Valley State Bank to incur operating losses of at least $716,000 before it starts to become profitable. Based upon industry standards, management’s experience and current market demand, we believe that the bank will begin to be profitable in the second quarter of the second year of operation. However, we cannot assure you that the bank will be profitable, or if profitable, that its earnings will equal those of similar banking institutions.

MANAGEMENT

Information About Directors

        The content of the following table is based upon information as of April 30, 2005, furnished to us by our directors. As of April 30, 2005, there were 1,045,909 issued and outstanding shares of common stock of Clarkston Financial Corporation.

	Age	Year First Became a Director	Expiration of Current Term as Director	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock(2)

Louis D. Beer (c)	60	1998	2008	12,135	1.1%

William J. Clark (a)	55	1998	2008	9,631	0.9%

Charles L. Fortinberry	49	1998	2006	6,005	0.6%

Bruce H. McIntyre (a)(b)(c)	75	1998	2006	25,788	2.4%

Edwin L. Adler (b)(c)	67	1998	2007	167,176	15.3%

Thomas E. Kimble (a)	58	2005	2007	1,000	0.1%

John H. Welker (a)(b)	64	1998	2007	49,942	4.6%

(a)	Member Audit Committee
(b)	Member Executive Committee
(c)	Member Compensation Committee

(1)	Each director owns the shares directly and has sole voting and investment power or shares voting and investment power with his or her spouse under joint ownership. Includes shares of common stock that are issuable under options exercisable within 60 days of April 30, 2005. The share ownership of the following directors includes shares subject to options that are presently exercisable: Mr. Adler (12,201 shares); Mr. Beer (6,205 shares); Mr. Clark (4,106 shares); Mr. Fortinberry (5,305 shares); Mr. McIntyre (6,205 shares); and Mr. Welker (10,702 shares).

(2)	Calculated based on the number of shares outstanding plus 44,724 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days of April 30, 2005.

        Edwin L. Adler is the Chairman and a director of Clarkston Financial Corporation and Clarkston State Bank, and is the President and CEO of Clarkston Financial Corporation. Mr. Adler is a real estate investor. Until 1999, Mr. Adler was president of Food Town Supermarkets, a chain of five stores in the Clarkston, Michigan area, where he had been employed since 1963.

        Louis D. Beer is a director of Clarkston Financial Corporation and Clarkston State Bank. Mr. Beer has served since 1993 as the chairman of First Public Corporation, a real estate, financial and business consulting firm located in Saginaw, Michigan.

        William J. Clark is a director of Clarkston Financial Corporation and Clarkston State Bank. Mr. Clark has served since October 1996 as the general manager of Coldwell Banker Professionals, a real estate brokerage firm in Clarkston, Michigan. Mr. Clark was employed by Clarkston Real Estate Services Inc. from 1989 through October 1996.

        Charles L. Fortinberry is a director of Clarkston Financial Corporation. Mr. Fortinberry is an automobile dealer and is the president of Clarkston Motors, Inc., where he has been employed since 1985.

        Thomas E. Kimble is a director of Clarkston Financial Corporation and Clarkston State Bank. Mr. Kimble held a variety of positions with General Motors Corporation where he was employed for 30 years before his retirement effective April 1, 2002. Mr. Kimble’s positions at General Motors Corporation included Director of Global Philanthropic Administration, Director of Business Risk Management and Finance Director for Service Parts Operations.

        Bruce H. McIntyre is the Secretary and a director of Clarkston Financial Corporation and Clarkston State Bank. Mr. McIntyre has served as president of McIntyre Media, LLC, a media consulting firm, since October 1996. From 1971 through September 1996, Mr. McIntyre was employed by Capital Cities/ABC, Inc., most recently as vice president of the publishing division. Mr. McIntyre was the publisher of the Oakland Press from 1977 through February 1995. Mr. McIntyre will become a director of Huron Valley State Bank upon its formation (assuming regulatory approval is received).

        John H. Welker is a director of Clarkston Financial Corporation and Clarkston State Bank. Mr. Welker is president of Numatics, Inc., where he has been employed since 1965. Numatics, Inc. is a global developer and manufacturer of pneumatic components for automated machinery used in various industries. Mr. Welker will become a director of Huron Valley State Bank upon its formation (assuming regulatory approval is received).

Compensation of Directors

        Directors of Clarkston Financial Corporation are not paid any cash or stock compensation for holding company Board meetings or committee meetings attended. We did not grant any stock options to directors during 2004. Directors of Clarkston State Bank are paid $200 and 10 shares of Clarkston Financial Corporation common stock for each Board meeting attended and $100 and 10 shares of Clarkston Financial Corporation common stock for each committee meeting attended. To date, we have granted our directors and organizers options to purchase an aggregate of 64,150 shares under our 1998 Founding Directors’ Stock Option Plan.

Information About Executive Officers

        Edwin L. Adler, 67, is the Chairman and a director of Clarkston Financial Corporation and Clarkston State Bank, and is the President and CEO of Clarkston Financial Corporation. Mr. Adler is a real estate investor. Until 1999, Mr. Adler was president of Food Town Supermarkets, a chain of five stores in the Clarkston, Michigan area, where he had been employed since 1963.

        Dawn M. Horner, 46, joined Clarkston State Bank in 1998 and currently serves as its President and CEO. She is also a director of Clarkston State Bank. Prior to joining Clarkston State Bank, Ms. Horner held several management positions with First of America Bank and Trust Company. Until her resignation in March of 2005, she was also a director of Clarkston Financial Corporation.

        J. Grant Smith, 37, has served as the Chief Financial Officer of Clarkston Financial Corporation since 2001 and Chief Operating Officer since 2004. Mr. Smith was previously an Executive Vice President and the Chief Financial Officer for New Century Bancorp.

Executive Compensation

        The following table sets forth the compensation that we paid to our Chief Executive Officer, to the President of Clarkston State Bank and to the Chief Financial Officer of Clarkston Financial Corporation and Clarkston State Bank for services rendered to us during 2002, 2003, and 2004. No other executive officers of Clarkston Financial Corporation or Clarkston State Bank received annual compensation in excess of $100,000 during 2002, 2003, or 2004.

Summary Compensation Table

	Annual Compensation			Long Term Compensation

Name and Principal Positions	Year	Salary	Other Annual Compensation($)	Restricted Stock Awards($)(2)	Securities Underlying Options(#)	All Other Compen- sation

Edwin L. Adler(1)	2004	$0	$10,492	0	0	$0
President and Chief Executive Officer	2003	0	3,700	0	0	0
	2002	0	2,200	0	0	0

Dawn M. Horner	2004	$137,000	$24,709	$25,313	0	$0
President and CEO of Clarkston	2003	125,100	21,656	12,500	0	0
State Bank	2002	111,000	0	0	0	0

J. Grant Smith	2004	$115,000	$21,756	$25,313	0	$0
Chief Financial Officer and Chief	2003	100,100	15,938	10,000	0	0
Operating Officer	2002	85,000	0	0	0	0

(1)	Mr. Adler was appointed Chief Executive Officer on September 11, 2002.
(2)	This item shows the grant date value of restricted stock awards. In March 2004 Ms. Horner received an award of 1,250 restricted shares which vest over three years, one third on each of the first three anniversaries of the grant date, and had a value of $25,313 on the date of grant. In March 2004 Mr. Smith received an award of 1,250 restricted shares which vest over three years, one third on each of the first three anniversaries of the grant date, and had a value of $25,313 on the date of grant.

        Option Grants in 2004. No stock options were granted during 2004 to the executives named above or to any other officers or directors of Clarkston Financial Corporation.

        Year-End Options Values. Shown below is information with respect to unexercised options to purchase shares of our common stock granted under our stock option plans to the three executives named in the chart and the value of unexercised options at December 31, 2004. None of these three executives exercised any stock options during 2004.

	Number of Shares Subject to Unexercised Options Held At December 31, 2004		Value of Unexercised In-the-Money Options at December 31, 2004(1)

Name	Exercisable	Unexercisable	Exercisable	Unexercisable

Edwin L. Adler	12,201	802	$136,773	$8,990
Dawn M. Horner	0	0	0	0
J. Grant Smith	0	0	0	0

(1)	The value of unexercised options reflects the market value of our common stock from the date of grant through December 31, 2004 (when the closing price of our common stock was $20.30 per share). Mr. Adler’s stock options have an adjusted exercise price of $9.09 per share. Value actually realized upon exercise by the executive will depend on the value of our common stock at the time of exercise.

        Benefits.        We provide group health insurance benefits and supplemental unemployment benefits to our regular employees, including executive officers.

        Security Ownership of Management. The following table shows, as of April 30, 2005, the number of shares beneficially owned by the three named executives identified in the executive compensation tables above and by all directors and executive officers as a group. Except as otherwise described, the following persons have sole voting and dispositive power as to all of their respective shares.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Common Stock (2)

Edwin L. Adler	167,176	15.3%

Dawn M. Horner	3,366	0.3%

J. Grant Smith	454	0.1%

All Executive Officers and Directors as a Group
(9 persons)	275,497	25.2%

(1)	See also footnotes 1 and 2 to the "Information About Directors" table appearing above.
(2)	Calculated based on 1,045,909 shares outstanding as of April 30, 2005, plus 44,724 shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days of April 30, 2005.

        Management Continuity Agreements. We have entered into individual severance benefit agreements with Ms. Horner and Mr. Smith and with Mr. James Jeszke, Vice President of Clarkston State Bank. These agreements provide severance benefits if the executive’s employment is terminated without cause within two years (three years in the case of Ms. Horner) after a change-in-control or within six (6) months before a change-in-control of our company. For the purpose of these agreements, a “change-in-control” is defined to include certain changes in the composition of our Board of Directors and transactions in which any individual or entity acquires 51% or more of our outstanding common stock, any merger or consolidation in which we are not the surviving entity, or any sale of all or substantially all of our assets. Severance benefits will not be payable if we terminate the executive’s employment for cause or if the executive resigns for reasons other than a substantial change in the terms or conditions of the executive’s employment. An executive may resign as a result of a substantial change in the terms or conditions of his or her employment after a change-in-control and retain the benefits provided under the agreement.

        A substantial change in terms or conditions of employment will be deemed to have occurred if any of the following occurs: we reduce the executive’s base salary; we discriminate against the executive as to bonuses, salary increases or fringe benefits; the executive is assigned duties which result in a significant reduction or material change in the executive’s authority or responsibility; or the executive is relocated to a place in excess of 20 miles from the location where the executive was based at the time the agreement was executed. The agreements continue indefinitely unless we take action to terminate by giving notice at least twelve months in advance. These agreements provide a severance benefit of a lump sum payment equal to one year’s salary and incentive bonus (two years in the case of Ms. Horner) and continuation of benefits coverage for two years (three years in the case of Ms. Horner).

Other Significant Employees

        David H. Blossey, 50, has been selected to serve as President, CEO, and a director of Huron Valley State Bank, upon its formation (if regulatory approval is received). Mr. Blossey has an extensive background in community banking. From 1990 to 1995, Mr. Blossey was employed as a Senior Vice President and head of commercial lending with Republic Bank in Lansing, Michigan. From 1995 to 1998, Mr. Blossey was Senior Vice President for Huron Community Bank in East Tawas, Michigan, a $130 million bank at the time. From 1999 to 2003, Mr. Blossey worked for Chemical Bank & Trust Co. — Bay Area where he managed the commercial lending function for this subsidiary of Chemical Bank & Trust, currently a $3.7 billion financial institution based in Midland, Michigan. In 2003, we recruited Mr. Blossey to assist in the organization of Huron Valley State Bank (in formation), and in October, 2004, we recruited him to be President and CEO of the bank. Mr. Blossey is a graduate of Michigan State University and has an MBA from Central Michigan University.

Employee Stock Purchase Plan

        On February 18, 2005, our Board of Directors adopted the Clarkston Financial Corporation Employee Stock Purchase Plan, subject to approval of the plan by our shareholders. The plan provides for the purchase by our employees, and those of our subsidiaries, in the aggregate, not more than 50,000 shares of our common stock. The plan enables eligible employees to acquire shares of our common stock through payroll deductions. Employee deductions are credited to separate employee accounts, and at the end of each option period, the funds credited to each employee account are used to purchase shares of our common stock at a price currently equal to 95% of the then fair market value of the common stock. The purpose of the plan is to provide our employees with a further inducement to continue their employment with us and to encourage employees to increase their efforts to promote our best interests. Shares issued to participants pursuant to the plan will be from our authorized but unissued common stock. We reserve the right, however, to purchase shares in the over-the-counter market for issuance to participants.

Stock Option Plans

        We maintain two stock-based compensation plans. Under our employees’ stock compensation plan, we may grant options and other awards to key employees for up to 21,495 shares of common stock. Under the 1998 Founding Directors Stock Option Plan, we may grant options and other awards for up to 72,693 shares of common stock. Under both plans, there is a minimum vesting period of between one to three years before the options may be exercised, and all options expire 10 years after the date of their grant. Certain options (contingent options) under both plans vest on an accelerated basis upon the achievement of various future financial and operational goals. All such options vest 9.5 years after the date of grant regardless of achievement of future goals. Under both plans, the exercise price of each option equals the market price of our common stock on the date of grant.

CERTAIN TRANSACTIONS

        From time to time, Clarkston State Bank has entered into real estate transactions with entities owned by one or more of its directors. In addition, upon its formation (if regulatory approval is received), Huron Valley State Bank will lease space from an entity owned, in part, by one of the organizing directors of Huron Valley State Bank. See “Property” on page 49 above for more details. Management believes that each of these transactions has been (or will be, in the case of Huron Valley State Bank) entered into on terms no less favorable to us than could be obtained in a transaction with an independent third party.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF

        On April 30, 2005, there were 1,045,909 shares of common stock of Clarkston Financial Corporation outstanding. As of April 30, 2005, no person was known by management to be the beneficial owner of more than 5% of our common stock, except as follows:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Common Stock (Before Offering) (5)	Percent of Common Stock (After Offering)(6)

Edwin L. Adler	167,176	(1)	16.0%	17.0%
900 South Lake Angelus Shores
Lake Angelus, MI 48326

Marion Murvay	61,500	(2)	5.9%	5.9%
1174 North Lake Angelus Road
Lake Angelus, MI 48326

Mark Murvay	95,290	(3)	9.1%	9.1%
22729 Hoover Road
Warren, MI 48089

Banc Fund VI L.P.	67,057	(4)	6.4%	6.4%
208 S. LaSalle Street
Chicago, IL 60604

(1)	Mr. Adler owns 143,625 shares, has presently exercisable options to purchase 12,201 shares and may be deemed beneficial owner of 11,350 shares owned by his spouse.
(2)	Based on information provided to us by Marion Murvay. Marion Murvay holds the 61,500 shares as a joint tenant with Mark Murvay.
(3)	Based on information to us by Mark Murvay. Includes 61,500 shares held as joint tenant with Marion Murvay.
(4)	In a Schedule 13G filed February 15, 2005, Banc Fund V L.P. and Banc Fund VI L.P. disclosed that as of December 31, 2004, Banc Fund VI L.P. exercised sole voting power and sole dispositive power over 67,057 shares of common stock.
(5)	Calculated based on the number of shares outstanding, excluding shares with respect to which officers and directors have the right to acquire beneficial ownership under stock options exercisable within 60 days of April 30, 2005.
(6)	Assumes all 261,477 shares offered by this prospectus are sold in the offering. The information for Mr. Adler is based on information provided to us by him. We did not inquire of any of the other shareholders listed in the chart as to their intention of buying stock in the offering, and the percentages in this column assume that each such shareholder (other than Mr. Adler) exercise their basic subscription privilege in full, but do not exercise their over-subscription privilege.

        For information regarding the beneficial ownership of our stock by our directors and executive officers, please see page 26 above.

SUPERVISION AND REGULATION

        The following is a summary of certain statutes and regulations affecting Clarkston Financial Corporation and Clarkston State Bank and that will affect Huron Valley State Bank upon its formation. This summary is qualified in its entirety by such statutes and regulations. A change in applicable laws or regulations may have a material effect on Clarkston Financial Corporation, Clarkston State Bank, and/or Huron Valley State Bank and their respective businesses.

General

        Financial institutions and their holding companies are extensively regulated under federal and state law. Consequently, our growth and earnings performance can be affected not only by management decisions and general economic conditions, but also by the statutes administered by, and the regulations and policies of, various governmental regulatory authorities. Those authorities include, but are not limited to, the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”), the FDIC, OFIS, the Internal Revenue Service, and state taxing authorities. The effect of such statutes, regulations and policies can be significant, and cannot be predicted with a high degree of certainty.

        Federal and state laws and regulations generally applicable to financial institutions and their holding companies regulate, among other things, the scope of business, investments, reserves against deposits, capital levels relative to operations, lending activities and practices, the nature and amount of collateral for loans, the establishment of branches, mergers, consolidations and dividends. The system of supervision and regulation applicable to us and our banks establishes a comprehensive framework for their respective operations and is intended primarily for the protection of the FDIC’s deposit insurance funds, the depositors of the bank, and the public, rather than our shareholders.

        Federal law and regulations establish supervisory standards applicable to the lending activities of our bank, including internal controls, credit underwriting, loan documentation and loan-to-value ratios for loans secured by real property.

Clarkston Financial Corporation

        General. Clarkston Financial Corporation is a bank holding company and, as such, is registered with, and subject to regulation by, the Federal Reserve Board under the Bank Holding Company Act, as amended (the “BHCA”). Under the BHCA, the company is subject to periodic examination by the Federal Reserve Board, and is required to file with the Federal Reserve Board periodic reports of its operations and such additional information as the Federal Reserve Board may require.

        In accordance with Federal Reserve Board policy, Clarkston Financial Corporation is expected to act as a source of financial strength to Clarkston State Bank and (upon its formation, assuming regulatory approval is received) Huron Valley State Bank and to commit resources to support them in circumstances where it might not do so absent such policy. In addition, if OFIS deems our capital to be impaired, it may require us to restore our capital by a special assessment upon us as a shareholder of the banks. If we were to fail to pay any such assessment, the directors of the banks would be required, under Michigan law, to sell our shares of the bank’s stock owned by us to the highest bidder at either a public or private auction and use the proceeds of the sale to restore the bank’s capital.

        Investments and Activities. In general, any direct or indirect acquisition by us of any voting shares of any bank which would result in our direct or indirect ownership or control of more than 5% of any class of voting shares of such bank, and any merger or consolidation between us and another bank holding company, will require the prior written approval of the Federal Reserve Board under the BHCA. In acting on such applications, the Federal Reserve Board must consider various statutory factors, including among others, the effect of the proposed transaction on competition in relevant geographic and product markets, and each party’s financial condition, managerial resources, and record of performance under the Community Reinvestment Act. Bank holding companies may acquire banks located in any state in the United States without regard to geographic restrictions or reciprocity requirements imposed by state law, but subject to certain conditions, including limitations on the aggregate amount of deposits that may be held by the acquiring company and all of its insured depository institution affiliates.

        The merger or consolidation of an existing bank subsidiary of ours with another bank, or the acquisition by such a subsidiary of assets of another bank, or the assumption of liability by such a subsidiary to pay any deposits in another bank, will require the prior written approval of the responsible federal depository institution regulatory agency under the Bank Merger Act, based upon a consideration of statutory factors similar to those outlined above with respect to the BHCA. In addition, in certain such cases, an application to, and the prior approval of, the Federal Reserve Board under the BHCA and/or OFIS under the Michigan Banking Code may be required.

        Capital Requirements. The Federal Reserve Board uses capital adequacy guidelines in its examination and regulation of bank holding companies. If capital falls below minimum guidelines, a bank holding company may, among other things, be denied approval to acquire or establish additional banks or non-bank businesses.

        The Federal Reserve Board’s capital guidelines establish the following minimum regulatory capital requirements for bank holding companies: (i) a leverage capital requirement expressed as a percentage of total assets, and (ii) a risk-based reqirement expressed as a percentage of total risk-weighted assets. The leverage capital requirement consists of a minimum ratio of Tier 1 capital (which consists principally of shareholders’ equity) to total assets of 3% for the most highly rated companies, with minimum requirements of 4% to 5% for all others. The risk-based requirement consists of a minimum ratio of total capital to total risk-weighted assets of 8%, of which at least one-half must be Tier 1 capital.

        The risk-based and leverage standards presently used by the Federal Reserve Board are minimum requirements, and higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual banking organizations. For example, Federal Reserve Board regulations provide that additional capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities. Further, any banking organization experiencing or anticipating significant growth would be expected to maintain capital ratios, including tangible capital positions (i.e., Tier 1 capital less all intangible assets), well above the minimum levels. The Federal Reserve Board has not advised us of any specific minimum Tier 1 Capital leverage ratio applicable to us.

        Dividends. Clarkston Financial Corporation is a corporation separate and distinct from Clarkston State Bank and, upon formation (if regulatory approval is received), Huron Valley State Bank. Most of our revenues will be received in the form of dividends, if any, paid by our banks. Thus, our ability to pay dividends to our shareholders will indirectly be limited by statutory restrictions on the banks’ ability to pay dividends to us. See “Supervision and Regulation — Clarkston State Bank — Dividends.” Further, the Federal Reserve Board has issued a policy statement on the payment of cash dividends by bank holding companies. In the policy statement, the Federal Reserve Board expressed its view that a bank holding company experiencing earnings weaknesses should not pay cash dividends exceeding its net income or which can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing. Additionally, the Federal Reserve Board possesses enforcement powers over bank holding companies and their non-bank subsidiaries to prevent or remedy actions that represent unsafe or unsound practices or violations of applicable statutes and regulations. Among these powers is the ability to proscribe the payment of dividends by banks and bank holding companies. Similar enforcement powers over our subsidiary banks are possessed by the FDIC. The “prompt corrective action” provisions of federal law and regulation authorizes the Federal Reserve Board to restrict the payment of dividends by us for an insured bank which fails to meet specified capital levels.

        In addition to the restrictions on dividends imposed by the Federal Reserve Board, the Michigan Business Corporation Act provides that dividends may be legally declared or paid only if after the distribution a corporation, such as us, can pay its debts as they come due in the usual course of business and its total assets equal or exceed the sum of its liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock whose preferential rights are superior to those receiving the distribution. We are not authorized to issue preferred stock and have no current plans to seek to authorize any preferred stock.

Clarkston State Bank

        General. Clarkston State Bank is a Michigan banking corporation and its deposit accounts are insured by the Bank Insurance Fund (the “BIF”) of the FDIC. As a BIF-insured Michigan chartered bank, Clarkston State Bank is subject to the examination, supervision, reporting and enforcement requirements of OFIS, as the chartering authority for Michigan banks, and the FDIC, as administrator of the BIF. These agencies and the federal and state laws applicable to Clarkston State Bank and its operations extensively regulate various aspects of the banking business including, among other things, permissible types and amounts of loans, investments and other activities, capital adequacy, branching, interest rates on loans and on deposits, the maintenance of non-interest bearing reserves on deposit accounts, and the safety and soundness of banking practices.

        Deposit Insurance. As an FDIC-insured institution, Clarkston State Bank is required to pay deposit insurance premium assessments to the FDIC. The FDIC has adopted a risk-based assessment system under which all insured depository institutions are placed into one of nine categories and assessed insurance premiums, based upon their respective levels of capital and results of supervisory evaluation. Institutions classified as well-capitalized (as defined by the FDIC) and considered healthy pay the lowest premium while institutions that are less than adequately capitalized (as defined by the FDIC) and considered of substantial supervisory concern pay the highest premium. Risk classification of all insured institutions is made by the FDIC for each semi-annual assessment period.

        The Federal Deposit Insurance Act (“FDIA”) requires the FDIC to establish assessment rates at levels which will maintain the deposit insurance fund at a mandated reserve ratio of not less than 1.25% of estimated insured deposits. Accordingly, the FDIC established a schedule of BIF insurance assessments, ranging from 0% of deposits for institutions in the lowest risk category to 0.27% of deposits for institutions in the highest risk category.

        The FDIC may terminate the deposit insurance of any insured depository institution if the FDIC determines, after a hearing, that the institution or its directors have engaged or are engaging in unsafe or unsound practices or have violated any applicable law, regulation, order, or any condition imposed in writing by, or written agreement with, the FDIC, or if the institution is in an unsafe or unsound condition to continue operations. The FDIC may also suspend deposit insurance temporarily during the hearing process for a permanent termination of insurance if the institution has no tangible capital.

        Assessments by OFIS. Michigan banks are required to pay supervisory fees to OFIS to fund the operations of OFIS. The amount of supervisory fees paid by a bank is based upon the bank’s total assets, as reported to OFIS.

        FICO Assessments. Clarkston State Bank, as a member of the BIF, is subject to assessments to cover the payments on outstanding obligations of the Financing Corporation (“FICO”). FICO was created in 1987 to finance the recapitalization of the Federal Savings and Loan Insurance Corporation, the predecessor to the FDIC’s Savings Association Insurance Fund (the “SAIF”) which insures the deposits of thrift institutions. SAIF members pay FICO assessments at a rate equal to approximately 0.063% of deposits while BIF members pay FICO assessments at a rate equal to approximately 0.013% of deposits. Until the maturity of the outstanding FICO obligations in 2019, BIF members and SAIF members will share the cost of the interest on the FICO bonds on a pro rata basis. It is estimated that FICO assessments during this period will be less than 0.025% of deposits.

        Capital Requirements. The FDIC has established the following minimum capital standards for state-chartered, FDIC-insured non-member banks, such as Clarkston State Bank: a leverage requirement consisting of a minimum ratio of Tier 1 capital to total assets of 3% for the most highly-rated banks with minimum requirements of 4% to 5% for all others, and a risk-based capital requirement consisting of a minimum ratio of total capital to total risk-weighted assets of 8%, at least one-half of which must be Tier 1 capital. Tier 1 capital consists principally of shareholders’ equity. These capital requirements are minimum requirements. Higher capital levels will be required if warranted by the particular circumstances or risk profiles of individual institutions. For example, FDIC regulations provide that higher capital may be required to take adequate account of, among other things, interest rate risk and the risks posed by concentrations of credit, nontraditional activities or securities trading activities.

        Federal law provides the federal banking regulators with broad power to take prompt corrective action to resolve the problems of undercapitalized institutions. The extent of the regulators’ powers depends on whether the institution in question is “well capitalized,” “adequately capitalized,” “undercapitalized,” “significantly undercapitalized,” or “critically undercapitalized.” Federal regulations define these capital categories as follows:

	Total Risk-Based Capital Ratio	Tier 1 Risk-Based Capital Ratio	Leverage Ratio

Well capitalized Adequately capitalized Undercapitalized Significantly undercapitalized Critically undercapitalized	10% or above 8% or above Less than 8% Less than 6% --	6% or above 4% or above Less than 4% Less than 3% --	5% or above 4% or above Less than 4% Less than 3% A ratio of tangible equity to total assets of 2% or less

        Depending upon the capital category to which an institution is assigned, the regulators’ corrective powers include: requiring the submission of a capital restoration plan; placing limits on asset growth and restrictions on activities; requiring the institution to issue additional capital stock (including additional voting stock) or to be acquired; restricting transactions with affiliates; restricting the interest rate the institution may pay on deposits; ordering a new election of directors of the institution; requiring that senior executive officers or directors be dismissed; prohibiting the institution from accepting deposits from correspondent banks; requiring the institution to divest certain subsidiaries; prohibiting the payment of principal or interest on subordinated debt; and ultimately, appointing a receiver for the institution.

        In general, a depository institution may be reclassified to a lower category than is indicated by its capital levels if the appropriate federal depository institution regulatory agency determines the institution to be otherwise in an unsafe or unsound condition or to be engaged in an unsafe or unsound practice. This could include a failure by the institution, following receipt of a less-than-satisfactory rating on its most recent examination report, to correct the deficiency.

        Dividends. Under Michigan law, Clarkston State Bank is restricted as to the maximum amount of dividends it may pay on its common stock. Our bank may not pay dividends except out of net profits after deducting its losses and bad debts. A Michigan state bank may not declare or pay a dividend unless the bank will have a surplus amounting to at least 20% of its capital after the payment of the dividend. If our bank has a surplus less than the amount of its capital, it may not declare or pay any dividend until an amount equal to at least 10% of net profits for the preceding one-half year (in the case of quarterly or semi-annual dividends) or full-year (in the case of annual dividends) has been transferred to surplus. A Michigan state bank may, with the approval of OFIS, by vote of shareholders owning 2/3 of the stock eligible to vote, increase its capital stock by a declaration of a stock dividend, provided that after the increase the bank’s surplus equals at least 20% of its capital stock, as increased. Our bank may not declare or pay any dividend until the cumulative dividends on preferred stock (should any such stock be issued and outstanding) have been paid in full. Our bank’s Articles of Incorporation do not authorize the issuance of preferred stock and there are no current plans to seek such authorization.

        Federal law generally prohibits a depository institution from making any capital distribution (including payment of a dividend) or paying any management fee to its holding company if the depository institution would thereafter be undercapitalized. The FDIC may prevent an insured bank from paying dividends if the bank is in default of payment of any assessment due to the FDIC. In addition, the FDIC may prohibit the payment of dividends by the bank, if such payment is determined, by reason of the financial condition of the bank, to be an unsafe and unsound banking practice.

        Insider Transactions. Our bank is subject to certain restrictions imposed by the Federal Reserve Act on any extensions of credit to us or our subsidiaries, on investments in our stock or securities of our subsidiaries and the acceptance of our stock or securities of our subsidiaries as collateral for loans. Certain limitations and reporting requirements are also placed on extensions of credit by our bank to its directors and officers, to our directors and officers and our subsidiaries, to our principal shareholders, and to “related interests” of such directors, officers and principal shareholders. In addition, federal law and regulations may affect the terms upon which any person becoming a director or officer of our company or one of our subsidiaries or a principal shareholder of our company may obtain credit from banks with which our bank maintains a correspondent relationship.

        Safety and Soundness Standards. The federal banking agencies have adopted guidelines to promote the safety and soundness of federally insured depository institutions. These guidelines establish standards for internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, fees and benefits, asset quality and earnings. In general, the guidelines prescribe the goals to be achieved in each area, and each institution will be responsible for establishing its own procedures to achieve those goals. If an institution fails to comply with any of the standards set forth in the guidelines, the institution’s primary federal regulator may require the institution to submit a plan for achieving and maintaining compliance. The preamble to the guidelines states that the agencies expect to require a compliance plan from an institution whose failure to meet one or more of the standards is of such severity that it could threaten the safe and sound operation of the institution. Failure to submit an acceptable compliance plan, or failure to adhere to a compliance plan that has been accepted by the appropriate regulator, would constitute grounds for further enforcement action.

        State Bank Activities. Under federal law and FDIC regulations, FDIC-insured state banks are prohibited, subject to certain exceptions, from making or retaining equity investments of a type, or in an amount, that are not permissible for a national bank. Federal law, as implemented by FDIC regulations, also prohibits FDIC-insured state banks and their subsidiaries, subject to certain exceptions, from engaging as principal in any activity that is not permitted for a national bank or its subsidiary, respectively, unless the bank meets, and continues to meet, its minimum regulatory capital requirements and the FDIC determines the activity would not pose a significant risk to the deposit insurance fund of which the bank is a member. Impermissible investments and activities must be divested or discontinued within certain time frames set by the FDIC in accordance with federal law. These restrictions are not currently expected to have a material impact on the operations of our bank.

        Consumer Protection Laws. Our bank’s business includes making a variety of types of loans to individuals. In making these loans, we are subject to state usury and regulatory laws and to various federal statutes, including the privacy of consumer financial information provisions of the Gramm-Leach-Bliley Act and regulations promulgated thereunder, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, and the Home Mortgage Disclosure Act, and the regulations promulgated thereunder, which prohibit discrimination, specify disclosures to be made to borrowers regarding credit and settlement costs, and regulate the mortgage loan servicing activities of our bank, including the maintenance and operation of escrow accounts and the transfer of mortgage loan servicing. In receiving deposits, our bank is subject to extensive regulation under state and federal law and regulations, including the Truth in Savings Act, the Expedited Funds Availability Act, the Bank Secrecy Act, the Electronic Funds Transfer Act, and the Federal Deposit Insurance Act. Violation of these laws could result in the imposition of significant damages and fines upon our bank and its directors and officers.

        Branching Authority. Michigan banks, such as our bank, have the authority under Michigan law to establish branches anywhere in the State of Michigan, subject to receipt of all required regulatory approvals (including the approval of OFIS and the FDIC).

        In addition, the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the “IBBEA”) allows banks to establish interstate branch networks through acquisitions of other banks, subject to certain conditions, including certain limitations on the aggregate amount of deposits that may be held by the surviving bank and all of its insured depository institution affiliates. The establishment of de novo interstate branches or the acquisition of individual branches of a bank in another state (rather than the acquisition of an out-of-state bank in its entirety) is allowed by IBBEA only if specifically authorized by state law.

        Michigan law permits both U.S. and non-U.S. banks to establish branch offices in Michigan. The Michigan Banking Code permits, in appropriate circumstances and with the approval of OFIS, (i) the acquisition of all or substantially all of the assets of a Michigan-chartered bank by an FDIC-insured bank, savings bank, or savings and loan association located in another state, (ii) the acquisition by a Michigan-chartered bank of all or substantially all of the assets of an FDIC-insured bank, savings bank or savings and loan association located in another state, (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states having laws permitting such consolidation, with the resulting organization chartered by Michigan, (iv) the establishment by a foreign bank, which has not previously designated any other state as its home state under the International Banking Act of 1978, of branches located in Michigan, and (v) the establishment or acquisition of branches in Michigan by FDIC-insured banks located in other states, the District of Columbia or U.S. territories or protectorates having laws permitting Michigan-chartered banks to establish branches in such jurisdiction. Further, the Michigan Banking Code permits, upon written notice to OFIS, (i) the acquisition by a Michigan-chartered bank of one or more branches (not comprising all or substantially all of the assets) of an FDIC-insured bank, savings bank or savings and loan association located in another state, the District of Columbia, or a U.S. territory or protectorate, (ii) the establishment by Michigan-chartered banks of branches located in other states, the District of Columbia, or U.S. territories or protectorates, and (iii) the consolidation of one or more Michigan-chartered banks and FDIC-insured banks, savings banks or savings and loan associations located in other states, with the resulting organization chartered by one of such other states.

Huron Valley State Bank

        We have applied for regulatory approval to form and operate a de novo Michigan-chartered bank called Huron Valley State Bank. As of the date of this prospectus, we are waiting for regulatory approval. As a condition of regulatory approval of the bank’s formation, the bank is required to have an initial capitalization sufficient to provide a ratio of Tier I capital to total estimated assets of at least 8% at the end of the third year of operation.

        If regulatory approval is received and Huron Valley State Bank begins operations, it will be subject to substantially the same federal and state regulation that applies to Clarkston State Bank, as described above.

DESCRIPTION OF CAPITAL STOCK

        Our authorized capital stock consists of 10,000,000 shares of common stock, no par value. As of the date of this prospectus, there were 1,045,909 shares of common stock issued and outstanding. We are not currently authorized to issue preferred stock, and we have no present intention of issuing any preferred stock.

        Michigan law allows our Board of Directors to issue additional shares of stock up to the total amount of common stock authorized without obtaining the prior approval of the shareholders. Clarkston State Bank is the transfer agent for our common stock.

Trust Preferred Securities

        In 2003, we formed a statutory trust subsidiary which issued trust preferred securities. The trust used the proceeds from the issuance of the trust preferred securities to acquire junior subordinated notes from us. The trust preferred securities essentially mirror the debt securities, requiring the payment of accumulated preferred dividends. Our trust subsidiary issued $4,000,000 of trust preferred securities on December 12, 2003, which carry a cumulative preferred dividend at a variable rate equal to the interest rate on the debt security (three month LIBOR plus 280 basis points). The interest rate is subject to change quarterly. The debt security and the trust preferred securities have 30-year lives. The debt security and the trust preferred securities are callable by us or the trust, respectively, after five years or sooner in specific events, subject to prior approval by the Federal Reserve Board, if then required. We have treated the trust preferred securities as Tier 1 Capital up to the maximum amount allowed, and the remainder as Tier 2 Capital for federal regulatory purposes. We have fully and unconditionally guaranteed the trust’s obligations under the trust preferred securities, to the extent that the trust has proceeds available to pay such amounts.

Common Stock

        Dividend Rights. Subject to any prior rights of holders of preferred stock then outstanding (if any), the holders of our common stock will be entitled to dividends when, as and if declared by our Board of Directors out of funds legally available therefor. Under Michigan law, dividends may be legally declared or paid only if after the distribution we can pay our debts as they come due in the usual course of business and our total assets equal or exceed the sum of our liabilities plus the amount that would be needed to satisfy the preferential rights upon dissolution of any holders of preferred stock then outstanding (if any) whose preferential rights are superior to those receiving the distribution. See “Supervision and Regulation — Clarkston State Bank — Dividends.”

        Historically, we have not paid dividends, and there is no current intention to starting paying dividends in the foreseeable future.

        Voting Rights. Subject to the rights, if any, of holders of shares of preferred stock then outstanding, all voting rights are vested in the holders of shares of common stock. Each share of common stock entitles the holder thereof to one vote on all matters subject to shareholder approval, including the election of directors. Our shareholders do not have cumulative voting rights.

        Preemptive Rights. Our shareholders do not have preemptive rights.

        Liquidation Rights. Subject to any rights of any preferred stock then outstanding, holders of common stock are entitled to share on a pro rata basis in the net assets of the company which remain after satisfaction of all liabilities.

        Reports to Shareholders. We furnish our shareholders with annual reports containing audited financial information and, for the first three quarters of each fiscal year, quarterly reports containing unaudited financial information. See “Available Information.”

        Shares Available for Issuance. The availability for issuance of a substantial number of shares of common stock at the discretion of our Board of Directors will provide us with the flexibility to take advantage of opportunities to issue such stock in order to obtain capital, as consideration for possible acquisitions and for other purposes (including, without limitation, the issuance of additional shares through stock splits and stock dividends in appropriate circumstances). There are, at present, no plans, understandings, agreements or arrangements concerning the issuance of additional shares of our capital stock, except for the shares of common stock to be sold in this offering and shares of common stock reserved for issuance under our stock compensation and stock option plans.

        Uncommitted authorized but unissued shares of common stock may be issued from time to time to such persons and for such consideration as our Board of Directors may determine and holders of the then outstanding shares of common stock may or may not be given the opportunity to vote thereon, depending upon the nature of any such transactions, applicable law and the judgment of our Board of Directors regarding the submission of such issuance to our shareholders. As noted, our shareholders will have no preemptive rights to subscribe to newly issued shares.

        Moreover, it is possible that additional shares of common stock would be issued for the purpose of making an acquisition by an unwanted suitor of a controlling interest in us more difficult, time consuming or costly or would otherwise discourage an attempt to acquire control of us. Under such circumstances, the availability of authorized and unissued shares of common stock may make it more difficult for shareholders to obtain a premium for their shares. Such authorized and unissued shares could be used to create voting or other impediments or to frustrate a person seeking to obtain control of us by means of a merger, tender offer, proxy contest or other means. Such shares could be privately placed with purchasers who might cooperate with our Board of Directors in opposing such an attempt by a third party to gain control of us. The issuance of new shares of common stock could also be used to dilute ownership of a person or entity seeking to obtain control of us. Although we do not currently contemplate taking any such action, shares of capital stock could be issued for the purposes and effects described above, and our Board of Directors reserves its rights (if consistent with its fiduciary responsibilities) to issue such stock for such purposes.

Anti-Takeover Provisions

        In addition to the utilization of authorized but unissued shares as described above, our Articles of Incorporation and the Michigan Business Corporation Act (the “MBCA”) contain other provisions that we could utilize to impede certain efforts to acquire control of us. Those provisions include the following:

        Control Share Act. The MBCA contains provisions intended to protect shareholders and prohibit or discourage certain types of hostile takeover activities. These provisions regulate the acquisition of “control shares” of large public Michigan corporations (the “Control Share Act”).

        The Control Share Act establishes procedures governing “control share acquisitions.” A control share acquisition is defined as an acquisition of shares by an acquirer which, when combined with other shares held by that person or entity, would give the acquirer voting power at or above any of the following thresholds: 20%, 33-1/3% or 50%. Under the Control Share Act, an acquirer may not vote “control shares” unless the corporation’s disinterested shareholders vote to confer voting rights on the control shares. The acquiring person, officers of the target corporation, and directors of the target corporation who are also employees of the corporation are precluded from voting on the issue of whether the control shares shall be accorded voting rights. The Control Share Act does not affect the voting rights of shares owned by an acquiring person prior to the control share acquisition.

        The Control Share Act entitles corporations to redeem control shares from the acquiring person under certain circumstances. In other cases, the Control Share Act confers dissenters’ rights upon all of a corporation’s shareholders except the acquiring person.

        The Control Share Act applies only to an “issuing public corporation.” We fall within the statutory definition of an “issuing public corporation.” The Control Share Act automatically applies to any “issuing public corporation” unless the corporation “opts out” of the statute by so providing in its articles of incorporation or bylaws. We have not “opted out” of the Control Share Act.

        Fair Price Act. Certain provisions of the MBCA (the “Fair Price Act”) establish a statutory scheme similar to the supermajority and fair price provisions found in many corporate charters. The Fair Price Act provides that a supermajority vote of 90% of the shareholders and no less than two-thirds of the votes of non-interested shareholders must approve a “business combination.” The Fair Price Act defines a “business combination” to encompass any merger, consolidation, share exchange, sale of assets, stock issue, liquidation, or reclassification of securities involving an “interested shareholder” or certain “affiliates.” An “interested shareholder” is generally any person who owns 10% or more of the outstanding voting shares of the company. An “affiliate” is a person who directly or indirectly controls, is controlled by, or is under common control with a specified person.

        The supermajority vote required by the Fair Price Act does not apply to business combinations that satisfy certain conditions. These conditions include, among others, that: (i) the purchase price to be paid for the shares of the company is at least equal to the greater of (a) the market value of the shares or (b) the highest per share price paid by the interested shareholder within the preceding two-year period or in the transaction in which the shareholder became an interested shareholder, whichever is higher; and (ii) once a person has become an interested shareholder, the person must not become the beneficial owner of any additional shares of the company except as part of the transaction which resulted in the interested shareholder becoming an interested shareholder or by virtue of proportionate stock splits or stock dividends.

        The requirements of the Fair Price Act do not apply to business combinations with an interested shareholder that the Board of Directors has approved or exempted from the requirements of the Fair Price Act by resolution at any time prior to the time that the interested shareholder first became an interested shareholder.

        Classified Board. Our Board of Directors is classified into three classes, with each class serving a staggered, three-year term. Classification of our Board could have the effect of extending the time during which the existing Board of Directors could control our operating policies even though opposed by the holders of a majority of our outstanding shares of common stock.

        Under our Articles of Incorporation, all nominations for directors by a shareholder generally must be delivered to us in writing at least 60, but not more than 90, days prior to the first anniversary of the prior annual meeting of the shareholders. A nomination that is not received within this period will not be placed on the ballot. Our Board believes that advance notice of nominations by shareholders will afford a meaningful opportunity to consider the qualifications of the proposed nominees and, to the extent deemed necessary or desirable by the Board of Directors, will provide an opportunity to inform shareholders about such qualifications. Although this nomination procedure does not give the Board of Directors any power to approve or disapprove of shareholder nominations for the election of directors, this nomination procedure may have the effect of precluding a nomination for the election of directors at a particular annual meeting if the proper procedures are not followed.

        Our Articles provide that any one or more directors may be removed at any time, with or without cause, but only by either: (i) the affirmative vote of a majority of “Continuing Directors” and at least 80% of the directors; or (ii) the affirmative vote, at a meeting of the shareholders called for that purpose, of the holders of at least 80% of the voting power of the then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class. A “Continuing Director” is generally defined in the Articles as any member of the Board who is unaffiliated with any “interested shareholder” (generally, an owner of 10% or more of our outstanding voting shares) and was a member of the Board prior to the time an interested shareholder became an interested shareholder, and any successor of a Continuing Director who is unaffiliated with an interested shareholder and is recommended to succeed a Continuing Director by a majority of the Continuing Directors then on the Board.

        Any vacancies in our Board of Directors for any reason, and any newly created directorships resulting from any increase in the number of directors, may be filled only by the Board of Directors, acting by an affirmative vote of a majority of the Continuing Directors and an 80% majority of all of the directors then in office, although less than a quorum. Any directors so chosen shall hold office until the next annual meeting of shareholders at which directors are elected to the class to which such a director was named and until their respective successors shall be duly elected and qualified or their resignation or removal. No decrease in the number of directors may shorten the term of any incumbent director.

        Notice of Shareholder Proposals. Under our Articles, the only business that may be conducted at an annual or special meeting of shareholders is business that has been brought before the meeting by or at the direction of the majority of the directors or by a shareholder: (i) who provides timely notice of the proposal in writing to the secretary of the company and the proposal is a proper subject for action by shareholders under Michigan law or (ii) whose proposal is included in our proxy materials in compliance with all the requirements set forth in the applicable rules and regulations of the SEC. To be timely, a shareholder’s notice of proposal generally must be delivered to, or mailed to and received at our principal executive offices not less than 60 days prior to the date of the originally scheduled annual meeting regardless of any postponements, deferrals or adjournments of that meeting to a later date. With respect to special meetings, notice must be received by us not more than 10 days after we mail notice of the special meeting. The shareholder’s notice of proposal must set forth in writing each matter the shareholder proposes to bring before the meeting including: (i) the name and address of the shareholder submitting the proposal, as it appears on our books and records; (ii) a representation that the shareholder: (a) is a holder of record of stock of the company entitled to vote at the meeting, (b) will continue to hold such stock through the date on which the meeting is held, and (c) intends to vote in person or by proxy at the meeting and to submit the proposal for shareholder vote; (iii) a brief description of the proposal desired to be submitted to the meeting for shareholder vote and the reasons for conducting such business at the meeting; and (iv) the description of any financial or other interest of the shareholder in the proposal. This procedure may limit to some degree the ability of shareholders to initiate discussions at annual shareholders meetings. It may also preclude the conducting of business at a particular meeting if the proposed notice procedures have not been followed.

        Certain Shareholder Action. Our Articles require that any shareholder action must be taken at an annual or special meeting of shareholders, that (except as otherwise required by law) any meeting of shareholders must be called by our Board of Directors or the chairman of the Board, and prohibit shareholder action by written consent. Our shareholders are not permitted to call a special meeting of shareholders or require that the Board call such a special meeting. The MBCA permits shareholders holding in the aggregate 10% or more of all of the shares entitled to vote at a meeting to request the Circuit Court of the county in which our principal place of business or registered office is located to order a special meeting of shareholders for good cause shown.

        Amendment or Repeal of Certain Provisions of the Articles. Under Michigan law, our Board of Directors need not adopt a resolution setting forth an amendment to our Articles before the shareholders may vote on it. Unless the Articles provide otherwise, amendments of the Articles generally require the approval of the holders of a majority of the outstanding stock entitled to vote thereon, and if the amendment would increase or decrease the number of authorized shares of any class or series or would adversely affect the rights, powers, or preferences of such class or series, a majority of the outstanding stock of such class or series also would be required to approve the amendment.

        Our Articles require that, in order to amend, repeal or adopt any provision inconsistent with Article VIII relating to our Board of Directors, Article IX relating to shareholder proposals or Article X with respect to certain shareholder action, the affirmative vote of at least 80% of the issued and outstanding shares of common stock entitled to vote in the election of directors, voting as a single class must be received; provided, however, that such amendment or repeal or inconsistent provision may be made by a majority vote of such shareholders at any meeting of the shareholders duly called and held where such amendment has been recommended for approval by at least 80% of all directors then holding office and by a majority of the Continuing Directors. These amendment provisions could render it more difficult to remove management or for a person seeking to effect a merger or otherwise gain control of us. These amendment requirements could, therefore adversely affect the potential realizable value of shareholders’ investments.

        Board Evaluation of Certain Offers. Article XII of our Articles provides that our Board of Directors shall not approve, adopt or recommend any offer of any person or entity (other than the company) to make a tender or exchange offer for any common stock, to merge or consolidate the company with any other entity, or to purchase or acquire all or substantially all of our assets, unless and until the Board has evaluated the offer and determined that it would be in compliance with all applicable laws and that the offer is in the best interests of the company and our shareholders. In doing so, the Board may rely on an opinion of legal counsel who is independent from the offeror, and/or it may test such legal compliance in front of any court or agency that may have appropriate jurisdiction over the matter.

        In making its determination, the Board must consider all factors it deems relevant, including but not limited to: (i) the adequacy and fairness of the consideration to be received by the company and/or its shareholders, considering historical trading prices of our capital stock, the price that could be achieved in a negotiated sale of the company as a whole, past offers, and our future prospects; (ii) the potential social and economic impact of the proposed transaction on the company, our subsidiaries, our employees, customers and vendors; (iii) the potential social and economic impact of the proposed transaction on the communities in which we operate or are located; (iv) the business and financial condition and earnings prospects of the proposed acquiring person or entity; and (v) the competence, experience and integrity of the proposed acquiring person or entity and its or their management.

        In order to amend, repeal, or adopt any provision that is inconsistent with Article XII, at least 80% of the shareholders, voting together as a single class, must approve the change, unless the change has been recommended for approval by at least 80% of the directors, in which case a majority of the voting stock could approve the action.

Indemnification of Directors and Officers

        Our Articles of Incorporation provide that we shall indemnify our present and past directors, officers, and such other persons as our Board of Directors may authorize, to the fullest extent permitted by law.

        Our Articles of Incorporation contain indemnification provisions concerning third party actions as well as actions in the right of the company. The Articles of Incorporation provide that we shall indemnify any person who was or is a party or is threatened to be made a party to any actual or threatened civil, criminal, and administrative or investigative action, suit or proceeding (whether brought by or in the name of the company, a subsidiary or otherwise) in which a director or executive officer is a witness or which is brought against a director of executive officer in his or her capacity as a director, officer, employee, agent or fiduciary of the company or of any corporation, partnership, joint venture, trust, employee benefit plan or other enterprise which the director or executive officer was serving at our request.

        FDIC regulations impose limitations on indemnification payments which could restrict, in certain circumstances, payments by us to directors or officers of Clarkston Financial Corporation or its subsidiaries otherwise permitted under the MBCA or the Michigan Banking Code, respectively.

        Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended (the “Securities Act”) may be permitted to our directors, officers and controlling persons pursuant to the provisions discussed above or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

        We have purchased directors’ and officers’ liability insurance for directors and officers of Clarkston Financial Corporation and Clarkston State Bank and we intend to purchase such insurance for directors and officers of Huron Valley State Bank upon its formation.

        The MBCA permits corporations to limit the personal liability of their directors in certain circumstances. Our Articles of Incorporation provide that a director shall not be personally liable to us or our shareholders for monetary damages for breach of the director’s fiduciary duty. However, they do not eliminate or limit the liability of a director for any breach of a duty, act or omission for which the elimination or limitation of liability is not permitted by the MBCA, currently including, without limitation, the following: (1) breach of the director’s duty of loyalty to the company or our shareholders; (2) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law; (3) illegal loans, distributions of dividends or assets, or stock purchases as described in Section 551(1) of the MBCA; and (4) transactions from which the director derived an improper personal benefit.

SHARES ELIGIBLE FOR FUTURE SALE

        Upon completion of the sale of all shares offered, we expect to have approximately 1,307,386 shares of our common stock outstanding (assuming all 261,477 offered shares are sold). The 261,477 shares of our common stock offered in this offering have been registered with the SEC under the Securities Act, and may generally be resold without registration under the Securities Act unless they were acquired by directors, executive officers, or our other affiliates (collectively, “Affiliates”). Affiliates may generally only sell shares of common stock pursuant to Rule 144 under the Securities Act.

        In general, under Rule 144 as currently in effect, an Affiliate may sell shares of common stock within any three-month period in an amount limited to the greater of 1% of the outstanding shares of our common stock (approximately 13,074 shares immediately following this offering if all 261,477 shares offered are sold) or the average weekly trading volume in our common stock during the four calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner-of-sale provisions, notice requirements and the availability of current public information about us.

        As of April 30, 2005, we had outstanding options held by approximately 6 directors to purchase an aggregate of 49,536 shares of common stock at exercise prices of $9.09 per share, which were issued pursuant to our option plans. These options have expiration dates of November 13, 2008. An aggregate of 94,188 shares of our common stock are reserved for issuance under our option plans, including the 49,536 shares already subject to outstanding options.

        As noted above, in February 2005, our Board of Directors adopted an employee stock purchase plan, subject to approval of the plan by our shareholders. A maximum of 50,000 shares of our common stock are reserved for issuance under this plan.

        No predictions can be made as to the effect, if any, that sales of shares or the availability of shares for sale will have on the prevailing market price of our common stock after completion of this offering. Nevertheless, sales of substantial amounts of common stock in the public market could have an adverse effect on prevailing market prices. Such sales would also dilute your interest in Clarkston.

FINANCIAL ADVISOR AND SALES AGENT ARRANGEMENT

        We have retained Donnelly Penman & Partners to act as our financial advisor for the rights offering and our exclusive sales agent in the limited public offering. Donnelly Penman & Partners is a broker-dealer registered with the SEC, the State of Michigan and several other states, and is a member of the National Association of Securities Dealers, Inc. Donnelly Penman & Partners’ address is 17160 Kercheval Ave., Grosse Pointe, Michigan 48230-1661. We have entered into an agreement with Donnelly Penman & Partners, under which we have granted it the exclusive right to assist us in connection with our sale of shares of common stock pursuant to the limited public offering.

        Under the agreement, we have agreed to pay Donnelly Penman & Partners a flat advisory fee of $30,000 upon completion and closing of the rights offering, regardless of how many shares are sold pursuant to the rights offering. We have already paid Donnelly Penman & Partners $10,000 of the $30,000 flat advisory fee. The $20,000 balance will be payable in full at the closing of the rights offering.

        Beginning June 1, 2005, we are required to pay Donnelly Penman & Partners monthly advisory fees of $5,000 per month, in advance on the first day of each month, for a period of five months or until the offering is terminated, as permitted by our agreement. These monthly advisory fees will be credited against any placement fees payable in connection with the limited public offering, as described in the following paragraph.

        In addition, we have agreed to pay Donnelly Penman & Partners certain placement fees for shares sold in the limited public offering. The placement fees we have agreed to pay are: (i) three percent (3%) of the gross proceeds of any shares sold to purchasers that are identified by us in writing in advance of the limited public offering and any sales to existing shareholders, and (ii) six percent (6%) of the gross proceeds of any other shares sold in the limited public offering. We have engaged Donnelly Penman & Partners as our exclusive sales agent for the limited public offering; however, if we and Donnelly Penman & Partners determine that other dealers are to be utilized to sell shares in the limited public offering, the fee in clause (ii) of the preceding sentence will be seven percent (7%) instead of six percent (6%), and Donnelly Penman & Partners will pay a portion of such placement fee to the participating dealer. These placement fees are payable to Donnelly Penman & Partners at the completion of the limited public offering, or, if more than one closing is held for the limited public offering, at each such closing.

        Donnelly Penman & Partners’ expenses that are reimbursable under the agreement, including its out-of-pocket expenses and legal fees, are not to exceed $34,000.

        With certain limitations, we have agreed to indemnify Donnelly Penman & Partners, its controlling persons, and others against liabilities and expenses, including legal fees, incurred in connection with certain claims or losses arising out of or based upon any untrue statement of a material fact in this prospectus or any omission of a material fact from this prospectus, among other things. If indemnification is unavailable, we have agreed to contribute to the amount payable by Donnelly Penman & Partners as a result of such claim or loss in proportion to our relative fault or benefit.

        We have also agreed with Donnelly Penman & Partners not to issue any options or other rights to acquire shares of our common stock (other than pursuant to our Stock Compensation Plan) for a period of 90 days after the expiration of this offering.

PLAN OF DISTRIBUTION

        We are offering up to 261,477 shares of common stock in this offering until the offering is either sold out or terminated. All such shares first will be offered through a rights offering to our current shareholders. We will conduct a limited public offering to sell the balance of any shares not sold in the rights offering.

Rights Offering

        The common stock offered pursuant to this prospectus is being offered by us pursuant to the issuance of rights directly to holders of shares of our common stock on June 6, 2005, the record date. Management and our Board of Directors may solicit responses from shareholders to whom a copy of this prospectus is delivered, but such individuals will not receive any commissions or compensation for such services other than their normal compensation as employees and directors.

        Shareholders desiring to exercise their right to purchase shares of common stock pursuant to the rights offering may do so by properly completing and executing the enclosed rights certificate and subscription documents and returning them along with payment for the subscribed shares to our subscription agent, according to the instructions in such subscription documents.

        Shareholders in the following states may participate in the rights offering: Alaska, Connecticut, Delaware, Illinois, Kansas, Massachusetts, Michigan, Mississippi, New Hampshire, New Mexico, New York, North Carolina, Rhode Island, South Carolina, Vermont, Virginia, Washington, West Virginia, and Wyoming. The offering of shares in the rights offering is either registered or exempt from registration under the securities laws of these states.

        In certain states, the shares to be issued in the rights offering have not been registered and there is no exemption from registration. Shareholders residing in the following states are not eligible to participate in the rights offering: Alabama, Arizona, Arkansas, California, Colorado, Florida, Georgia, Hawaii, Idaho, Indiana, Iowa, Kentucky, Louisiana, Maine, Maryland, Minnesota, Missouri, Montana, Nebraska, Nevada, New Jersey, North Dakota, Ohio, Oklahoma, Oregon, Pennsylvania, South Dakota, Tennessee, Texas, Utah, and Wisconsin.

        We expect to distribute certificates for shares of our common stock purchased in the rights offering promptly after the expiration time for the rights offering. In no event will subscription materials for this offering be accepted later than 5:00 p.m. Eastern Daylight Time on July 15, 2005; provided, however, we may, at our sole discretion, extend such expiration date. Subscription payments must have cleared or be in collected funds by the applicable expiration time. Subscription materials and consideration received after the applicable expiration time will be returned.

        If you have any questions on how to subscribe to purchase shares in the rights offering, you may contact J. Grant Smith, our CFO, at Clarkston Financial Corporation, 6600 Highland Road, Suite 24, Waterford, Michigan 48327, telephone number (248) 922-6945.

Limited Public Offering

        If less than all of the shares offered by this prospectus are purchased in the rights offering, all such remaining shares will be offered in the limited public offering. Donnelly Penman & Partners will use its best efforts to sell all shares of common stock available in the limited public offering. See “Financial Advisor and Sales Agent Arrangement.”

        The limited public offering will have minimum and maximum subscriptions of 5,000 and 100,000 shares, respectively, per subscriber, provided that we may waive these limitations in our sole discretion. If commenced, the limited public offering will expire at the close of business on August 12, 2005, unless we extend it in our sole discretion. No written notice of an extension of the limited public offering need be given prior to any extension and any such extension will not alter the binding nature of subscriptions we have already accepted. We reserve the right to accept or reject, in whole or in part, any subscription tendered in the limited public offering. Rejected subscriptions will be returned to the subscriber without interest. Furthermore, we reserve the unilateral right to terminate the limited public offering at any time. In determining which subscriptions to accept or reduce, or whether to waive the minimum or maximum share purchase requirements, we may take into account any factors we consider relevant, including, without limitation, the order in which subscriptions were received, a subscriber’s potential to do business with us, and the desire to have a broad distribution of stock ownership.

        Investors wishing to purchase shares in the limited public offering should complete and execute the subscription documents that we will provide for that purpose if and when the limited public offering commences and return them along with payment for the desired shares to us, according to the instructions in such subscription documents. The sales agent and any other dealer utilized in the limited public offering will transmit any subscription agreements that they receive to us along with payment for the subscribed shares in collected funds by noon of the next business day.

        Following our acceptance of subscription documents from potential investors in the limited public offering, those subscription documents will be binding on and may not be revoked by the subscriber, except with our consent.

        If you have any questions on how to subscribe to purchase shares in the limited public offering, you may call the sales agent toll free (866) 440-2482.

LEGAL PROCEEDINGS

        We are not a party to any material pending legal proceeding. Management believes there is no litigation threatened in which we face potential loss or exposure or which will materially affect our shareholders’ equity or our business or financial condition upon completion of this offering.

LEGAL MATTERS

        The legality of the shares of the common stock offered in this offering will be passed upon for us by Varnum, Riddering, Schmidt & Howlett LLP, Grand Rapids, Michigan. Certain legal matters will be passed upon for Donnelly Penman & Partners, by Jaffe, Raitt, Heuer & Weiss, Professional Corporation, Southfield, Michigan.

EXPERTS

        Our financial statements as of December 31, 2004 and 2003 and for the years ended December 31, 2004, 2003 and 2002 included in this prospectus have been audited by Plante & Moran PLLC, independent certified public accountants, as indicated in their report with respect thereto. Such financial statements are included in this prospectus and in the registration statement of which this prospectus is a part in reliance upon such reports given upon the authority of such firm as experts in auditing and accounting.

AVAILABLE INFORMATION

        We are subject to the informational requirements of Section 15(d) of the Securities Exchange Act of 1934, as amended, and in accordance therewith file reports with the SEC. Copies of such reports can be inspected at and copied at the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, and at the SEC’s regional offices located at Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 606661, and Room 1400, 75 Park Place, New York, New York 10007. Copies of such materials can also be obtained at prescribed rates by writing to the Public Reference Section of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. In addition, we are required to file electronic versions of these documents with the SEC through the SEC’s Electronic Data Gathering, Analysis and Retrieval (EDGAR) system. The SEC maintains a website at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC.

        We have filed a registration statement for this offering with the SEC in accordance with the provisions of the Securities Act. This prospectus does not contain all of the information set forth in the registration statement, certain portions of which have been omitted as permitted by SEC rules and regulations. For further information pertaining to the shares of common stock offered in this offering and to the company, reference is made to the registration statement, including the exhibits filed as a part thereof.

        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers and controlling persons pursuant to the provisions discussed above under “Description of Capital Stock — Indemnification of Directors and Officers” or otherwise, we have been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

CLARKSTON FINANCIAL CORPORATION
Clarkston, Michigan

CONSOLIDATED FINANCIAL STATEMENTS

CONTENTS

Report of Independent Registered Public Accounting Firm

To the Board of Directors and Stockholders
Clarkston Financial Corporation

We have audited the accompanying consolidated balance sheet of Clarkston Financial Corporation as of December 31, 2004 and 2003 and the related consolidated statements of income, changes in stockholders’ equity, and cash flows for each year in the three-year period ended December 31, 2004. These consolidated financial statements are the responsibility of the Corporation’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Clarkston Financial Corporation as of December 31, 2004 and 2003 and the consolidated results of their operations and their cash flows for each year in the three-year period ended December 31, 2004, in conformity with accounting principles generally accepted in the United States of America.

/s/ Plante & Moran PLLC

Auburn Hills, Michigan
March 14, 2005

Clarkston Financial Corporation

Consolidated Balance Sheet
(000s omitted)

	March 31	December 31

	2005	2004	2003

	(unaudited)
Assets
Cash and cash equivalents:
Cash and due from banks	$2,661	$1,949	$2,188
Federal funds sold	2,929	1,916	5,744

Total cash and cash equivalents	5,590	3,865	7,932
Securities - Available for sale (Note 2)	38,982	44,384	49,064
Loans (Note 3)	125,547	112,186	84,052
Allowance for possible loan losses (Note 4)	(1,363)	(1,280)	(1,092)

Net loans	124,184	110,906	82,960
Banking premises and equipment (Note 5)	2,693	2,395	1,428
Interest receivable	622	625	637
Deferred tax asset (Note 8)	529	384	224
Other assets	848	820	372

Total assets	$173,448	$163,379	$142,617

Liabilities and Stockholders' Equity
Liabilities
Deposits:
Noninterest-bearing demand deposits	$20,608	$19,766	$18,231
Interest-bearing (Note 6)	121,684	113,500	108,412

Total deposits	142,292	133,266	126,643
Federal funds purchased	1,500	-	-
Advances from Federal Home Loan Bank of Indianapolis (Note 7)	12,200	12,200	-
Junior subordinated debentures held by unconsolidated
subsidiary trust (Note 15)
	4,000	4,000	4,000
Interest payable and other liabilities	1,347	1,712	742

Total liabilities	161,339	151,178	131,385

Stockholders' Equity
Common stock - No par value:
Authorized - 10,000,000 shares
Issued and outstanding - 1,045,909 shares at
March 31, 2005; 1,045,909 and
1,039,184 shares at December 31, 2004 and 2003, respectively	4,444	4,444	4,376
Paid-in capital	4,444	4,444	4,376
Restricted stock - Unearned compensation	(70)	(80)	(29)
Retained earnings	3,813	3,634	2,357
Accumulated other comprehensive income (loss)	(522)	(241)	152

Total stockholders' equity	12,109	12,201	11,232

Total liabilities and stockholders' equity	$173,448	$163,379	$142,617

See Notes to Consolidated Financial Statements.

Clarkston Financial Corporation

Consolidated Statement of Income
(000s omitted, except per share data)

	Three Months Ended March 31		Year Ended December 31

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Interest Income
Interest and fees on loans	$2,101	$1,364	$6,448	$5,273	$3,311
Interest on investment securities:
Taxable securities	288	306	1,008	591	2,020
Tax-exempt securities	94	191	692	805	542
Interest on federal funds sold	17	11	85	67	69

Total interest income	2,500	1,872	8,233	6,736	5,942

Interest Expense
Deposits	874	652	2,675	2,556	2,709
Borrowings	145	21	321	10	-

Total interest expense	1,019	673	2,996	2,566	2,709

Net Interest Income	1,481	1,199	5,237	4,170	3,233

Provision for Possible Loan Losses (Note 4)	95	80	330	496	243

Net Interest Income - After provision for	1,386	1,119	4,907	3,674	2,990
possible loan losses

Other Operating Income (Loss)
Service fees on loan and deposit accounts	191	116	637	473	387
Gain/(loss) on sale of securities (Note 2)	1	6	(26	532	205
Gain on sale of mortgage loans	47	9	94	128	-
Other	5	2	12	1	(2)

Total other operating income	244	133	717	1,134	590

Other Operating Expenses
Salaries and employee benefits	744	424	1,908	1,508	1,294
Occupancy (Note 10)	183	113	509	381	452
Advertising	45	38	153	81	91
Outside processing	78	66	368	195	153
Professional fees	94	64	293	179	142
Supplies	24	22	76
State taxes	19	16	44
Other	164	107	572	455	323

Total other operating expenses	1,351	850	3,969	2,973	2,575

Income - Before income taxes	279	402	1,655	1,835	1,005

Income Taxes (Note 8)	100	100	378	367	204

Net Income	$179	$302	$1,277	$1,468	$801

Income per Share of Common Stock (Note 1)
Basic	$0.17	$0.29	$1.23	$1.43	$0.78
Fully diluted	0.17	0.28	1.20	1.41	0.78

See Notes to Consolidated Financial Statements.

Clarkston Financial Corporation

Consolidated Statement of Changes in Stockholders’ Equity
(000s omitted, except per share data)

	Common Stock	Paid-in Capital	Restricted Stock - Unearned Compensation	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total Stockholders' Equity

Balance - January 1, 2002	$4,306	$4,306	$-	$88	$(33)	$8,667
Issuance of stock	5	5	-	-	-	10
Comprehensive income:
Net income	-	-	-	801	-	801
Change in unrealized gain on
securities available for sale
- Net of tax effect of $144	-	-	-	-	280	280

Net comprehensive income						1,081

Balance - December 31, 2002	4,311	4,311	-	889	247	9,758
Issuance of stock	46	46	-	-	-	92
Issuance of restricted stock	19	19	(38)	-	-	-
Recognition of compensation
for restricted stock award	-	-	9	-	-	9
Comprehensive income:
Net income	-	-	-	1,468	-	1,468
Change in unrealized gain on
securities available for sale
- Net of tax effect of $(49)	-	-	-	-	(95)	(95)

Net comprehensive income						1,373

Balance - December 31, 2003	4,376	4,376	(29)	2,357	152	11,232
Issuance of stock	25	25	-	-	-	50
Issuance of restricted stock	43	43	(86)	-	-	-
Recognition of compensation
for restricted stock award	-	-	35	-	-	35
Comprehensive income:
Net income	-	-	-	1,277	-	1,277
Change in unrealized gain on
securities available for sale
- Net of tax effect of $(202)	-	-	-	-	(393)	(393)

Net comprehensive income						884

Balance - December 31, 2004	4,444	4,444	(80)	3,634	(241)	12,201
Recognition of compensation
for restricted stock award
(unaudited)	-	-	10	-	-	10
Comprehensive Income:
Net income for three months ended
March 31, 2005 (unaudited)	-	-	-	179	-	179
Change in unrealized loss on
securities available for sale
(unaudited)
- Net of tax effect of ($145)	-	-	-	-	(281)	(281)

Net comprehensive income						(102)
(unaudited)

Balance - March 31, 2005 (unaudited)	$4,444	$4,444	$(70)	$3,813	$(522)	$12,109

Book value per share is $11.58, $11.67, $10.81, and $9.50 at March 31, 2005, December 31, 2004, 2003, and 2002, respectively.

See Notes to Consolidated Financial Statements.

Clarkston Financial Corporation

Consolidated Statement of Cash Flows
(000s omitted)

	Three Months Ended March 31		Year Ended December 31

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net income	$179	$302	$1,277	$1,468	$801
Adjustments to reconcile net income to net
cash from operating activities:
Depreciation and amortization	54	39	159	153	136
Provision for loan losses	95	80	330	496	243
Amortization (accretion) of securities	72	78	327	649	368
Recognition of compensation for restricted stock award	10	2	35	9	-
Deferred taxes	-	(48)	42	(130)	(49)
Loss on sale of fixed assets	-	-	-	64	-
Gain on sale of available-for-sale securities	10	56	(157)	(755)	(308)
Loss on sale of available-for-sale securities	(9)	(50)	182	223	103
(Increase) decrease in interest receivable	3	37	12	(82	(114)
(Increase) decrease in other assets	(28)	(141)	(448)	(315)	61
Increase (decrease) in interest payable and other liabilities	(365)	(37)	970	88	(439)

Net cash provided by operating activities	21	318	2,729	1,868	802

Cash Flows from Investing Activities
Purchase of securities available for sale	(2,257)	(13,976)	(34,090)	(52,267)	(47,083)
Proceeds from sale of available-for-sale securities	7,160	13,305	37,823	57,685	40,762
Proceeds from sales and maturities of	-	-	-	-	5,032
held-to-maturity securities
Purchase of held-to-maturity investment securities	-	-	-	-	(10,683)
Premises and equipment expenditures	(352)	(59)	(1,127)	(223)	(714)
Net increase in loans	(13,373)	(3,568)	(28,275)	(29,430)	(20,233)

Net cash used in investing activities	(8,822)	(4,298)	(25,669)	(24,235)	(32,919)

Cash Flows from Financing Activities
Net (decrease) increase in time deposits	6,282	956	7,233	(1,957)	5,179
Net increase in other deposits	2,744	2,981	(610)	23,677	25,584
Proceeds from the issuance of subordinated debentures	-	-	-	4,000	-
Advances from Federal Home Loan Bank	-	-	12,200	-	-
Increase in federal funds purchased	1,500	-	-	-	-
Issuance of common stock	-	-	50	92	10
Proceeds from sale of stock	-	2	-	-	-

Net cash provided by financing activities	10,526	3,939	18,873	25,812	30,773

Net Increase (Decrease) in Cash and Cash Equivalents	1,725	(41)	(4,067)	3,445	(1,344)

Cash and Cash Equivalents - Beginning of period	3,865	7,932	7,932	4,487	5,831

Cash and Cash Equivalents - End of period	$5,590	$7,891	$3,865	$7,932	$4,487

Supplemental Cash Flow Information - Cash paid for
Interest	$954	$644	$3,032	$2,515	$2,698
Taxes	11	228	544	297	46

See Notes to Consolidated Financial Statements.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies

Basis of Financial Statement Presentation — The unaudited consolidated interim financial data included within the consolidated financial statements has been prepared in conformity with accounting principles generally accepted in the United States of America. Accordingly, certain information and disclosures required by accounting principles generally accepted in the United States of America for complete financial data are not included herein. The interim financial data should be read in conjunction with the financial data for completed fiscal years and these Notes to Consolidated Financial Statements.

All adjustments, consisting of normal recurring adjustments, which in the opinion of management are necessary for a fair presentation of financial position, results of operations, and cash flows as of and for the three months ended March 31, 2005, have been made. The results of operations for the three month period ended March 31, 2005 are not necessarily indicative of the results that may be expected for the year ended December 31, 2005.

Certain amounts in prior period’s financial statements have been reclassified to conform to the current period’s presentation.

Consolidation — The consolidated financial statements include the accounts of Clarkston Financial Corporation (the “Corporation”) and its wholly owned subsidiary, Clarkston State Bank (the “Bank”). All significant intercompany transactions are eliminated in consolidation.

Use of Estimates — The accounting and reporting policies of the Corporation and its subsidiary conform to accounting principles generally accepted in the United States of America. Management is required to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from these estimates and assumptions. Material estimates that are particularly susceptible to significant change in the near term relate to the determination of the allowance for loan losses and deferred tax assets.

Nature of Operations — Clarkston State Bank provides full-service commercial banking and consumer banking and provides other financial products and services through five branch offices to Michigan communities in Oakland County.

Significant Group Concentrations of Credit Risk — Most of the Corporation’s activities are with customers located within southeastern Michigan. Note 2 discusses the types of securities in which the Corporation invests. Note 3 discusses the types of lending in which the Corporation engages. The Corporation does not have any significant concentrations to any one industry or customer.

Cash and Cash Equivalents — For the purpose of the consolidated statement of cash flows, cash and cash equivalents include cash and balances due from banks and federal funds sold, all of which mature within 90 days.

Securities — Debt securities that management has the positive intent and ability to hold to maturity are classified as “held to maturity” and recorded at amortized cost. Debt securities not classified as held to maturity and equity securities with readily determinable fair values are classified as “available for sale” and recorded at fair value, with unrealized gains and losses excluded from earnings and reported in other comprehensive income.

Purchase premiums and discounts are recognized in interest income using the interest method over the terms of the securities. Declines in the fair value of held-to-maturity and available-for-sale securities below their cost that are deemed to be other than temporary are reflected in earnings as realized losses. Gains and losses on the sale of securities are recorded on the trade date and are determined using the specific identification method.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies (continued)

Loans — The Corporation grants mortgage, commercial, and consumer loans to customers. Loans are reported at their outstanding unpaid principal balances adjusted for charge offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method.

The accrual of interest on loans is discontinued at the time the loan is 90 days delinquent unless the credit is well-secured and in process of collection. In all cases, loans are placed on nonaccrual or charged off at an earlier date if collection of principal or interest is considered doubtful.

All interest accrued but not collected for loans that are placed on nonaccrual or charged off is reversed against interest income. The interest on these loans is accounted for on the cash basis or cost-recovery method, until qualifying for return to accrual. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

Allowance for Loan Losses — The allowance for loan losses is established as losses are estimated to have occurred through a provision for loan losses charged to earnings. Loan losses are charged against the allowance when management believes the uncollectibility of a loan balance is confirmed. Subsequent recoveries, if any, are credited to the allowance.

The allowance for loan losses is evaluated on a regular basis by management and is based on management’s periodic review of the collectibility of the loans in light of historical experience, the nature and volume of the loan portfolio, adverse situations that may affect the borrower’s ability to repay, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific, general, and unallocated components. The specific components relate to loans that are classified as doubtful, substandard, or special mention. For such loans that are also classified as impaired, an allowance is established when the discounted cash flows (or collateral value or observable market price) of the impaired loan is lower than the carrying value of that loan. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors.

An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses.

The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is considered impaired when, based on current information and events, it is probable that the Corporation will be unable to collect the scheduled payments of principal or interest when due according to the contractual terms of the loan agreement. Factors considered by management in determining impairment include payment status, collateral value, and the probability of collecting scheduled principal and interest payments when due. Loans that experience insignificant payment delays and payment shortfalls generally are not classified as impaired. Management determines the significance of payment delays and payment shortfalls on a case-by-case basis, taking into consideration all of the circumstances surrounding the loan and the borrower, including length of the delay, the reasons of the delay, the borrower’s prior payment record, and the amount of the shortfall in relation to the principal and interest owed. Impairment is measured on a loan-by-loan basis for commercial and construction loans by either the present value of expected future cash flows discounted at the loan’s effective interest rate, the loan’s obtainable market price, or the fair value of the collateral if the loan is collateral dependent.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies (continued)

Large groups of homogeneous loans are collectively evaluated for impairment. Accordingly, the Corporation does not separately identify individual consumer and residential loans for impairment disclosures.

Credit-related Financial Instruments — In the ordinary course of business, the Corporation has entered into commitments to extend credit, commercial letters of credit, and standby letters of credit. Such financial instruments are recorded when they are funded.

Banking Premises and Equipment — Land is carried at cost. Buildings and equipment are stated at cost, less accumulated depreciation computed on the straight-line method over the estimated useful lives of the assets.

Income Taxes — Deferred income tax assets and liabilities are determined using the liability (or balance sheet) method. Under this method, the net deferred tax asset or liability is determined based on the tax effects of the various temporary differences between the book and tax bases of the various balance sheet assets and liabilities and gives current recognition to changes in tax rates and laws.

Earnings per Share — Basic earnings per share represents income available to common stockholders divided by the weighted-average number of common shares outstanding during the period. Diluted earnings per share reflects additional common shares that would have been outstanding if dilutive potential common shares had been issued, as well as any adjustment to income that would result from the assumed issuance. Potential common shares that may be issued by the Corporation relate solely to outstanding stock options and are determined using the treasury stock method.

Earnings per share have been computed based on the following (000s omitted):

	Three Months Ended March 31		Year Ended December 31

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)

Net income available to common stockholders	$179	$302	$1,277	$1,468	$801

Average number of common shares outstanding	1,046	1,046	1,036	1,029	1,026
Effect of dilutive options	28	25	27	12	1

Average number of common shares outstanding
used to calculate diluted earnings per common share	1,074	1,072	1,063	1,041	1,027

Stock options not used in computing
diluted earnings per share because they were antidilutive	-	-	-	-	57

Book Value per Share — Book value per share represents total stockholders’ equity divided by the total number of shares outstanding at the end of each period.

Other Comprehensive Income — Accounting principles generally require that recognized revenue, expenses, gains, and losses be included in net income. Certain changes in assets and liabilities, however, such as unrealized gains and losses on available-for-sale securities, are reported as a direct adjustment to the equity section of the balance sheet. Such items, along with net income, are considered components of comprehensive income.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies (continued)

The components of other comprehensive income and related tax effects are as follows (000s omitted):

	Three Months Ended March 31		Year Ended December 31

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)

Unrealized holding gains/(losses) on securities	$(425)	$(330)	$(621)	$(388)	$629
available for sale
Reclassification adjustment for gains/ (losses)
realized in income	1	(20)	(26)	532	205

Net unrealized gains (losses)	(426)	(350)	(595)	(144)	424

Tax effect	(145)	(119)	(202)	(49)	144

Net of tax amount	$(281)	$(231)	$(393)	$(95)	$280

Recent Accounting Pronouncements —

In January 2003, the FASB issued Interpretation No. 46 (FIN 46), Consolidation of Variable Interest Entities. The Corporation has followed the provisions of FIN 46 and not consolidated Clarkston Capital Trust I, a trust sponsored by the Corporation for the sole purpose of issuing trust preferred securities to third-party investors. Adoption of this standard did not have a material effect on the Corporation’s financial statements.

SFAS No. 123 (revised 2004), “Share-Based Payment” which revises SFAS No. 123, “Accounting for Stock-Based Compensation” and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees.” This statement focuses primarily on accounting for transactions in which an entity obtains an employee services in share-based payment transactions. This Statement does not address the accounting for employee share ownership plans, which are subject to AICPA Statement of Position 93-6, “Employers’ Accounting for Stock Ownership Plans.” This Statement requires an entity to recognize the cost of employee services received in share-based payment transactions and measure the cost on a grant-date fair value of the award. The provisions of SFAS No. 123 (revised 2004) will be effective for the Company’s financial statements issued for periods beginning after June 15, 2005. The adoption of this revised Statement is not expected to have a material impact on the Company’s consolidated financial statements.

In March, 2004, the Financial Accounting Standards Board (FASB) ratified the census reached by the Emerging Issues Task Force in Issue 03-1, “The Meaning of Other-Than-Temporary Impairment and its Application to Certain Investments” (EITF 03-1). EITF 03-1 provides guidance for determining when an investment is considered impaired, whether impairment is other-than-temporary, and measurement of an impairment loss. At December 31, 2004, gross unrealized losses on available-for-sale securities was $388,000. Clarkston Financial Corporation is continuing to evaluate the impact of EITF 03-1. The amount of other-than-temporary impairment to be recognized, if any, will be dependent on market conditions, management’s intent and ability to hold investments until a forecasted recovery and the finalization of the proposed guidance by the FASB.

In March 2004, the SEC issued Staff Accounting Bulletin No. 105, “Application of Accounting Principles to Loan Commitments” (SAB 105). The bulletin was issued to inform registrants of the SEC’s view that the fair value of the recorded loan commitments, which are required to follow derivative accounting under FAS No. 133, “Accounting for Derivative Instruments and Hedging Activities,” should not consider the expected future cash flows related to the associated servicing of the future loan. The provisions of SAB 105 must be applied to loan commitments accounted for as derivatives that are entered into after March 31, 2004. The adoption of this Staff Accounting Bulletin in the second quarter of 2004 did not have a material impact on Clarkston Financial Corporation.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 1 — Summary of Significant Accounting Policies (continued)

Financial Accounting Standards Board Interpretation No. 45, Guarantor’s Accounting and Disclosure Requirements for Guarantees, Including Indirect Guarantees of Indebtedness of Others, clarifies the requirements of Statement of Accounting Standards No. 5, Accounting for Contingencies, relating to the guarantor’s accounting for and disclosure of certain types of guarantees. The provisions for initial recognition and measurement became effective on a prospective basis for guarantees that are issued or modified after December 31, 2002. Adoption of this standard did not have a material effect on the Corporation’s financial condition or results of operations.

In May 2003, the FASB issued SFAS No. 150, Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity. This statement establishes standards for how an entity classifies and measures certain financial instruments with characteristics of both liabilities and equity. This statement requires that an issuer classify a financial instrument that is within its scope as a liability. This statement is effective for financial instruments entered into or modified after May 31, 2003, and otherwise is effective at the beginning of the first interim period beginning after June 15, 2003. The Corporation formed a business trust subsidiary in December 2003 to sell trust preferred securities. The Corporation has recorded the instruments in accordance with SFAS No. 150 (see Note 15 for additional details).

Note 2 – Securities

The bank does not have any securities in its portfolio that are classified as held to maturity. All securities are classified as available for sale, and the amortized cost and estimated market value of those securities are as follows (000s omitted):

	As of March 31, 2005 (unaudited)

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Taxable variable rate demand municipal
revenue bonds, short-term corporate
commercial paper, and bonds of government agencies	$39,772	$1	$791	$38,982

	As of December 31, 2004

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$26,330	$6	$225	$26,111
Collateralized mortgage obligations	3,495	3	16	3,482
Obligations of state and political	14,924	14	147	14,791
subdivisions

Total	$44,749	$23	$388	$44,384

	As of December 31, 2003

	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$24,717	$308	$56	$24,969
Collateralized mortgage obligations	5,402	34	-	5,436
Obligations of state and political	18,715	135	191	18,659
subdivisions

Total	$48,834	$477	$247	$49,064

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 2 – Securities (continued)

At March 31, 2005, investment securities having a carrying value of $16.9 million were pledged to local municipalities and county governments. Securities are pledged as required by law to be used as collateral for public liabilities. Securities having a carrying value of $16,583,000 and $6,054,000 (market value of $16,904,000 and $6,053,000) were pledged at December 31, 2004 and 2003, respectively, to secure public deposits, repurchase agreements, and for other purposes required by law.

The amortized cost and estimated market value of available-for-sale securities at March 31, 2005 (unaudited) and at December 31, 2004 by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties (000s omitted):

	As of March 31, 2005 (unaudited)		As of December 31, 2004

	Available for Sale		Available for Sale

	Amortized Cost	Estimated Market Value	Amortized Cost	Estimated Market Value

Due in one year or less	$1,502	$1,501	$2,035	$2,032
Due in one year through five years	28,138	27,653	29,400	29,188
Due after five years through ten years	9,324	9,041	11,132	10,990
Due after ten years	808	787	2,182	2,174

Total	$39,772	$38,982	$44,749	$44,384

In 2002, the Corporation reclassified all held-to-maturity securities at an amortized cost of $16,257,000 to available-for-sale securities at a fair market value of $16,393,000. Other comprehensive income was adjusted to reflect the resulting net unrealized gain of $136,000. These securities were subsequently sold and the resulting proceeds and gross gains/losses are included in the available-for-sale figures above.

Information pertaining to securities with gross unrealized losses at December 31, 2004 and 2003, aggregated by investment category and length of time that individual securities have been in a continuous loss position, follows:

	2004

	Less than 12 Months		Over 12 Months

	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$(180)	$19,130	$(45)	$5,871
Collateralized mortgage obligations	(16)	2,549	-	-
Obligations of state and political subdivisions	(60)	6,883	(87)	5,964

Total	$(256)	$28,562	$(132)	$11,835

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 2 – Securities (continued)

	2003

	Less than 12 Months		Over 12 Months

	Gross Unrealized Losses	Estimated Market Value	Gross Unrealized Losses	Estimated Market Value

Available-for-sale securities:
U.S. Treasury securities and obligations of
U.S. government corporations and agencies	$(56)	$9,371	$-	$307
Collateralized mortgage obligations	-	117	-	-
Obligations of state and political subdivisions	(190)	8,355	(1)	318

Total	$(246)	$17,843	$(1)	$625

For the years ended December 31, 2004, 2003 and 2002 gross realized gains on sales of securities were $157,000, $755,000 and $308,000, respectively. Gross realized losses amounted to $182,000, $223,000 and $103,000, respectively. The tax benefit (provision) related to these gains/losses was $9,000, $(180,000) and $(70,000), respectively. For the three-month period ended March 31, 2005 (unaudited), gross realized gains on sales of securities were $9,000. Gross realized losses amounted to $10,000. The tax benefit (provision) related to these gains/losses was $0.

Note 3 – Loans

Major categories of loans included in the portfolio at March 31, 2005 (unaudited) and at December 31, 2004 and 2003 are as follows (000s omitted):

	As of March 31, 2005 (unaudited)	As of December 31

		2004	2003

Commercial	$104,486	$93,121	$72,534
Residential mortgage	17,836	15,693	7,642
Consumer	3,225	3,372	3,876

Total	$125,547	$112,186	$84,052

Certain directors of the Corporation and the Bank, including their associates, were loan customers of the subsidiary bank. Such loans were made in the ordinary course of business and do not involve more than a normal risk of collectibility. The outstanding loan balance for these persons at March 31, 2005, and at December 31, 2004 and 2003 totaled $3,499,000, $3,601,000, and $1,569,000, respectively. Advances on related party loans totaled $141,000, $2,542,000, and $617,000, and repayments on related party loans totaled $168,000, $510,000, and $660,000, respectively. The total unused commitments for these loans totaled $124,000, $162,000, and $435,000, respectively.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 3 – Loans (continued)

Loan maturities and rate sensitivity of the loan portfolio at December 31, 2004 are as follows (000s omitted):

	Within One Year	One to Five Years	After Five Years	Total

Commercial	$40,345	$48,521	$4,255	$93,121
Mortgage	11,599	671	3,423	15,693
Consumer	451	1,888	1,033	3,372

Total	$52,395	$51,080	$8,711	$112,186

Loans at fixed interest rates	$7,630	$50,970	$8,665	$67,265
Loans at variable interest	44,765	110	47	44,921
rates

Total	$52,395	$51,080	$8,711	$112,186

Note 4 — Allowance for Possible Loan Losses

A summary of the activity in the allowance for possible loan losses (ALL) is as follows (000s omitted):

	Three Months Ended March 31, 2005	Year Ended December 31

	(unaudited)	2004	2003	2002

Balance - Beginning of period	$1,280	$1,092	$696	$419
Provision charged to operations	95	330	496	243

Loan losses	(13)	(254)	(144)	(13)
Loan loss recoveries	1	112	44	47

Balance - End of period	$1,363	$1,280	$1,092	$696

As a percent of total loans	1.09%	1.14%	1.30%	1.27%

The Bank considers all nonaccrual and reduced-rate loans (with the exception of residential mortgages and consumer loans) to be impaired. As of March 31, 2005, there was one loan with a balance of $89,000 considered to be impaired. There were no impaired loans outstanding as of December 31, 2004 and 2003. Throughout 2004 and 2003, there were no loans considered impaired and the above-mentioned loan was the only loan considered to be impaired during 2005. During 2002, there was an average investment in impaired loans of approximately $74,000. There was no interest income recognized or received on these impaired loans during the time in which they were considered impaired.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 5 — Bank Premises and Equipment

The following is a summary of the cost and accumulated depreciation of premises and equipment at March 31, 2005 (unaudited) and at December 31, 2004 and 2003 (000s omitted):

		December 31
	March 31, 2005
	(unaudited)	2004	2003

Building	$1,989	$1,905	$923
Building improvements	207	109	107
Land	10	10	10
Land improvements	57	57	57
Furniture and equipment	1,141	970	822

Total Bank premises and equipment	3,404	3,051	1,919

Less accumulated depreciation	711	656	491

Net carrying amount	$2,693	$2,395	$1,428

Depreciation expense for the years ended December 31, 2004, 2003, and 2002 amounted to $159,000, $134,000, and $108,000, respectively. Depreciation expense for the three-month periods ended March 31, 2005 and 2004 (unaudited), amounted to $55,000 and $35,000, respectively.

Note 6 — Deposits

The following is a summary of interest-bearing deposit accounts at March 31, 2005 (unaudited) and at December 31, 2004 and 2003 (000s omitted):

		At December 31
	At March 31, 2005
	(unaudited)	2004	2003

Interest checking	$6,142	$8,653	$10,949
Savings	5,304	4,784	5,250
Money Market	53,787	49,894	49,277
Time:
$100,000 and over	30,274	22,571	24,712
Under $100,000	26,177	27,598	18,224

Total interest-bearing deposits	$121,684	$113,500	$108,412

The remaining maturities of certificates of deposit outstanding at December 31, 2004 are as follows (000s omitted):

	Under $100,000	$100,000 and Over

2005	$4,235	$13,616
2006	12,562	10,514
2007	2,332	1,697
2008	2,219	1,375
2009	1,223	396

Total	$22,571	$27,598

Note 7 – Federal Home Loan Bank Advances

At March 31, 2005 (unaudited) and at December 31, 2004 and 2003, advances from the Federal Home Loan Bank (FHLB) were as follows (000’s omitted):

		At December 31
	At March 31, 2005
	(unaudited)	2004	2003

Maturity in April 2005, variable rate at 1.95%	$5,000	$5,000	$-
Maturities from April 2005 through October 2009,
fixed rates ranging from 1.83% to 3.75%,
weighted average of 2.76%	7,200	7,200	-

Total Federal Home Loan Bank Advances	$12,200	$12,200	$-

Advances from the FHLB are collateralized by qualifying investment securities with estimated market values of $13,340,000, $14,127,000, and $0 at March 31, 2005, December 31, 2004, and December 31, 2003, respectively. The advances are due in full at maturity and the fixed rate advances are subject to a prepayment penalty if repaid prior to maturity.

Maturities over the next five years are as follows (000’s omitted):

2005	$9,000
2006	-
2007	-
2008	-
2009	3,200

Total	$12,200

Note 8 — Income Taxes

The Corporation and the Bank file a consolidated income tax return. The following is a summary of the provision for income taxes for the three-month periods ended March 31, 2005 and 2004 (unaudited), and for the years ended December 31, 2004, 2003, and 2002.

Allocation of income taxes between current and deferred portions is as follows (000’s omitted):

	Three Months Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Current expense	$100	$100	$336	$497	$253
Deferred (benefit) expense	0	0	42	(130)	(49)

Total income tax expense	$100	$100	$378	$367	$204

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 8 — Income Taxes (continued)

The difference between reported federal income tax expense and the amount computed by applying statutory tax rates to income before income taxes is as follows:

	Three Months Ended March 31,		Years Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Amount computed at statutory rates	$95	$137	$563	$624	$342
Increase (decrease) resulting from: Tax-exempt interest	(15)	(49)	(208)	(271)	(170)
Other	20	12	23	14	32

Reported tax expense	$100	$100	$378	$367	$204

The temporary differences that comprise deferred tax assets and liabilities at March 31, 2005 (unaudited) and at December 31, 2004 and 2003 are as follows (000s omitted):

	At March 31	At December 31

	2005	2004	2003

	(unaudited)
Deferred tax assets:
Bad debts	$419	405	$349
Accrued compensation	-	14	12
Unrealized loss on securities available for sale	269	124	-
Organization and preopening costs	-	-	2

Total deferred tax assets	688	543	363

Deferred tax liabilities:
Unrealized gain on securities available for $	-	-	$(78)
Depreciation	(151)	(153)	(50)
FHLB stock dividend	(5)	(5)	-
Accretion on investment securities	(3)	(1)	(11)

Total deferred tax liabilities	(159)	(159)	(139)

Net deferred tax asset	$529	$384	$224

Note 9 — Off-balance-sheet Activities

Credit-related Financial Instruments — The Corporation is a party to credit-related financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit, standby letters of credit, and commercial letters of credit. Such commitments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the consolidated balance sheet.

The Corporation’s exposure to credit loss is represented by the contractual amount of these commitments. The Corporation follows the same credit policies in making commitments as it does for on-balance-sheet instruments.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 9 — Off-balance-sheet Activities (continued)

At March 31, 2005 (unaudited) and at December 31, 2004 and 2003, the following financial instruments were outstanding whose contract amounts represent credit risk (000s omitted):

		At December 31
	At March 31, 2005
	(unaudited)	2004	2003

Commitments to grant loans	$8,877	$9,763	$1,952
Unfunded commitments under lines of credit	18,121	16,952	14,474
Commercial and standby letters of credit	478	320	19

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. The commitments for equity lines of credit may expire without being drawn upon. Therefore, the total commitment amounts do not necessarily represent future cash requirements. The amount of collateral obtained, if it is deemed necessary by the Corporation, is based on management’s credit evaluation of the customer.

Unfunded commitments under commercial lines of credit, revolving credit lines, and overdraft protection agreements are commitments for possible future extensions of credit to existing customers. These lines of credit are collateralized and usually do not contain a specified maturity date and may not be drawn upon to the total extent to which the Corporation is committed.

Commercial and standby letters of credit are conditional commitments issued by the Corporation to guarantee the performance of a customer to a third party. Those letters of credit are primarily used to support public and private borrowing arrangements. Essentially all letters of credit issued have expiration dates within one year. The Corporation generally holds collateral supporting those commitments if deemed necessary.

Collateral Requirements — To reduce credit risk related to the use of credit-related financial instruments, the Corporation generally obtains collateral. The amount and nature of the collateral obtained are based on the Corporation’s credit evaluation of the customer. Collateral held varies but may include cash, securities, accounts receivable, inventory, property, plant, and equipment, and real estate.

If the counterparty does not have the right and ability to redeem the collateral or the Corporation is permitted to sell or repledge the collateral on short notice, the Corporation records the collateral in its balance sheet at fair value with a corresponding obligation to return it.

Legal Contingencies — Various legal claims also arise from time to time in the normal course of business which, in the opinion of management, will have no material effect on the Corporation’s consolidated financial statements.

Note 10 — Related Parties and Commitments

The Corporation and the Bank lease certain office and branch premises under operating lease agreements. Various facilities are leased from an entity owned by the chairman of the Board of Directors of the Corporation and the Bank. In addition, the Corporation is party to service contracts for computer processing. Total expense for operating leases and service contracts was as follows for the preceding three years ending (000‘s omitted):

		Rent Expense
Year ended	Service Contracts	Related Parties	Unrelated Parties

December 31, 2002	$-	$-	$68
December 31, 2003	62	15	70
December 31, 2004	93	41	143

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 10 — Related Parties and Commitments (continued)

Rent commitments under non-cancelable operating leases and service contracts are as follows, before considering renewal options that generally are present (000‘s omitted):

		Lease Commitments

	Service Contracts	Related Parties	Unrelated Parties

2005	$93	$78	$102
2006	93	63	76
2007	93	39	47
2008	62	40	47
2009	-	41	33

	$341	$261	$305

Note 11 — Restriction on Dividends, Loans, and Advances

Banking regulations place certain restrictions on dividends paid and loans or advances made by the Bank to the Corporation. The total amount of dividends that may be paid at any date is generally limited to the retained earnings of the Bank. However, dividends paid by the Bank would be prohibited if the effect thereof would cause the Bank’s capital to be reduced below applicable minimum standards. At December 31, 2004, the Bank’s retained earnings available for the payment of dividends totaled $4,042,000. Accordingly, $9,179,000 of the Corporation’s investment in the Bank was restricted at December 31, 2004. At March 31, 2005, the Bank’s retained earnings available for the payment of dividends totaled $4,171,000. Accordingly, $8,907,000 of the Corporation’s investment in the Bank was restricted at March 31, 2005.

Loans or advances made by the Bank to the Corporation are generally limited to 10 percent of the Bank’s capital stock and surplus. Accordingly, Bank funds available for loans or advances to the Corporation amounted to $941,000 at December 31, 2004, and $942,000 at March 31, 2005.

Note 12 — Stock-based Compensation

The Corporation has two stock-based compensation plans. Under the employees’ stock compensation plan (“Employee Plan”), the Corporation may grant options and other awards to key employees for up to 21,495 shares of common stock. Under the 1998 Founding Directors Stock Option Plan (“Director Plan”), the Corporation may grant options and other awards for up to 72,693 shares of common stock. Under both plans, there is a minimum vesting period of between one to three years before the options may be exercised, and all options expire 10 years after the date of their grant. Certain options (contingent options) under both plans vest on an accelerated basis upon the achievement of various future financial and operational goals. All such options vest 9.5 years after the date of grant regardless of achievement of future goals. Under both plans, the exercise price of each option equals the market price of the Corporation’s common stock on the date of grant.

The Corporation applies the provisions of APB Opinion No. 25, Accounting for Stock-based Compensation, accounting for all employee stock option grants using the intrinsic value method. Disclosure of pro forma net income and earnings per share amounts as if the fair value-based method has been applied in measuring compensation costs is provided below. The Corporation has estimated fair market value of the options granted in 2000 at $2.34 per share, using a “minimum value” concept. The value was calculated using an assumed interest rate of 6.5 percent and estimated life of five years. Shares of restricted stock issued to employees were valued at the market price of the stock at the award date. Compensation expense is being recognized over the three year vesting period for the restricted stock.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 12 — Stock-based Compensation (continued)

The Corporation’s as reported and pro forma information for the three-month periods ended March 31, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003, and 2002 is as follows (000s omitted, except per share data):

	Three Months Ended March 31		Year Ended December 31

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)

As reported net income available to common
stockholders	$179	$302	$1,277	$1,468	$801
Less stock-based compensation expense determined
under fair value method -
Net of tax	4	4	16	16	16

Pro forma net income	$175	$298	$1,261	$1,452	$785

As reported earnings per share	$0.17	$0.29	$1.23	$1.43	$0.78
Pro forma earnings per share	0.17	0.29	1.22	1.41	0.76
As reported earnings per diluted share	0.17	0.28	1.20	1.41	0.78
Pro forma earnings per diluted share	0.16	0.28	1.19	1.39	0.76

Compensation expense in the pro forma disclosures is not indicative of future amounts, as options vest over several years and additional grants may be made each year.

The following table summarizes stock option transactions for both plans and the related average exercise prices for the three month periods ended March 31:

	2005 (unaudited)		2004 (unaudited)

	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options Outstanding - Beginning of year	49,536	$9.09	49,536	$9.09

Options granted - Employee Plan	-	-	-	-
Options exercised	-	-	-	-
Options expired	-	-	-	-

Options Outstanding - End of period	49,536	$9.09	49,536	$9.09

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 12 — Stock-based Compensation (continued)

The following table summarizes stock option transactions for both plans and the related average exercise prices for the years ended December 31, 2004, 2003, and 2002:

	2004		2003		2002

	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options Outstanding -	49,536	$9.09	57,643	$9.01	66,350	$8.96
Beginning of year

Options granted -	-	-	-	-	-	-
Employee plan
Options exercised	-	-	(8,107)	8.54	(1,100)	5.00
Options expired	-	-	-	-	(7,607)	9.09

Options Outstanding -	49,536	9.09	49,536	9.09	57,643	9.01
End of year

The following table shows summary information about fixed stock options outstanding at March 31, 2005 (unaudited):

	Stock Options Outstanding				Stock Options Exercisable

	Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price

Contingent	$9.09	24,060	3.9 years	$9.09	14,436	$9.09
Noncontingent	9.09	25,476	3.9 years	9.09	25,476	9.09

The following table shows summary information about fixed stock options outstanding at December 31, 2004:

	Stock Options Outstanding				Stock Options Exercisable

	Range of Exercise Prices	Number of Shares	Weighted Average Remaining Contractual Life	Weighted Average Exercise Price	Number of Shares Exercisable	Weighted Average Exercise Price

Contingent	$9.09	24,060	3.9 years	$9.09	14,436	$9.09
Noncontingent	9.09	25,476	3.9 years	9.09	25,476	9.09

The Corporation granted 4,280 and 3,805 restricted stock units to certain employees during 2004 and 2003. (No restricted stock units have been granted during the first quarter of 2005.) The units are not performance related and generally vest 33 percent annually on each anniversary date of the respective grant dates. Units are forfeited if the grantee terminates employment prior to vesting.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 13 — Fair Value of Financial Instruments

The fair value of a financial instrument is the current amount that would be exchanged between willing parties, other than in a forced liquidation. Fair value is best determined based on quoted market prices. However, in many instances, there are no quoted market prices for the Corporation’s various financial instruments. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. Accordingly, the fair value estimates may not be realized in an immediate settlement of the instrument. SFAS 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Corporation.

The following methods and assumptions were used by the Corporation in estimating fair value disclosures for financial instruments:

Cash and Cash Equivalents — The carrying amounts of cash and short-term investments approximate fair values.

Securities — Fair values for securities are based on quoted market prices.

Loans Receivable — For variable-rate loans that reprice frequently and with no significant change in credit risk, fair values are based on carrying values. Fair values for certain mortgage loans (e.g., one- to four-family residential), credit card loans, and other consumer loans are based on quoted market prices of similar loans sold in conjunction with securitization transactions, adjusted for differences in loan characteristics. Fair values for other loans (e.g., commercial real estate and commercial loans) are estimated using discounted cash flow analyses, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values for non-performing loans are estimated using discounted cash flow analyses or underlying collateral values, where applicable.

Deposit Liabilities — The fair values disclosed for demand deposits (e.g., interest and non-interest checking, passbook savings, and certain types of money market accounts) are, by definition, equal to the amount payable on demand at the reporting date (i.e., their carrying amounts). The carrying amounts of variable-rate, fixed-term money market accounts and certificates of deposit approximate their fair values at the reporting date. Fair values for fixed-rate certificates of deposit are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

Federal Home Loan Bank Advances — The fair value of the Corporation’s Federal Home Loan Bank (FHLB) advances is estimated using discounted cash flow analyses based on the Corporation’s current incremental borrowing rates for similar types of borrowing arrangements.

Junior Subordinated Debentures — The carrying amounts of variable-rate, fixed-term debentures approximate their fair values at the reporting date.

Accrued Interest — The carrying amounts of accrued interest approximate fair value.

Other Instruments — The fair value of other financial instruments, including loan commitments and unfunded letters of credit, based on a discounted cash flow analyses, is not material.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 13 — Fair Value of Financial Instruments (continued)

The estimated fair values and related carrying or notional amounts of the Corporation’s financial instruments are as follows (000s omitted):

	2004		2003

	Carrying Amount	Estimated Fair Value	Carrying Amount	Estimated Fair Value

Assets
Cash and cash equivalents	$3,865	$3,865	$7,932	$7,932
Securities	44,384	44,384	49,064	49,064
Loans	110,906	110,237	82,960	83,297
Accrued interest receivable	625	625	637	637

Liabilities
Noninterest-bearing deposits	19,766	19,766	18,231	18,231
Interest-bearing deposits	113,500	110,090	108,412	109,002
Accrued interest payable	272	272	308	308
FHLB advances	12,200	12,240	-	-
Junior subordinated debentures	4,000	4,000	4,000	4,000

Note 14 — Minimum Regulatory Capital Requirements

Banks and bank holding companies are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and, additionally for Banks, prompt corrective action regulations, involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators. Failure to meet capital requirements can initiate regulatory action.

The prompt corrective action regulations provide five classifications, well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The Bank and the Corporation were well-capitalized as of March 31, 2005 (unaudited), December 31, 2004, and December 31, 2003.

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 14 — Minimum Regulatory Capital Requirements (continued)

The Bank’s actual capital amounts and ratios as of March 31, 2005 (unaudited) and as of December 31, 2004 and 2003 are presented in the following table (000s omitted):

	Actual		For Capital Adequacy Purposes		To be Well-capitalized

	Amount	Ratio (Percent)	Amount	Ratio (Percent)	Amount	Ratio (Percent)

As of March 31, 2005
(unaudited):
Total risk-based capital
(to risk-weighted assets)
Bank	$14,926	11.12	$10,738	8.00	$13,423	10.00
Consolidated	17,965	13.32	10,789	8.00	13,486	10.00
Tier I capital
(to risk-weighted assets)
Bank	$13,563	10.10	$5,369	4.00	$8,054	6.00
Consolidated	16,602	12.31	5,394	4.00	8,091	6.00
Tier I capital
(to average assets)
Bank	$13,563	8.08	$6,714	4.00	$8,393	5.00
Consolidated	16,602	9.75	6,813	4.00	8,517	5.00
As of December 31, 2004:
Total risk-based capital
(to risk-weighted assets)
Bank	$14,613	12.04	$9,713	8.00	$12,142	10.00
Consolidated	17,688	14.50	9,761	8.00	12,202	10.00
Tier I capital
(to risk-weighted assets)
Bank	$13,333	10.98	$4,857	4.00	$7,285	6.00
Consolidated	16,408	13.45	4,881	4.00	7,321	6.00
Tier I capital
(to average assets)
Bank	$13,333	8.29	$6,433	4.00	$8,041	5.00
Consolidated	16,408	10.06	6,524	4.00	8,155	5.00
As of December 31, 2003:
Total risk-based capital
(to risk-weighted assets)
Bank	$12,061	12.59	$7,666	8.00	$9,582	10.00
Consolidated	15,806	16.41	7,707	8.00	9,634	10.00
Tier I capital
(to risk-weighted assets)
Bank	$10,969	11.45	$3,833	4.00	$5,749	6.00
Consolidated	14,714	15.27	3,853	4.00	5,780	6.00
Tier I capital
(to average assets)
Bank	$10,969	8.01	$5,478	4.00	$6,847	5.00
Consolidated	14,714	10.67	5,518	4.00	6,897	5.00

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 15 — Junior Subordinated Debentures

The Corporation has sponsored a trust, Clarkston Capital Trust I, of which 100 percent of the common equity is owned by the Corporation. The trust was formed for the sole purpose of issuing corporation-obligated, mandatorily redeemable capital securities (“trust preferred securities”) to third-party investors and investing the proceeds from the sale of the trust preferred securities in an equivalent amount of junior subordinated debentures of the Corporation. The debentures held by the trust are the sole assets of the trust. Distributions on the trust preferred securities issued by the trust are payable at the same rate and time as the interest being earned by the trust on the debentures. The debentures carry a variable rate of interest at the three-month LIBOR plus 2.8 percent, and have a stated maturity of 30 years. The securities are redeemable at par after five years and, in effect, are guaranteed by the Corporation. Distributions on the trust preferred securities are payable quarterly on March 30, June 30, September 30, and December 30. Under certain circumstances, distributions may be deferred for up to 20 calendar quarters. However, during any such deferrals, interest accrues on any unpaid distributions at the rate of the three-month LIBOR plus 2.8 percent.

The trust preferred securities qualify for up to 25 percent of Tier 1 capital under regulatory guidelines. Any amounts in excess of this limit may be included in Tier 2 capital.

Note 16 — Parent-only Condensed Financial Information

The condensed financial information that follows presents the financial condition of Clarkston Financial Corporation (the “Parent Company”), along with the results of its operations and its cash flows. The Parent Company has recorded its investments in its subsidiaries at cost plus its share of the undistributed earnings of its subsidiaries since inception. The Parent Company recognizes dividends from its subsidiaries as revenue and undistributed earnings of its subsidiaries as other income. The Parent Company financial information should be read in conjunction with the Corporation’s consolidated financial statements.

The condensed balance sheets as of March 31, 2005 (unaudited) and as of December 31, 2004 and 2003 (with 000s omitted) are as follows:

	At March 31, 2005	December 31

	(unaudited)	2004	2003

Assets
Cash on deposit with correspondent bank	$995	$496	$1,938
Securities - available for sale	1,830	2,364	2,007
Investment in the Bank	13,078	13,132	11,177
Investment in Capital Trust I	24	24	24
Accrued interest receivable and other	261	210	111

Total assets	$16,188	$16,226	$15,257

Liabilities
Accounts payable	$54	$1	$1
Notes payable	4,024	4,024	4,024

Total liabilities	4,078	4,025	4,025

Stockholders' Equity	12,110	12,201	11,232

Total liabilities and stockholders' equity	$16,188	$16,226	$15,257

Note 16 — Parent-only Condensed Financial Information (continued)

The condensed statements of income for the three months ended March 31, 2005 and 2004 (unaudited) and for years ended December 31, 2004, 2003, and 2002 (000s omitted) are as follows:

	Three Months Ended March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Operating Income - Dividends received from
Bank subsidiary	$-	$-	$-	$80	$60
Interest Income	12	13	64	-	-
Other Income	231	-	13	-	-

Total Operating Income	243	13	77	80	60

Operating Expenses	283	52	346	113	56

Loss - Before income taxes and equity in
undistributed income of subsidiary	(40)	(39)	(269)	(33)	4

Provision for Income Tax Benefit	-	-	90	8	-

Loss - Before equity in undistributed income	(40)	(39)	(179)	(25)	4
of subsidiary

Equity in Undistributed Income of Subsidiary	219	341	1,456	1,493	797

Net Income	$179	$302	$1,277	$1,468	$801

Clarkston Financial Corporation

Notes to Consolidated Financial Statements

Note 16 — Parent-only Condensed Financial Information (continued)

The condensed statement of cash flows for the three months ended March 31, 2005 and 2004 (unaudited) and for the years ended December 31, 2004, 2003, and 2002 (000s omitted) are as follows:

	Three Months Ended March 31,		Year Ended December 31,

	2005	2004	2004	2003	2002

	(unaudited)	(unaudited)
Cash Flows from Operating Activities
Net income	$179	$302	$1,277	$1,468	$801
Adjustments to reconcile net income to net
cash from operating activities:
Income from subsidiary	(219)	(341)	(1,456)	(1,493)	(797)
Amortization/(accretion) on securities	9	-	21	-	-
Recognition of compensation for restricted
stock award	4	-
Loss on sale of available-for-sale	-	-	18	-	-
securities
Increase in interest receivable and other	(51)	(8)	(99)	(111)	-
Decrease (increase) in receivable from
subsidiary	-	-	-	4	(4)
Increase in accounts payable and other	54	7	-	1	-

Net cash used in operating activities	(24)	(40)	(239)	(131)	-

Cash Flows from Investing Activities
Investment in subsidiary	-	(818)	(849)	(27)	-
Proceeds from sale/maturity/paydown of available-for-sale securities	523	18	2,588	-	-
Purchase of available-for-sale securities	-	(971)	(2,992)	(2,007)	-
Investment in Capital Trust subsidiary	-	-	-	(24)	-

Net cash used in investing activities	523	(1,771)	(1,253)	(2,058)	-

Cash Flows from Financing Activities
Issuance of stock	-	2	50	92	10
Proceeds from notes payable	-	-	-	4,024	-

Net cash provided by financing	-	2	50	4,116	10
activities

Net Increase (Decrease) in Cash and Cash
Equivalents	499	(1,809)	(1,442)	1,927	10

Cash and Cash Equivalents - Beginning of year	496	1,938	1,938	11	1

Cash and Cash Equivalents - End of year	$995	$129	$496	$1,938	$11

PART II

Information Not Required in Prospectus

Item 24. Indemnification of Directors and Officers.

        Sections 561-571 of the Michigan Business Corporation Act, as amended (the “MBCA”), grant the Registrant broad powers to indemnify any person in connection with legal proceedings brought against him by reason of his present or past status as an officer or director of the Registrant, provided that the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The MBCA also gives the Registrant broad powers to indemnify any such person against expenses and reasonable settlement payments in connection with any action by or in the right of the Registrant, provided the person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the Registrant, except that no indemnification may be made if such person is adjudged to be liable to the Registrant unless and only to the extent the court in which such action was brought determines upon application that, despite such adjudication, but in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for reasonable expenses as the court deems proper. In addition, to the extent that any such person is successful in the defense of any such legal proceeding, the Registrant is required by the MBCA to indemnify him against expenses, including attorneys’ fees, that are actually and reasonably incurred by him in connection therewith.

        The Registrant’s Articles of Incorporation contain provisions entitling directors and executive officers of the Registrant to indemnification against certain liabilities and expenses to the full extent permitted by Michigan law.

        Under an insurance policy maintained by the Registrant, the directors and officers of the Registrant are insured within the limits and subject to the limitations of the policy, against certain expenses in connection with the defense of certain claims, actions, suits or proceedings, and certain liabilities which might be imposed as a result of such claims, actions, suits or proceedings, which may be brought against them by reason of being or having been such directors and officers.

Item 25. Other Expenses of Issuance and Distribution.

        Expenses in connection with the issuance and distribution of the securities being registered are estimated as follows, all of which are to be paid by us:

Advisory fee payable to financial advisor	$30,000
Commissions payable to sales agent	0	(1)
SEC Registration Fee	616
Printing and Mailing Expenses	10,000
Accounting Fees	5,000
Subscription Agent Fees	5,000
Legal Fees and Expenses	40,000
Blue Sky Fees and Expenses	2,000
Miscellaneous	7,000

	$99,616

(1)	Placement fees above assume that all of the 261,477 shares registered pursuant to this registration statement will be sold in the rights offering.

Item 26. Recent Sales of Unregistered Securities.

        On December 12, 2003, the Registrant completed a $4.0 million private placement to selected investors of floating rate trust preferred securities (“Preferred Securities”) through its wholly-owned subsidiary, Clarkston Capital Trust I (“Trust”). The Trust used the net proceeds to purchase a like amount of junior subordinated notes (the “Notes”) of the Registrant.  The sale of the Notes by the Registrant to the Trust was exempt from registration under the Securities Act of 1933, as amended, pursuant to Section 4(2) thereof.  The Notes mature March 30, 2034 and accrue and pay interest quarterly at a variable per annum rate, reset quarterly, equal to the 3-month LIBOR plus 2.80%. The Registrant has the right to redeem the Notes in whole or in part on or after March 30, 2009, in the amount of the principal of the Notes plus an accrued but unpaid interest to the redemption date. The Preferred Securities will pay cumulative preferred dividends at a floating rate equal to the interest rate on the Notes and otherwise have the same or similar terms as the Notes, including redemption and default. The Registrant used the net proceeds from this offering to provide additional capital for Clarkston State Bank, its wholly-owned subsidiary.

Item 27. Exhibits.

        Reference is made to the Exhibit Index which appears at page II-4 of the Registration Statement.

Item 28. Undertakings.

        Insofar as indemnification for liabilities under the Securities Act of 1933, as amended (the “1933 Act”), may be permitted to directors, officers and controlling persons of the Registrant pursuant of the foregoing provisions, or otherwise, the Registrant has been advised that, in the opinion of the Securities and Exchange Commission such indemnification is against the public policy as expressed in the 1933 Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the 1933 Act and will be governed by the final adjudication of such issue.

        The Registrant will supplement the prospectus after the expiration of the rights offering to include the results of the rights offering. If the Registrant makes any public offering of the securities on terms different from those on the cover page of the prospectus, the Registrant will file a post-effective amendment to state the terms of such offering.

SIGNATURES

        In accordance with the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing on Form SB-2 and has authorized this Amendment No. 1 to Registration Statement on Form SB-2 to be signed on its behalf by the undersigned, in the City of Waterford, State of Michigan, on May 27, 2005.

CLARKSTON FINANCIAL CORPORATION

/s/ Edwin L. Adler
——————————————
Edwin L. Adler
Chief Executive Officer (Principal Executive Officer)

/s/ J. Grant Smith
——————————————
J. Grant Smith
Chief Financial Officer and Chief Operating Officer
(Principal Financial and Accounting Officer)

        Pursuant to the requirements of the Securities Exchange Act of 1933, as amended, this Amendment No. 1 to Registration Statement on Form SB-2 has been signed below by the following persons in the capacities indicated on the dates indicated.

Signature

/s/ Edwin L. Adler ————————————— Edwin L. Adler, Chief Executive Officer, Chairman of the Board and a Director	May 27, 2005

/s/ J. Grant Smith ————————————— J. Grant Smith, Chief Financial Officer and Chief Operating Officer	May 27, 2005

* ————————————— Louis D. Beer, Director	May 27, 2005

* ————————————— William J. Clark, Director	May 27, 2005

* ————————————— Charles L. Fortinberry, Director	May 27, 2005

* ————————————— Thomas E. Kimble, Director	May 27, 2005

* ————————————— Bruce H. McIntyre, Secretary and a Director	May 27, 2005

* ————————————— John H. Welker, Director	May 27, 2005

/s/ J. Grant Smith ————————————— J. Grant Smith, as Attorney-in-Fact	May 27, 2005

* The power of attorney authorizing J. Grant Smith to sign this Amendment No. 1 to the Registration Statement on Form SB-2, on behalf of the above named directors, has previously been filed with the Securities and Exchange Commission as part of the Registration Statement.

EXHIBIT INDEX

Exhibit Number and Description

1.1 *	Form of Sales Agent Agreement between Clarkston Financial Corporation and Donnelly Penman & Partners.

3.1 **	Articles of Incorporation of Clarkston Financial Corporation, incorporated by reference to Exhibit 3.1 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

3.2 **	Bylaws of Clarkston Financial Corporation, incorporated by reference to Exhibit 3.2 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

4 **	Specimen stock certificate of Clarkston Financial Corporation, incorporated by reference to Exhibit 4 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

5.1 **	Legal opinion regarding shares.

8.1 *	Legal opinion regarding tax matters.

10.1 **	Clarkston Financial Corporation Stock Compensation Plan, incorporated by reference to Exhibit 10.1 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

10.2 **	Clarkston Financial Corporation 1998 Founding Directors Stock Option Plan, incorporated by reference to Exhibit 10.2 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

10.3 **	Lease Agreement dated September 10, 1998, for the facility located at 15 South Main Street, Clarkston, Michigan, 48346, incorporated by reference to Exhibit 10.3 to the Clarkston Financial Corporation Registration Statement on Form SB-2 (Registration No. 333-63685).

10.4 **	Data Processing Agreement between Jack Henry and Associates, Inc. And Clarkston State Bank dated October, 1998, incorporated by reference to Exhibit 10.4 to the Clarkston Financial Corporation Registration Statement on form SB-2 (Registration No. 333-63685).

10.5 **	Lease between Clarkston State Bank and Foodtown, Inc., incorporated by reference to Exhibit 10 to the Clarkston Financial Corporation Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999.

10.6 **	Form of Management Continuity Agreement, incorporated by reference to Clarkston Financial Corporation's Annual Report on Form 10-KSB for the year ended December 31, 2003. Clarkston Financial Corporation has entered into Management Continuity Agreements with Ms. Dawn Horner, Mr. James Jeszke and Mr. J. Grant Smith. The Agreements provide for a severance benefit equal to one year's salary and bonus in the case of Mr. Jeszke and Mr. Smith and two year's salary and bonus in the case of Ms. Horner.

10.7 **	Form of Restricted Stock Agreement under the Clarkston Financial Corporation Stock Compensation Plan, incorporated by reference to Exhibit 10.7 to the Clarkston Financial Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

10.8 **	Clarkston Financial Corporation Employee Stock Purchase Plan, incorporated by reference to Exhibit 10.8 to the Clarkston Financial Corporation’s Annual Report on Form 10-KSB for the year ended December 31, 2004.

21 **	Subsidiaries of the Registrant

23 *	Consent of Plante & Moran PLLC, independent registered public accounting firm

24 **	Power of Attorney (included on the signature page on page II-3)

99.1(a) **	Shareholder Rights Certificate

99.1(b) **	Instructions for Use of Shareholder Rights Certificate

99.2 **	Letter to Shareholders

99.3 **	Letter to Nominee Holders

99.4 **	Letter to Clients of Nominee Holders

99.5 **	Beneficial Owner Election Form

99.6 **	Nominee Holder Certification

99.7 *	Substitute Form W-9 and Guidelines for Completion of Certification

99.8 **	Form of Subscription Agreement for Limited Public Offering

* Filed with this Amendment No. 1 to Form SB-2
** Previously filed.